As filed with the Securities and Exchange Commission on November 19, 1997
                                                     REGISTRATION NO. 333-36479
-------------------------------------------------------------------------------
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                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                               ----------------

                            AMENDMENT NO. 3 TO
                                   FORM S-1

                         REGISTRATION STATEMENT UNDER
                          THE SECURITIES ACT OF 1933

                               ----------------

                                DAN RIVER INC.
              (Exact name of registrant as specified in charter)

     GEORGIA                         2211                         58-185637
 (State or other         (Primary Standard Industrial              (I.R.S.
 jurisdiction of          Classification Code Number)              Employer
incorporation or                                                Identification
  organization)                                                      No.)

                               ----------------
                              2291 MEMORIAL DRIVE
                           DANVILLE, VIRGINIA 24541
                                (804) 799-7000
         (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                               ----------------
                            HARRY L. GOODRICH, ESQ.
                                DAN RIVER INC.
                              2291 MEMORIAL DRIVE
                           DANVILLE, VIRGINIA 24541
                                (804) 799-7000
               (Name, address, including zip code, and telephone
              number, including area code, of agent for service)

                               ----------------
                                  Copies to:
           MARY A. BERNARD                       WILLIAM P. ROGERS, JR.
           KING & SPALDING                       CRAVATH, SWAINE & MOORE
     1185 AVENUE OF THE AMERICAS                     WORLDWIDE PLAZA
      NEW YORK, NEW YORK 10036                      825 EIGHTH AVENUE
           (212) 556-2100                     NEW YORK, NEW YORK 10019-7475
                                                     (212) 474-1000

                               ----------------
  APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable following effectiveness of this Registration Statement.

                               ----------------
  If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [_]

  If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

  If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

  If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [_]

                               ----------------
  THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH
SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID
SECTION 8(A), MAY DETERMINE.

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

++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A         +
+REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE + +SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY +
+OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT        +
+BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR + +THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE + +SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE + +UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF +
+ANY SUCH STATE.                                                               +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
PROSPECTUS (Subject to Completion)

Issued November 19, 1997

                                6,700,000 Shares
                                 Dan River Inc.
                              CLASS A COMMON STOCK

                                  ----------

OF  THE 6,700,000  SHARES  OF CLASS  A COMMON  STOCK  BEING OFFERED,  4,700,000
 SHARES ARE BEING  SOLD BY THE COMPANY AND 2,000,000 SHARES  ARE BEING SOLD BY
  THE  SELLING SHAREHOLDERS  (THE  "OFFERING").  SEE  "PRINCIPAL AND  SELLING
   SHAREHOLDERS." THE COMPANY WILL NOT RECEIVE  ANY OF THE PROCEEDS FROM THE
    SALE OF THE SHARES OF CLASS A COMMON STOCK BY THE SELLING SHAREHOLDERS. PRIOR TO THE OFFERING, THERE HAS BEEN NO PUBLIC MARKET FOR THE CLASS A
     COMMON  STOCK OF  THE  COMPANY. IT  IS CURRENTLY  ESTIMATED THAT  THE
      INITIAL PUBLIC OFFERING PRICE PER  SHARE WILL BE BETWEEN $14.00 AND
       $16.00. SEE "UNDERWRITERS" FOR A  DISCUSSION OF THE FACTORS TO BE
        CONSIDERED IN DETERMINING THE INITIAL PUBLIC OFFERING PRICE.

                                  ----------

 THE CLASS A COMMON STOCK HAS BEEN APPROVED FOR
     LISTING, SUBJECT TO OFFICIAL NOTICE OF
 ISSUANCE, ON THE NEW YORK STOCK EXCHANGE UNDER
                THE SYMBOL "DRF."

                                  ----------

UPON  COMPLETION OF THE OFFERING, THE COMPANY'S OUTSTANDING CAPITAL STOCK  WILL
 INCLUDE  CLASS A COMMON STOCK  AND CLASS B COMMON  STOCK. THE CLASS A  COMMON
  STOCK  IS SUBSTANTIALLY IDENTICAL TO THE  CLASS B COMMON STOCK EXCEPT  WITH
   RESPECT  TO  VOTING  POWER  AND,  EXCEPT AS  OTHERWISE  REQUIRED  BY  THE
    COMPANY'S  AMENDED AND RESTATED  ARTICLES OF INCORPORATION AND  GEORGIA
     LAW, WILL  VOTE TOGETHER WITH THE  CLASS B COMMON STOCK AS  ONE CLASS
      ON ALL  MATTERS SUBMITTED TO A VOTE OF  SHAREHOLDERS, INCLUDING THE
       ELECTION OF  DIRECTORS. THE CLASS  A COMMON STOCK IS  ENTITLED TO
        ONE VOTE PER SHARE AND  THE CLASS B COMMON STOCK IS ENTITLED TO
         4.39 VOTES PER SHARE.

                                  ----------

     SEE "RISK FACTORS" BEGINNING ON PAGE 10 FOR INFORMATION THAT SHOULD BE
                      CONSIDERED BY PROSPECTIVE INVESTORS.

                                  ----------

THESE SECURITIES  HAVE NOT BEEN APPROVED  OR DISAPPROVED BY THE  SECURITIES AND
 EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES
  AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION
          PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY
             REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                                  ----------

                               PRICE $    A SHARE

                                  ----------

                                     UNDERWRITING                 PROCEEDS TO
                         PRICE TO   DISCOUNTS AND  PROCEEDS TO      SELLING
                          PUBLIC    COMMISSIONS(1)  COMPANY(2)  SHAREHOLDERS(2)
                       ------------ -------------- ------------ ---------------
Per Share.............    $             $             $             $
Total(3).............. $             $             $             $

-----
(1) The Company and the Selling Shareholders have agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended.
(2) Before deducting expenses estimated at $565,000, which will be paid by the Company.
(3) The Selling Shareholders have granted the Underwriters an option, exercisable within 30 days of the date hereof, to purchase up to an aggregate of 1,005,000 additional Shares of Class A Common Stock at the Price to Public less Underwriting Discounts and Commissions for the purpose of covering over-allotments, if any. If the Underwriters exercise such option in full, the total Price to Public, Underwriting Discounts and
    Commissions and Proceeds to Selling Shareholders will be $   , $    and
    $   , respectively. See "Underwriters."

                                  ----------

  The Shares are offered, subject to prior sale, when, as and if accepted by the Underwriters named herein and subject to approval of certain legal matters by Cravath, Swaine & Moore, counsel for the Underwriters. It is expected that delivery of the Shares will be made on or about November , 1997, at the office of Morgan Stanley & Co. Incorporated, New York, N.Y., against payment therefor in immediately available funds.

                                  ----------

MORGAN STANLEY DEAN WITTER

             J.P. MORGAN & CO.

                                                    SBC WARBURG DILLON READ INC.

     , 1997

                       [FOUR COLOR GRAPHICS APPEAR HERE]

1. Dan River's newly introduced Nautica(R) home fashions' bedding offering includes sheets, pillowcases, comforters, pillow shams, window treatments, and accessories.

2. Dan River's shirting fabrics are a top choice among producers of leading brand name dress shirts.

3. Dan River's quality and style reputation is reflected in the labels of its top sportswear and uniform fabric customers.

  NO PERSON IS AUTHORIZED IN CONNECTION WITH ANY OFFERING MADE HEREBY TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION NOT CONTAINED IN THIS PROSPECTUS, AND IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY, BY ANY SELLING SHAREHOLDER OR BY ANY UNDERWRITER. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY SECURITY OTHER THAN THE CLASS A COMMON STOCK OFFERED HEREBY TO ANY PERSON IN ANY JURISDICTION IN WHICH IT IS UNLAWFUL TO MAKE ANY SUCH OFFER OR SOLICITATION TO SUCH PERSON. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREBY SHALL UNDER ANY CIRCUMSTANCE IMPLY THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY DATE SUBSEQUENT TO THE DATE HEREOF.

                               ----------------

                               TABLE OF CONTENTS

                                      PAGE
                                      ----
Prospectus Summary..................    4
Risk Factors........................   10
Use of Proceeds.....................   16
Dividend Policy.....................   16
Capitalization......................   17
Selected Historical and Pro Forma
 Consolidated Financial Data........   18
Management's Discussion and Analysis
 of Financial Condition and Results
 of Operations......................   21
Business............................   30

                                     PAGE
                                     ----
Management..........................  40
Certain Transactions................  47
Principal and Selling Shareholders..  48
Description of Capital Stock........  49
Shares Eligible for Future Sale.....  54
Underwriters........................  55
Legal Matters.......................  57
Experts.............................  57
Available Information...............  58
Index to Consolidated Financial
 Statements......................... F-1

                               ----------------

  CERTAIN PERSONS PARTICIPATING IN THIS OFFERING MAY ENGAGE IN TRANSACTIONS THAT STABILIZE, MAINTAIN OR OTHERWISE AFFECT THE PRICE OF THE CLASS A COMMON STOCK. SPECIFICALLY, THE UNDERWRITERS MAY OVER-ALLOT IN CONNECTION WITH THIS OFFERING AND MAY BID FOR AND PURCHASE SHARES OF THE CLASS A COMMON STOCK IN THE OPEN MARKET. FOR A DESCRIPTION OF THESE ACTIVITIES, SEE "UNDERWRITERS."

                               ----------------

  Certain statements contained herein under "Prospectus Summary," "Risk Factors," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business" including, without limitation, those concerning the Company's strategy, contain certain forward-looking statements concerning the Company's operations, economic performance and financial condition. Because such statements involve risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. Factors that could cause such differences include, but are not limited to, those discussed under "Risk Factors."

                               PROSPECTUS SUMMARY

  The following summary is qualified in its entirety by reference to, and should be read in conjunction with, the more detailed information and financial statements, including the notes thereto, appearing elsewhere in this Prospectus. Unless otherwise indicated, references in this Prospectus to "Dan River" or the "Company" include Dan River Inc. and its predecessors and subsidiaries. In addition, unless otherwise indicated, all information in this Prospectus gives retroactive effect to the completion of the Recapitalization (as hereinafter defined), as well as to certain other changes with respect to the Company's charter and bylaws that will be completed prior to completion of the Offering. See "Certain Transactions." References to a fiscal year refer to the fiscal year of the Company, which is the 52- or 53-week period ending on the Saturday nearest to December 31. All fiscal years presented consisted of 52 weeks other than fiscal 1992, which ended on January 2, 1993 and consisted of 53 weeks. Unless otherwise indicated, the information in this Prospectus does not give effect to the exercise of the Underwriters' over-allotment option. See "Underwriters."

                                  THE COMPANY

  Founded in 1882, Dan River Inc. (the "Company" or "Dan River") is a leading manufacturer and marketer of textile products for the home fashions and apparel fabrics markets. The Company designs, manufactures and markets a coordinated line of value-added home fashions products consisting of packaged bedroom furnishings such as comforters, sheets, pillowcases, shams, bed skirts, decorative pillows and draperies. Dan River also manufactures and markets a broad range of high quality woven cotton and cotton-blend fabrics and believes that it is the leading supplier of men's dress shirting fabrics in North America (based on net sales). On a pro forma basis, after giving effect to the Cherokee Acquisition (described below), the Company's home fashions products and apparel fabrics accounted for 50.6% and 49.4%, respectively, of the Company's net sales of $480.6 million in fiscal 1996.

  Home Fashions Products. Dan River's home fashions products are marketed to key retailers under the "Dan River" brand name, as well as under licenses from, among others, "Colours by Alexander Julian," "D. Porthault," "John Wilman," "Liberty" and "Nautica." The Company's top five retail home fashions customers in fiscal 1996 were Wal-Mart Stores, Inc., Kmart Corporation, Federated Department Stores, Inc., J.C. Penney Company, Inc. and The May Department Stores Company. The Company focuses on value-added, higher thread count and yarn-dyed products and accessory items, as opposed to solid-colored commodity products. Management believes these products yield higher margins and differentiate the Company's product line from those of its competitors. Additionally, the Company is a leader in offering complete bed ensembles which it markets under the "Bed-in-a-Bag" name and which package a comforter together with matching sheets, pillowcases, shams and a dust ruffle. These packaged sets provide attractive profit margins for both the Company and its retail customers, while offering consumers value and convenience.

  The Company works directly with its customers from the earliest stage of the design process to develop styles that satisfy their specific needs. The Company's technologically advanced manufacturing operations also provide the flexibility to produce a wide variety of styles and to respond quickly to changes in market conditions. As a result of its innovative merchandising and styling techniques, its superior customer service, its license of certain well-known brand names and its flexible manufacturing operations, Dan River has increased its net sales of home fashions products 34.8% from $180.4 million in fiscal 1992 to $243.2 million in fiscal 1996.

  Apparel Fabrics. The Company's apparel fabrics are marketed to a diverse customer base including manufacturers of men's, women's and children's clothing, uniforms and home furnishings, and retailers of sewing and craft fabrics. The Company's apparel fabrics are used in garments marketed under such well-known brand names as Arrow, Brooks Brothers, Hathaway, Levi Strauss, Liz Claiborne, L.L. Bean, Manhattan, Osh Kosh B'Gosh and Van Heusen, as well as numerous private labels marketed through retailers such as J.C. Penney

Company, Inc. and Sears, Roebuck & Co. The Company believes that it is the leading manufacturer of men's dress shirting fabrics in North America (based on net sales). Management believes that the Company enjoys a reputation as a leader in developing innovative fabric styles and designs and that its customers look to the Company's design and styling professionals to anticipate fashion trends and develop new products.

  On February 3, 1997, the Company acquired substantially all of the assets and certain of the liabilities of The New Cherokee Corporation ("Cherokee"), a major competitor of the Company (the "Cherokee Acquisition"). The Cherokee Acquisition almost doubled the size of the Company's apparel fabrics business, added complementary product lines and introduced new distribution channels. Since completing the Cherokee Acquisition, the Company has achieved significant cost savings by eliminating redundant manufacturing capacity and overhead and increasing the production volume at the former Cherokee facilities. On a pro forma basis, after giving effect to the Cherokee Acquisition, the Company had net sales of apparel fabrics of $237.4 million in 1996.

BUSINESS STRATEGY

  The Company's principal business objective is to continue to expand the sales of its home fashions products and apparel fabrics, while improving the overall profitability of its operations. The primary components of the Company's business strategy include the following:

  . Capitalize on Profit Opportunities in Home Fashions Market. The Company focuses on the sale of higher thread count percale products (180 threads per square inch and above), printed products and accessory items (products other than individually packaged sheets and pillowcases) which enhance the Company's competitiveness, sales growth and profitability. The Company's customer-specific marketing strategy is designed to (i) create specialized products that provide differentiation from competitors and enable both the Company and its customers to increase sales and margins, and (ii) attract value conscious consumers by offering high quality products at reasonable prices. Accordingly, the Company works directly with retailers to develop value-added, fashion-oriented products (as opposed to solid color commodity products) that are periodically updated to respond to changing consumer preferences, thereby improving retailers' inventory turn rates and associated profitability.

  . Expand Distribution of Home Fashions Products Through Strategic
    Relationships with Major Retailers. The Company aggressively markets its home fashions products to, and has developed significant business relationships with, key retailers in all retail trade classes, including department stores, mass merchandisers, discount stores, national chain stores, specialty stores and warehouse clubs. Establishing and expanding these key distribution channels has strengthened consumer recognition of the "Dan River" brand name and increased sales. The Company has established strategic relationships with large, high volume retailers such as Wal-Mart Stores, Inc., Kmart Corporation, Federated Department Stores, Inc., J.C. Penney Company, Inc. and The May Department Stores Company, by providing high quality products together with superior customer service.

  . Enhance Strong Apparel Fabrics Market Position. Dan River seeks to enhance its position as a leading producer of apparel fabrics by focusing on customer relationships, anticipating fashion trends, developing new innovative products and reducing manufacturing lead times. Management believes that (i) the significant reduction in manufacturing costs achieved through its aggressive facility modernization program, (ii) the increase in the size of its apparel fabrics operations and attendant reduction in fixed costs on a per unit basis as a result of the Cherokee Acquisition and (iii) its diverse customer base will make Dan River's apparel fabrics business less sensitive to the cyclicality experienced by the textile industry in general and will further increase the Company's profitability. Management also believes that demand for apparel fabrics manufactured in North America and the Caribbean will continue to increase as a result of the North American Free Trade Agreement ("NAFTA"), the Caribbean Basin Recovery Act and the increasing importance of geographic proximity in enabling shortened delivery times.

  . Reduce Production Costs and Improve Productivity. The Company is a low cost producer. During the past five fiscal years, the Company has invested approximately $150 million in an extensive facility modernization program focused on installing the most advanced manufacturing technologies making the Company more competitive and cost-efficient. As a result of this program, as well as other improvements made by the current management team since the Company was acquired in 1989, the Company has significantly increased productivity, reduced costs and improved product quality. The Company intends to continue to modernize its operations and improve its low cost position.

  . Attain Textile Industry Leadership in Information Technology. The Company has invested significantly in information technology to provide improved and differentiated services. The Company has implemented an advanced supply chain management system which reduces manufacturing lead-time and enhances the Company's ability to respond to customer requirements. The Company's electronic data interchange ("EDI") systems, quick response customer delivery programs and point-of-sale decision support systems enable customers to maintain lower inventory levels and react faster to changes in product demand, thereby improving their operating results. In addition, the Company employs continuous inventory replenishment and dedicated manufacturing programs with certain customers to enhance service. Planned investments in information technology include the implementation of a new enterprise resource planning ("ERP") system along with additional continuous inventory replenishment programs.

  . Enhance Financial Flexibility. The Company seeks to maintain a capital structure that will position it for growth through expansion of existing operations and potential acquisitions as well as provide stability during cyclical downturns. The textile industry generally, and in particular marketers of home fashions products, have undergone significant consolidation in recent years and the Company anticipates that this trend will continue. The Company believes that, following completion of the Offering, its strong balance sheet will enable it to capitalize on attractive acquisition opportunities.

  Dan River is a Georgia corporation and its principal executive offices are located at 2291 Memorial Drive, Danville, Virginia 24541. Its telephone number is (804) 799-7000.

                                  RISK FACTORS

  Prospective purchasers of Class A Common Stock should carefully consider the matters discussed under "Risk Factors" in evaluating an investment in the shares of Class A Common Stock offered hereby, which include, among other things, (i) the cyclicality of the textile industry generally, (ii) competitive conditions within the textile industry, (iii) potential fluctuations in the price and availability of cotton and (iv) the effect of government policy and import regulations on the price and availability of cotton. See "Risk Factors."

                                  THE OFFERING

Class A Common Stock offered(1):
  Class A Common Stock offered by the
   Company...............................  4,700,000 shares
  Class A Common Stock offered by the
   Selling Shareholders..................  2,000,000 shares
                                          ----------
    Total Class A Common Stock offered...  6,700,000 shares
                                          ==========
Class A Common Stock to be outstanding
 after the Offering...................... 16,793,095 shares(1)
Class B Common Stock to be outstanding
 after the Offering......................  2,062,070 shares(2)(3)
                                          ----------
Total Common Stock to be outstanding
 after the Offering...................... 18,855,165 shares(1)(2)(3)
                                          ==========
Use of proceeds by the Company........... To repay outstanding indebtedness and for general corporate purposes. The
                                          Company will not receive any proceeds
                                          from the sale of the Shares by the
                                          Selling Shareholders.
Proposed NYSE symbol..................... "DRF"

--------
(1) Does not include (i) 1,184,950 shares of Class A Common Stock issuable upon exercise of options outstanding as of the date of the Offering or (ii) 1,323,500 shares of Class A Common Stock available for the future grant of stock options under the Company's stock option plans.
(2) Except with respect to voting power and, except as otherwise required by the Company's Amended and Restated Articles of Incorporation (the "Restated Charter") and Georgia law, the Class A Common Stock and Class B Common Stock (together, the "Common Stock") will vote as one class on all matters submitted to a vote of shareholders, including the election of directors. The Class A Common Stock is entitled to one vote per share and the Class B Common Stock is entitled to 4.39 votes per share. Upon the completion of the Offering, the Class B Common Stock will represent approximately 11% of the outstanding shares of Common Stock and approximately 35% of the voting power of the Common Stock. The Class B Common Stock will be held by Joseph
    L. Lanier, Jr., the Company's Chairman and Chief Executive Officer, Richard
    L. Williams, the Company's President and Chief Operating Officer, and Barry
    F. Shea, the Company's Vice President--Chief Financial Officer (and certain members of their immediate families) (collectively, the "Senior Management Group"). Pursuant to the Voting Agreement (as defined herein), Mr. Lanier will be entitled to vote all of the shares of Class B Common Stock held by the Senior Management Group. Subject to certain limitations, each share of Class B Common Stock will be convertible at any time at the option of its holder into one share of Class A Common Stock and will automatically convert into Class A Common Stock upon the transfer of Class B Common Stock to any person who is not a Permitted Transferee (as defined herein) or if the aggregate outstanding shares of Class B Common Stock represent less than 7% of the aggregate outstanding Common Stock at the end of any month. See "Description of Capital Stock."
(3) Upon completion of the Offering, under its Restated Charter, the Company will only be authorized to issue additional shares of Class B Common Stock in connection with a dividend or other distribution with respect to, or a subdivision of, all outstanding shares of Common Stock. See "Description of Capital Stock--Common Stock."

          SUMMARY HISTORICAL AND PRO FORMA CONSOLIDATED FINANCIAL DATA

  The information set forth below should be read in conjunction with "Selected Historical and Pro Forma Consolidated Financial Data," "Management's Discussion and Analysis of Financial Condition and Results of Operations," the Consolidated Financial Statements and Notes thereto of the Company, the Financial Statements and Notes thereto of Cherokee, the Unaudited Condensed Consolidated Financial Statements of the Company and the Unaudited Pro Forma Condensed Consolidated Statements of Income of the Company included elsewhere in this Prospectus.

                                                                                                                          PRO FORMA
                                          FISCAL YEAR                                             NINE MONTHS ENDED      NINE MONTHS
                  ---------------------------------------------------------------   PRO FORMA  ------------------------     ENDED
                                                                                   FISCAL YEAR  SEPT. 28,    SEPT. 27,    SEPT. 27,
                     1992         1993         1994         1995         1996        1996(1)      1996         1997        1997(1)
                  -----------  -----------  -----------  -----------  -----------  ----------- -----------  -----------  -----------
                                                (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)
STATEMENT OF
 INCOME DATA:
Net sales........    $333,033     $317,566     $371,534     $384,801     $379,567     $480,639    $272,031     $344,189     $353,399
Cost of sales....     268,605      259,148      297,460      306,879      307,383      399,602     220,975      268,739      275,895
Selling, general
 and
 administrative
 expenses........      39,083       38,550       43,908       44,860       45,673       51,863      33,866       39,212       39,961
Other operating
 costs, net(2)...         --         3,039        1,534        8,972         (428)         392         --         7,875        7,875
                  -----------  -----------  -----------  -----------  -----------  ----------- -----------  -----------  -----------
Operating income.     $25,345      $16,829      $28,632      $24,090      $26,939      $28,782     $17,190      $28,363      $29,668
                  ===========  ===========  ===========  ===========  ===========  =========== ===========  ===========  ===========
Income before
 income taxes and
 extraordinary
 item............     $13,103       $4,643       $8,357       $2,390       $9,256      $10,818      $3,660      $11,917      $16,831
Extraordinary
 item(3).........         --           348          --           --           --           --          --           --           --
Net income.......       8,166        2,519        3,525          258        5,686        6,642       2,213        7,323       10,338
Redeemable
 preferred
 stock dividends.       2,782        2,091          --           --           --           --          --           --           --
Net income
 applicable to
 common stock....      $5,384         $428       $3,525         $258       $5,686       $6,642      $2,213       $7,323      $10,338
Earnings per
 share:
 Primary.........       $0.47        $0.04        $0.31        $0.02        $0.40        $0.35       $0.16        $0.52        $0.55
 Fully diluted...       $0.47        $0.04        $0.31        $0.23        $0.40        $0.35       $0.16        $0.52        $0.55
Weighted average
 number of shares
 outstanding:
 Primary.........  11,375,000   11,375,000   11,375,000   12,276,268   14,155,165   18,855,165  14,155,165   14,155,165   18,855,165
 Fully diluted...  11,375,000   11,375,000   11,375,000   13,940,133   14,155,165   18,855,165  14,155,165   14,155,165   18,855,165
OTHER FINANCIAL
 DATA:
EBITDA(4)........     $40,413      $36,314      $48,353      $52,599      $47,306      $56,569     $32,848      $57,077      $58,899
Cash flow from
 operating
 activities......      25,360       21,518       11,887       22,538       45,078                   27,830       27,306
Cash flow from
 investing
 activities......      (9,747)     (10,687)     (23,873)     (23,994)     (25,197)                 (17,124)     (76,906)
Cash flow from
 financing
 activities......     (12,561)     (17,567)       5,389        1,247      (16,379)                 (10,305)      45,974
Depreciation
 and
 amortization(5).      15,068       16,446       18,187       19,537       20,795                   15,658       20,839
Capital
 expenditures,
 gross...........       9,914       27,690       44,112       28,004       34,515                   24,419       13,711
Capital
 expenditures,
 net(6)..........       9,821       12,839       26,885       20,801       28,564                   20,183       12,598

                                                                  AS OF
                                                           SEPTEMBER 27, 1997
                                                         -----------------------
                                                          ACTUAL  AS ADJUSTED(7)
                                                         -------- --------------
                                                             (IN THOUSANDS)
BALANCE SHEET DATA:
Working capital......................................... $116,611    $123,193
Total assets............................................  393,634     393,634
Total debt..............................................  218,465     153,465
Common Stock subject to put rights......................   13,389         --
Shareholders' equity....................................   81,558     159,947

--------
(1) The pro forma statement of income data and pro forma other financial data give effect to the Cherokee Acquisition and the Offering and the application of the estimated net proceeds therefrom to the Company as if they had been consummated at the beginning of the periods presented. See "Use of Proceeds" and Unaudited Pro Forma Condensed Consolidated Financial Statements included herein.
(2) Other operating costs, net include various non-recurring charges and credits from year to year, the most significant of which relate to writedowns of fixed assets rendered obsolete by the Company's ongoing facility modernization program, plant closure costs and the decision to discontinue manufacturing and marketing a line of apparel fabrics. See "Management's Discussion and Analysis of Financial Condition and Results of Operations," Note 8 to the Consolidated Financial Statements of the Company and Note 5 to the Unaudited Condensed Consolidated Financial Statements of the Company.
(3) The extraordinary item in fiscal 1993 represented the gain, net of related income taxes, from the early retirement of certain of the Company's credit facilities and term loans out of the proceeds from the issuance and sale of $120 million original principal amount of the Company's 10 1/8% Senior Subordinated Notes due 2003 (the "Senior Subordinated Notes").
(4) EBITDA represents operating income before depreciation and amortization. For purposes of computing EBITDA, operating income has been adjusted to exclude other operating costs, net. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Results of Operations" and Note 8 to the Consolidated Financial Statements of the Company. EBITDA is presented not as an alternative measure of operating results or cash flow (as determined in accordance with generally accepted accounting principles), but rather to provide additional information related to the Company's ability to service debt.
(5) Includes depreciation and amortization of tangible assets, but excludes amortization of debt issuance costs, which is included in interest expense.
(6) Represents capital expenditures, net of amounts acquired in exchange for debt.
(7) As adjusted to give effect to (i) the Offering and the application of the net proceeds therefrom to the Company and (ii) the reclassification of the Common Stock subject to put rights as part of shareholders' equity. See "Use of Proceeds," "Capitalization" and Note 8 to the Unaudited Condensed Consolidated Financial Statements of the Company.

                                 RISK FACTORS

  An investment in the shares of Class A Common Stock offered hereby involves a high degree of risk. Prospective purchasers of the Class A Common Stock should carefully consider the following risk factors in addition to the other information contained in this Prospectus in evaluating an investment in the shares of Class A Common Stock offered hereby.

CYCLICAL NATURE OF TEXTILE INDUSTRY; SEASONALITY

  Domestic demand for textile products tends to vary with the business cycle of the U.S. economy. In addition, the popularity, supply and demand for particular textile products may change significantly from year to year based upon prevailing fashion trends and other factors. These factors historically have contributed to fluctuations in the sales and profitability of certain textile products and in Dan River's results of operations. A decline in the demand for textile products, an increase in the supply of textile products due to expansion of capacity within the textile industry, changes in fashion trends or deteriorating economic conditions could have a material adverse effect on the Company's results of operations and financial condition.

  Demand for the Company's products and the level of the Company's sales fluctuate moderately during the year, based upon historical buying trends. Generally, there is increased retail demand for home fashions products during the fall (back to school) and Christmas holiday seasons and for apparel fabrics during the same seasons as well as for Father's Day. As a result, the Company sells more of its home fashions products during its third and fourth fiscal quarters when demand for home fashions products is generally higher, and the Company sells more apparel fabrics during the first and second quarters when demand for apparel fabrics is greatest.

INTENSE COMPETITION

  The textile industry is highly competitive. Dan River sells its products primarily to domestic customers and competes with large, vertically integrated textile manufacturers as well as numerous smaller companies specializing in limited segments of the market. Competitors are both domestic and foreign, and include a number of companies that are larger in size and have greater financial resources than the Company. Increases in domestic capacity and imports of foreign-made textile and apparel products are a significant source of competition for many domestic textile manufacturers, including Dan River. Competition in the form of imported textile and apparel products, pricing strategies of domestic competitors and the proliferation of newly styled fabrics competing for fashion acceptance have been factors affecting the Company's business environment. The primary competitive factors in the textile industry are price, product styling and differentiation, quality, manufacturing flexibility, delivery time and customer service. The importance of these factors is determined by the needs of particular customers and the characteristics of particular products. To the extent that one or more of the Company's competitors gains an advantage with respect to any key competitive factor, Dan River's business could be materially adversely affected. See "Business--Competition." In addition, import protections afforded to foreign textile manufacturers could make the Company's products less competitive and have a material adverse effect on the Company's results of operations and financial condition. See "--Possible Adverse Effect of Government Policy and Import Regulations."

POSSIBLE ADVERSE EFFECT OF FLUCTUATIONS IN PRICE AND AVAILABILITY OF COTTON

  The primary raw material used by the Company is cotton. Prior to 1991, from time to time, domestic cotton prices exceeded world prices, which created a competitive disadvantage for the Company and other domestic textile manufacturers, which are required by law to purchase substantially all of their cotton from domestic sources. The U.S. government has taken legislative action to improve the price imbalance, but there can be no assurance that this will continue to be the case. To the extent that U.S. cotton prices exceed world cotton prices, the Company's competitiveness may be materially adversely affected. U.S. Cotton prices are also affected by general economic conditions as well as the demand for U.S. cotton in world markets and may increase or decrease depending on other market variables at the time. Prevailing cotton prices significantly impact the Company's results of operations, and price increases could have a material adverse effect on the Company's results of operations and financial condition. In connection with its purchase of cotton, Dan River generally covers open order requirements, which average approximately three months of production, through direct purchases and hedging transactions, and the Company may shorten or lengthen that period in accordance with its perception of the direction of cotton prices. There can be no assurance that such transactions will not result in higher costs to the Company or will protect the Company from fluctuations in cotton prices. Further, since cotton is an agricultural product, its supply and quality are subject to forces of nature. Any material shortage or interruption in the supply, variations in the quality of cotton by reason of weather, infestations or any other factor that would result in an increase in the cost of cotton could have a material adverse effect on the Company's results of operations and financial condition. See "Business--Raw Materials."

SUBSTANTIAL CAPITAL REQUIREMENTS

  The textile manufacturing industry is capital intensive. In order to maintain their competitive position, textile manufacturers, including Dan River, must continually modernize their manufacturing processes, plants and equipment, which can involve substantial capital investments. Over the last five fiscal years, the Company has made capital improvements of approximately $150 million. The Company expects to invest approximately $26 million during fiscal 1997 and from $30 million to $35 million during fiscal 1998 in capital improvements designed to reduce manufacturing costs, enhance manufacturing flexibility and improve product quality and responsiveness to customers. Dan River generally finances its capital improvements with cash from operations, vendor financing and borrowings under its credit facilities. To the extent these sources of funds are insufficient to meet the Company's ongoing capital improvements requirements, the Company may be required to seek alternative sources of financing or curtail or delay capital spending plans. There can be no assurance that such financing will be available when needed or, if available, that it will be on terms acceptable to the Company. Failure to make capital improvements necessary to continue modernizing the Company's manufacturing operations and reduce costs could adversely affect the Company's competitive position and have a material adverse effect on the Company's results of operations and financial condition. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources" and "Business--Business Strategy."

POTENTIAL LIABILITY IN CONNECTION WITH MISLABELED PRODUCTS

  During fiscal 1996, to improve manufacturing performance, the Company implemented a change in the construction of a substantial portion of the fabrics used in its home fashions accessory products. However, this change caused the polyester content with respect to a significant portion of the fabrics to increase, and the Company failed to change the labeling of the products produced from such fabric. Consequently, such products have been inaccurately labeled as containing 65% polyester when in fact such products contain 80% polyester. One of the Company's largest home fashions products customers recently contacted the Company concerning this mislabeling. The Company is currently in the process of correcting the labeling on all such products held in its inventory and contacting customers with mislabeled products in their inventory for the purpose of implementing a program to correct the labeling error. To date the Company has contacted home fashions products customers (including its top five), which accounted for over 50% of the Company's net sales attributable to home fashions products during the first nine months of fiscal 1997. These customers have indicated an intention to cooperate with the Company's relabeling program, which the Company estimates will cost between $250,000-$500,000. Accordingly, the Company does not believe customers will return a substantial portion of such mislabeled inventory or that any material customer will terminate its relationship with the Company. To the extent mislabeled merchandise is returned, the Company intends to properly label such inventory and resell it. Nevertheless, the return of a substantial amount of mislabeled inventory and any delay or inability to resell it or the termination of a material customer relationship would have a material adverse effect on the Company's results of operations during the period in which such returns or termination occurs. In addition, the Company may be subject to fines relating to such mislabeling but believes, based on currently available information, that such fines, if imposed, will not be material in amount.

POSSIBLE ADVERSE EFFECT OF GOVERNMENT POLICY AND IMPORT REGULATIONS

  The domestic textile market is subject to various U.S. governmental policies affecting raw material costs and product supply. In addition, the policies of foreign governments may, directly or indirectly, affect the domestic market. Because U.S. textile companies are generally prohibited from importing cotton, Dan River must purchase substantially all of its cotton in the domestic market. Prior to 1991, from time to time, price imbalances between world and domestic cotton prices existed. A series of U.S. legislative initiatives has resulted in the reduction of the Company's effective cotton costs to near world levels. Because the availability and cost of cotton are affected by U.S. agricultural policies, Dan River may experience increased cotton costs that cannot be entirely passed on to its customers.

  The extent of import protection afforded by the U.S. government to domestic textile producers has been, and is likely to remain, subject to considerable domestic political deliberation. In view of the labor cost advantages and the number of foreign producers of textile products that compete with certain of the Company's products, substantial elimination of import protection for domestic textile manufacturers could have a material adverse effect on the Company's business. In January 1995, a multilateral trade organization, the World Trade Organization ("WTO"), was established to replace the General Agreement on Tariffs and Trade ("GATT"). This new body has set forth the mechanisms by which world trade in textiles and clothing will be progressively liberalized with the elimination of quotas and the reduction of duties. The implementation began in January 1995 with the phasing-out of quotas and the reduction of duties to take place over a 10-year period. The selection of products at each phase is made by each importing country and must be drawn from each of the four main textile groups: tops and yarns, fabrics, made-up textile products and apparel. The elimination of quotas and the reduction of tariffs under the WTO may result in increased imports of certain textile products and apparel into North America. These factors could make the Company's products less competitive against low cost imports from developing countries. See "Business--Competition."

  NAFTA, which was entered into by Canada, Mexico and the United States and became effective on January 1, 1994, has created the world's largest free-trade zone. The agreement contains safeguards that were sought by the U.S. textile industry, including a rule of origin requirement that products be processed in one of the three countries in order to benefit from NAFTA. NAFTA will phase out all trade restrictions and tariffs on textiles and apparel among the three countries. There can be no assurance that the removal of these barriers to trade will not have a material adverse effect on the Company's results of operations and financial condition. See "Business--Competition."

ACQUISITION RISKS

  The Company completed the Cherokee Acquisition in February 1997, and it may seek additional acquisition opportunities that enhance its business. There can be no assurance that the Company will be able successfully to identify suitable acquisition candidates, complete acquisitions, integrate acquired operations into its existing operations or expand into new markets. There can also be no assurance that future acquisitions will not have an adverse effect upon the Company's operating results, particularly in the fiscal quarters immediately following the completion of such acquisitions while the operations of the acquired business are being integrated into the Company's operations. Once integrated, acquired operations may not achieve levels of revenues, profitability or productivity comparable with those achieved by the Company's existing operations, or otherwise perform as expected. In addition, the Company competes for acquisition and expansion opportunities with companies that have substantially greater resources. Although the Company has preliminary discussions from time to time regarding possible acquisition opportunities, the Company does not presently have any agreements, arrangements or understandings regarding any particular acquisition.

UNCERTAINTY REGARDING USE AND AVAILABILITY OF NET OPERATING LOSS CARRYFORWARDS

  On September 3, 1991, the Company completed a financial restructuring (the "1991 Restructuring") which involved issuing common and preferred stock to various parties. Management believes that the 1991 Restructuring did not result in a "change in ownership" as such term is used in Section 382 of the Internal Revenue Code. However, Section 382 and related regulations promulgated by the Internal Revenue Service ("IRS") are extremely complex, and management's assessment of whether or not a "change in ownership" occurred involves judgments as to certain factual issues and interpretations as to certain legal issues for which there is little guidance. There can be no assurance that the IRS will not challenge the Company's conclusion that no "change in ownership" has occurred under Section 382. The utilization of the Company's pre-1991 Restructuring net operating loss and credit carryforwards could be significantly restricted or eliminated if the 1991 Restructuring is deemed to have constituted a "change in ownership." From the date of the 1991 Restructuring through December 28, 1996, the Company utilized an aggregate of $16.9 million in net operating loss carryforwards and $1.7 million in general business credit carryforwards for federal income tax purposes that are subject to review by the IRS. At December 28, 1996, the Company had unused net operating loss carryforwards of $0.9 million (expiring in 2005), a minimum tax credit carryforward of $8.1 million, and investment credit and other general business credit carryforwards of $5.3 million (the majority of which expire in 1997 through 2000).

IMPACT OF RESTRICTIVE COVENANTS ON ABILITY TO OBTAIN ADDITIONAL FINANCING

  The Company's Credit Agreement (as defined herein) and the indenture governing the Company's Senior Subordinated Notes contain restrictions on the ability of the Company to, among other things (i) incur additional indebtedness, (ii) place liens on assets, (iii) sell assets, (iv) engage in mergers or consolidations, (v) pay dividends, (vi) engage in certain transactions with affiliates and (vii) enter into sale and leaseback transactions. The Credit Agreement also requires the Company to maintain compliance with certain financial ratios. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources." These limitations and requirements may restrict the ability of Dan River to obtain additional financing for working capital, capital improvements, acquisitions or general corporate purposes.

POTENTIAL UNFORESEEN ENVIRONMENTAL LIABILITIES OR COSTS

  Dan River is subject to various federal, state and local environmental laws and regulations limiting the discharge of pollutants and the storage, handling and disposal of a variety of substances, including some substances which contain constituents considered hazardous under environmental laws. The Company's dyeing and finishing operations result in the discharge of substantial quantities of wastewater and emissions to the atmosphere. The Company's operations also are governed by laws and regulations relating to workplace safety and worker health which, among other things, establish cotton dust, formaldehyde, asbestos and noise standards, and regulate the use of hazardous chemicals in the workplace. Treatment costs of air emissions and wastewater discharges, as well as other costs of environmental compliance, have increased moderately over the past several years. There can be no assurance that compliance with environmental or health and safety laws and regulations will not materially adversely affect the Company's operations in the future. In addition, Dan River cannot predict what environmental or health and safety legislation or regulations will be enacted in the future or how existing or future laws or regulations will be enforced, administered or interpreted, nor can it predict the amount of future expenditures which may be required in order to comply with any such environmental or health and safety laws or regulations. See "Business--Governmental Regulation."

CUSTOMER CONCENTRATION

  The Company markets its home fashions products and apparel fabrics to over 3,000 customers. In fiscal 1996, the top five home fashions products customers and apparel fabrics customers accounted for 44.5% and 24.4%, respectively, of the Company's net sales attributable to home fashions products and apparel fabrics. During the nine months ended September 27, 1997, the top five home fashions products customers and apparel fabrics customers accounted for 43.0% and 40.2%, respectively, of the Company's net sales attributable to home fashions products and apparel fabrics. The Company's largest home fashions products customer and apparel fabrics customer accounted for 8.7%, and 3.9%, respectively, of the Company's net sales in fiscal 1996, and 7.4% and 4.8%, respectively, of the Company's net sales in the nine months ended September 27, 1997. The loss of any of the top five home fashions products customers or apparel fabrics customers could have a material adverse effect on the Company's net sales attributable to such product lines.

RELIANCE ON KEY MANAGEMENT

  The success of the Company is dependent upon the talents and efforts of a small number of key management personnel, including Joseph L. Lanier, Jr., the Company's Chairman and Chief Executive Officer, Richard L. Williams, the Company's President and Chief Operating Officer, and Barry F. Shea, the Company's Vice President--Chief Financial Officer. The loss of such management personnel could have an adverse effect on the business of the Company. See "Management."

SUBSTANTIAL INFLUENCE OF PRINCIPAL SHAREHOLDERS

  Upon the completion of the Offering, the Senior Management Group will control approximately 37% of the combined outstanding voting power of all classes of the Company's Common Stock. As a result, such persons will be able to exert substantial influence with respect to all matters submitted to a vote of holders of Common Stock (except with respect to matters as to which holders of the Class A Common Stock are entitled to vote as a separate voting group under the Restated Charter or Georgia law), including election of the Company's directors. Moreover, pursuant to the Voting Agreement, Mr. Joseph L. Lanier, Jr. will be entitled to vote all shares of Class B Common Stock, which will comprise approximately 35% of the combined outstanding voting power of all classes of the Company's Common Stock. See "Description of Capital Stock-- Common Stock."

ABSENCE OF PRIOR PUBLIC MARKET

  Prior to the Offering, there has been no public market for the Class A Common Stock of the Company. The initial public offering price for the Class A Common Stock will be determined by negotiations among the Company, the Selling Shareholders and the representatives of the Underwriters. There can be no assurance that an active trading market for the Class A Common Stock will develop or continue after the completion of the Offering or that the market price of the Class A Common Stock will not decline below the initial public offering price. See "Underwriters."

SHARES ELIGIBLE FOR FUTURE SALE; POTENTIAL ADVERSE IMPACT ON PREVAILING MARKET PRICE

  Upon completion of the Offering, the Company will have outstanding 16,793,095 shares of Class A Common Stock, of which the 4,700,000 shares sold by the Company and the 2,000,000 shares sold by the Selling Shareholders pursuant to the Offering will be fully tradeable without restriction or further registration under the Securities Act of 1933, as amended (the "Securities Act"), except for any of such shares held by "affiliates" (as defined under Rule 405 of the Securities Act) of the Company. The holders of the remaining 10,093,095 shares of Class A Common Stock (the "Restricted Shares") will be entitled to sell their shares in the public securities market without registration under the Securities Act to the extent permitted by Rule 144 promulgated thereunder or otherwise in accordance with the Securities Act. All of the Restricted Shares have been owned by the holders thereof for more than one year. Of such Restricted Shares, 2,927,622 are owned by non-affiliates of the Company and, as a result, will be fully tradeable upon completion of the Offering without compliance with the restrictions under Rule 144, and 7,165,473 are owned by affiliates of the Company and, as a result, will be eligible for sale pursuant to Rule 144, subject to certain restrictions, upon completion of the Offering. Certain holders of Common Stock have agreed to certain restrictions on their ability to sell Common Stock for 180 days and, in some instances, 120 days following the Offering. See "Underwriters."

  After the Offering, certain shares of Common Stock will be covered by the Registration Rights Agreement (as defined herein). The Registration Rights Agreement provides for, among other things: (i) a call right, exercisable by Joseph L. Lanier, Jr., for the purchase of shares of Common Stock held by certain lenders related to the 1991 Restructuring; (ii) a call right, exercisable by the Company, for the shares of Common Stock set forth in clause
(i) above; and (iii) certain demand and piggyback registration rights. See "Description of Capital Stock--Registration Rights Agreement."

  Immediately following the Offering, there will be 2,062,070 shares of Class B Common Stock outstanding, which will be convertible (subject to certain restrictions on transfer and first offer rights described under

"Description of Capital Stock--Common Stock") into shares of Class A Common Stock (on a share-for-share basis).

  Sales of substantial amounts of Class A Common Stock in the public market, or the perception that such sales may occur, could adversely affect the prevailing market price of the Class A Common Stock or the ability of the Company to raise capital through a public offering of its equity securities. See "Shares Eligible for Future Sale."

ANTI-TAKEOVER PROVISIONS

  The Company's Restated Charter and Bylaws contain several provisions which may discourage or make more difficult any attempt by a person or group to obtain control of the Company, including provisions authorizing the issuance of preferred stock without shareholder approval, requiring a supermajority vote of shareholders under certain circumstances, restricting the persons who may call a special meeting of shareholders, establishing a classified board of directors, providing that directors may be removed only for cause and requiring notice of shareholder nominations and proposals. The Company has also elected to be covered by the Georgia business combination and fair price statutes, which restrict certain business combinations with "interested shareholders" and prohibit such combinations with "interested shareholders" unless certain fair price criteria and other requirements are satisfied. See "Description of Capital Stock--Charter and Bylaw Provisions" and "Georgia Anti-Takeover Statutes." Further, upon completion of the Offering, the Senior Management Group will control approximately 37% of the combined outstanding voting power of all classes of the Company's Common Stock, approximately 35% of which will be controlled by Mr. Lanier pursuant to the Voting Agreement. As a result, Mr. Lanier will be able to exert substantial influence with respect to all matters submitted to a vote of shareholders. See "--Substantial Influence of Principal Shareholders."

                                USE OF PROCEEDS

  The net proceeds to the Company (after deducting estimated underwriting discounts and commissions and estimated offering expenses) from the sale of 4,700,000 shares of Class A Common Stock offered hereby by the Company (at an assumed initial public offering price of $15.00 per share) are estimated to be $65.0 million. The Company will not receive any of the proceeds from the sale of 2,000,000 shares of Class A Common Stock offered hereby by the Selling Shareholders.

  The Company intends to use the net proceeds to repay indebtedness outstanding under the Company's term loan facility (the "Term Loan Facility") pursuant to the Loan and Security Agreement dated as of February 3, 1997 (the "Credit Agreement"), certain notes payable to equipment vendors ("Vendor Financing"), certain other notes ("Other Notes"), and a partial repayment of indebtedness pursuant to a secured term note due 2001 (the "Term Loan due 2001"). As of October 27, 1997, the Company had approximately $34.1 million outstanding under the Term Loan Facility, $7.1 million outstanding under the Vendor Financing, $12.7 million outstanding under the Other Notes, and $11.1 million to be repaid under the Term Loan due 2001. Such borrowings bore interest as of such date at a weighted average interest rate of 8.20%, 7.91%, 8.48% and 7.47%, respectively. All such borrowings were incurred to finance the Cherokee Acquisition or the modernization of the Company's manufacturing and distribution capabilities. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources." The Company will not incur any penalty or be required to pay a premium in connection with its prepayment of the Term Loan Facility, Vendor Financing, Other Notes or the Term Loan due 2001. The Company will use the balance, if any, of the net proceeds of the Offering for general corporate purposes, including capital improvements and possible future acquisitions. See "Risk Factors--Substantial Capital Requirements" and "--Acquisition Risks."

  Pending application of the net proceeds as described above, the Company intends to invest its net proceeds in short-term interest-bearing, investment-grade debt securities, certificates of deposit or direct or guaranteed obligations of the U.S. government.

                                DIVIDEND POLICY

  The Company has never declared or paid any cash dividends on its Common Stock. Pursuant to the Company's Restated Charter, no dividend may be declared or paid in cash or property on any share of either class of Common Stock unless simultaneously the same dividend is declared or paid on each share of the other class of Common Stock. The Company currently intends to retain its future earnings for general corporate purposes including working capital, capital improvements and possible acquisitions. Any payment of cash dividends in the future will be at the discretion of the Company's Board of Directors and will depend upon the Company's results of operations, earnings, capital requirements, contractual restrictions and other factors deemed relevant by the Company's Board. The Credit Agreement and the Indenture relating to the Senior Subordinated Notes limit the Company's ability to pay dividends on the Common Stock, based primarily upon the Company's compliance with certain financial ratios and other financial requirements.

                                CAPITALIZATION

  The following table sets forth the short-term debt and total capitalization of Dan River at September 27, 1997 and as adjusted to give effect to (i) the Offering (at an assumed initial public offering price of $15.00 per share) and
(ii) the application of the net proceeds therefrom to the Company to repay outstanding indebtedness as described under "Use of Proceeds." In addition, as a result of the Offering, certain put rights will terminate and the Common Stock subject to such put rights will be classified as part of shareholders' equity. This table should be read in conjunction with the Consolidated Financial Statements and the Notes thereto of the Company included elsewhere in this Prospectus.

                                                          SEPTEMBER 27, 1997
                                                         ---------------------
                                                          ACTUAL   AS ADJUSTED
                                                         --------  -----------
                                                            (IN THOUSANDS)
Current maturities of long-term debt(1)................. $ 11,943   $  5,361
                                                         ========   ========
Long-term debt(1):
  10.125% Senior Subordinated Notes due 2003............ $120,000   $120,000
  Working Capital Facility(2)...........................   14,000     14,000
  Term Loan Facility....................................   30,250        --
  Term Loan due 2001....................................   17,475      6,467
  Notes payable to equipment vendors....................    7,456      2,213
  Other borrowings with various rates and maturities....   17,341      5,424
                                                         --------   --------
    Total long-term debt................................  206,522    148,104
                                                         --------   --------
Common stock subject to put rights......................   13,389        -- (3)
Shareholders' equity:
  Preferred Stock, $.01 par value; 50,000,000 shares
   authorized; no shares outstanding; no shares
   outstanding as adjusted..............................      --         --
  Class A Common Stock, $.01 par value; 175,000,000
   shares authorized; 12,712,945 shares outstanding;
   16,793,095 shares outstanding as adjusted(4)(5)......      127        168
  Class B Common Stock, $.01 par value; 35,000,000
   shares authorized; no shares outstanding; 2,062,070
   shares outstanding as adjusted(5)....................      --          21
  Class C Common Stock, $.01 par value; 5,000,000 shares
   authorized; 1,442,220 shares outstanding; no shares
   outstanding as adjusted(5)...........................       14        --
  Additional paid-in capital............................   61,005    139,346(3)
  Retained earnings.....................................   21,021     21,021
  Pension liability adjustment..........................     (609)      (609)
                                                         --------   --------
    Total shareholders' equity..........................   81,558    159,947
                                                         --------   --------
    Total capitalization................................ $301,469   $308,051
                                                         ========   ========

--------
(1) For information concerning the Company's outstanding debt, see Note 4 to the Consolidated Financial Statements of the Company.
(2) As of September 27, 1997, the Company had $69.0 million of borrowing availability under the working capital facility established pursuant to the Credit Agreement (the "Working Capital Facility"). As of September 27, 1997, after giving effect to the Offering and the application of the net proceeds therefrom to the Company, the Company would have had $69.0 million of borrowing availability under the Working Capital Facility. For a discussion of the Company's Working Capital Facility and Term Loan Facility, see "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources."
(3) Reflects the reclassification of the Common Stock subject to put rights as part of shareholders' equity. See Note 8 to the Unaudited Condensed Consolidated Financial Statements of the Company.
(4) Does not include (i) 1,184,950 shares of Class A Common Stock issuable upon exercise of stock options outstanding as of the date of the Offering or (ii) 1,323,500 shares of Class A Common Stock available for the future grant of stock options under the Company's stock option plans. See "Management--New Benefit Plans" and Note 7 to the Consolidated Financial Statements of the Company.
(5) Upon completion of the Offering, (i) an aggregate of 2,062,070 shares of Class A Common Stock held by the Senior Management Group will be exchanged on a share-for-share basis for an aggregate of 2,062,070 shares of Class B Common Stock pursuant to the Exchange Offer (as defined herein) and (ii) all outstanding shares of Class C Common Stock, par value $.01 per share, of the Company (the "Class C Common Stock") will automatically convert into shares of Class A Common Stock on a share-for-share basis. See "Certain Transactions."

         SELECTED HISTORICAL AND PRO FORMA CONSOLIDATED FINANCIAL DATA

  The selected historical statement of income data and historical balance sheet data for each of the five fiscal years in the period ended December 28, 1996 are derived from the consolidated financial statements of the Company, which have been audited by Ernst & Young LLP, independent auditors. The selected historical consolidated financial data set forth below should be read in conjunction with the Consolidated Financial Statements and Notes thereto of the Company included elsewhere in this Prospectus, "Management's Discussion and Analysis of Financial Condition and Results of Operations" and other financial data included herein. The selected historical consolidated financial data and historical balance sheet data for the nine months ended September 28, 1996 and September 27, 1997 are derived from the Unaudited Condensed Consolidated Financial Statements of the Company. In the opinion of the Company, such unaudited condensed consolidated financial statements include all adjustments (consisting of only normal recurring adjustments) necessary for a fair presentation of the information set forth therein. The results of operations for the nine months ended September 27, 1997 are not necessarily indicative of results that may be expected for the full year. The pro forma consolidated financial data are derived from the Unaudited Pro Forma Condensed Consolidated Income Statements of the Company included elsewhere in this Prospectus. The selected pro forma consolidated financial data give effect to the Cherokee Acquisition and the Offering and the application of the net proceeds therefrom to the Company as if they had been consummated at the beginning of the respective periods presented. The selected pro forma consolidated financial data may not be indicative of results that would have actually occurred if the Cherokee Acquisition, the Offering and the application of the net proceeds therefrom to the Company had been effected on the dates indicated or the results that may be obtained in the future. The selected pro forma consolidated financial data should be read in conjunction with the Consolidated Financial Statements and Notes thereto of the Company, the Financial Statements and Notes thereto of Cherokee, and the Unaudited Pro Forma Condensed Consolidated Statements of Income of the Company included elsewhere in this Prospectus. The consolidated financial data set forth below reflect the Recapitalization. See "Certain Transactions--Recapitalization" and
Note 3 to the Consolidated Financial Statements of the Company.

  Dan River and its previous parent and sole shareholder, Braelan Corp. ("Braelan"), were organized in 1989 to acquire and operate Dan River Holding Company and subsidiaries. On December 29, 1995, Braelan was merged with and into Dan River. Selected historical financial data for periods prior to the merger have been restated to reflect the combination. See Notes 1 and 2 to the Consolidated Financial Statements of the Company.

                                                                                                                            PRO
                                                                                                                           FORMA
                                                                                      PRO                                  NINE
                                         FISCAL YEAR                                 FORMA       NINE MONTHS ENDED        MONTHS
                 ---------------------------------------------------------------    FISCAL    ------------------------     ENDED
                                                                                     YEAR      SEPT. 28,    SEPT. 27,    SEPT. 27,
                    1992         1993         1994         1995         1996         1996        1996         1997         1997
                 -----------  -----------  -----------  -----------  -----------  ----------- -----------  -----------  -----------
                                               (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)
STATEMENT OF
 INCOME DATA:
 Net sales.......   $333,033     $317,566     $371,534     $384,801     $379,567     $480,639    $272,031     $344,189     $353,399
 Cost of sales...    268,605      259,148      297,460      306,879      307,383      399,602     220,975      268,739      275,895
 Selling, general
  and
  administrative
  expenses.......     39,083       38,550       43,908       44,860       45,673       51,863      33,866       39,212       39,961
 Other operating
  costs, net(1)..        --         3,039        1,534        8,972         (428)         392         --         7,875        7,875
                 -----------  -----------  -----------  -----------  -----------  ----------- -----------  -----------  -----------
 Operating
  income.........    $25,345      $16,829      $28,632      $24,090      $26,939      $28,782     $17,190      $28,363      $29,668
                 ===========  ===========  ===========  ===========  ===========  =========== ===========  ===========  ===========
 Income before
  income taxes
  and
  extraordinary
  item...........    $13,103       $4,643       $8,357       $2,390       $9,256      $10,818      $3,660      $11,917      $16,831
 Extraordinary
  item(2)........        --           348          --           --           --           --          --           --           --
 Net income......      8,166        2,519        3,525          258        5,686        6,642       2,213        7,323       10,338
 Redeemable
  preferred stock
  dividends......      2,782        2,091          --           --           --           --          --           --           --
 Net income
  applicable to
  common stock...     $5,384         $428       $3,525         $258       $5,686       $6,642      $2,213       $7,323      $10,338
 Earnings per
  share:
 Primary.........      $0.47        $0.04        $0.31        $0.02        $0.40        $0.35       $0.16        $0.52        $0.55
 Fully diluted...      $0.47        $0.04        $0.31        $0.23        $0.40        $0.35       $0.16        $0.52        $0.55
 Weighted average
  number of
  shares
  outstanding:
 Primary......... 11,375,000   11,375,000   11,375,000   12,276,268   14,155,165   18,855,165  14,155,165   14,155,165   18,855,165
 Fully diluted... 11,375,000   11,375,000   11,375,000   13,940,133   14,155,165   18,855,165  14,155,165   14,155,165   18,855,165
OTHER FINANCIAL
 DATA:
 EBITDA(3).......    $40,413      $36,314      $48,353      $52,599      $47,306      $56,569     $32,848      $57,077      $58,899
 Cash flow from
  operating
  activities.....     25,360       21,518       11,887       22,538       45,078                   27,830       27,306
 Cash flow from
  investing
  activities.         (9,747)     (10,687)     (23,873)     (23,994)     (25,197)                 (17,124)     (76,906)
 Cash flow from
  financing
  activities.        (12,561)     (17,567)       5,389        1,247      (16,379)                 (10,305)      45,974
 Depreciation and
  amortization(4)     15,068       16,446       18,187       19,537       20,795                   15,658       20,839
 Capital
  expenditures,
  gross..........      9,914       27,690       44,112       28,004       34,515                   24,419       13,711
 Capital
  expenditures,
  net(5).........      9,821       12,839       26,885       20,801       28,564                   20,183       12,598
BALANCE SHEET
 DATA (END OF
 PERIOD):
 Working capital.    $98,954      $94,040     $103,973     $109,763      $93,291                  $98,011     $116,611
 Total assets....    282,668      289,384      329,902      330,944      321,050                  327,028      393,634
 Total debt......    145,182      170,066      196,436      179,703      169,468                  173,703      218,465
 Redeemable
  preferred
  stock..........     18,577          --           --           --           --                       --           --
 Common stock
  subject to put
  rights.........      7,000        7,000        7,000        7,000        9,726                    7,338       13,389
 Shareholders'
  equity.........     42,065       42,493       46,810       73,702       77,898                   75,577       81,558

--------
(1) Other operating costs, net include various non-recurring charges and credits from year to year, the most significant of which relate to writedowns of fixed assets rendered obsolete by the Company's ongoing facility modernization program, plant closure costs and the decision to discontinue manufacturing and marketing a line of apparel fabrics. See "Management's Discussion and Analysis of Financial Condition and Results of Operations," Note 8 to the Consolidated Financial Statements of the Company and Note 5 to the Unaudited Condensed Consolidated Financial Statements of the Company.
(2) The extraordinary item in fiscal 1993 represented the gain, net of related income taxes, from the early retirement of certain of the Company's credit facilities and term loans out of the proceeds from the issuance of the Senior Subordinated Notes.
(3) EBITDA represents operating income before depreciation and amortization. For purposes of computing EBITDA, operating income has been adjusted to exclude other operating costs, net. See "Management's Discussion and Analysis of Financial Condition and Results of Operations" and Note 8 to the Consolidated Financial Statements of the Company. EBITDA is presented not as an alternative measure of operating results or cash flow (as determined in accordance with generally accepted accounting principles), but rather to provide additional information related to the Company's ability to service debt.
(4) Includes depreciation and amortization of tangible assets, but excludes amortization of debt issuance costs, which is included in interest expense.
(5) Represents capital expenditures, net of amounts acquired in exchange for debt.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

OVERVIEW

  The Company is a leading designer, manufacturer and marketer of textile products for the home fashions products and apparel fabrics markets. The Company's net sales are derived principally from sales of home fashions products, consisting of packaged bedroom furnishings such as comforters, sheets, pillowcases, shams, bed skirts, decorative pillows and draperies, and apparel fabrics, including a broad range of cotton and cotton-blend fabrics. Sales of home fashions products are mainly to major retailers, including Wal-Mart Stores, Inc., Kmart Corporation, Federated Department Stores, Inc., J.C. Penney Company, Inc. and The May Department Stores Company. Sales of apparel fabrics are mainly to domestic manufacturers of men's, women's and children's clothing, which in turn market clothing under a variety of widely recognized brand names such as Arrow, Brooks Brothers, Hathaway, Levi Strauss, Liz Claiborne, L.L. Bean, Manhattan, Osh Kosh B'Gosh and Van Heusen, as well as numerous private labels through retailers such as J.C. Penney Company, Inc. and Sears, Roebuck & Co. The Company's sales are affected by the general business cycles of the textile industry and the U.S. economy which, in turn, affect the retail environment for the Company's products. The Company has taken steps to reduce the sensitivity of its business to industry downturns. Within its home fashions operations, the Company focuses on value-added, fashion-directed products that have higher margins than solid color commodity products. The Cherokee Acquisition has substantially increased the size of the Company's apparel fabrics operations and reduced its fixed costs on a per unit basis, which management believes will make such operations less sensitive to cyclical downturns.

  The Company's cost of sales include raw materials costs, primarily cotton and polyester, as well as manufacturing costs. Fluctuations in the price of cotton can have a significant effect on the Company's cost of sales. Generally, the Company seeks to purchase sufficient amounts of cotton to cover existing order commitments. However, the Company may also purchase cotton in advance of orders on terms that it deems advantageous, and while the Company does not speculate on the price of cotton, it may hedge prices from time to time through forward contracts and the futures and options markets. To reduce manufacturing costs and improve productivity, the Company has invested approximately $150 million since 1992 in an extensive ongoing facility modernization program which began in 1989.

  On February 3, 1997, the Company consummated the acquisition of substantially all of the assets and certain of the liabilities of Cherokee for an aggregate purchase price of $65 million, subject to a working capital adjustment. The Company also assumed approximately $6.7 million in liabilities. The Company funded the purchase price (and approximately $2.0 million in fees and expenses relating to the Cherokee Acquisition) with $12.1 million of cash, $19.9 million of borrowings under the Working Capital Facility and $35.0 million of borrowings under the Term Loan Facility. In July 1997, as a result of the finalization of the working capital adjustment, the Company received a $1.7 million payment from Cherokee. The Cherokee Acquisition was accounted for using the purchase method of accounting. In connection with the Cherokee Acquisition, the Company acquired two greige fabrics manufacturing facilities, one located in Sevierville, Tennessee and one located in Spindale, North Carolina, and a finishing plant located in Harris, North Carolina.

  Historically, the Company's apparel fabrics operations have been more sensitive to downturns within the textile industry generally and, as a result, apparel fabrics' contribution to operating income has been significantly less than, and has tended to fluctuate more than, home fashions products' contribution to operating income. In recent years, the Company has taken several steps to improve the performance of its apparel fabrics operations, including the replacement of older manufacturing equipment and the consolidation of certain facilities. These steps resulted in non-recurring charges in fiscal 1995 and the nine months ended September 27, 1997 (which charges are included in other operating costs, net), causing a marginally positive contribution to operating income in fiscal 1995 and a substantially reduced contribution to operating income in the nine months ended September 27, 1997. In addition, as a result of poor manufacturing performance associated with abbreviated running schedules due to weak orders for apparel fabrics, the contribution of apparel fabrics to gross profit was significantly reduced in fiscal 1996, resulting in a negative contribution to operating income in fiscal 1996.

  As a result of the Cherokee Acquisition, the Company almost doubled the size of the Company's apparel fabrics operations, added new product lines and reduced fixed costs on a per unit basis. Consequently, the Company believes that its apparel fabrics operations will be less sensitive to cyclical downturns within the textile industry in the future.

  During fiscal 1996, to improve manufacturing performance, the Company implemented a change in the construction of a substantial portion of the fabrics used in its home fashions accessory products. However, this change caused the polyester content with respect to a significant portion of the fabrics to increase, and the Company failed to change the labeling of the products produced from such fabric. Consequently, such products have been inaccurately labeled as containing 65% polyester when in fact such products contain 80% polyester. One of the Company's largest home fashions products customers recently contacted the Company concerning this mislabeling. The Company is currently in the process of correcting the labeling on all such products held in its inventory and contacting customers with mislabeled products in their inventory for the purpose of implementing a program to correct the labeling error. To date the Company has contacted home fashions products customers (including its top five), which accounted for over 50% of the Company's net sales attributable to home fashions products during the first nine months of fiscal 1997. These customers have indicated an intention to cooperate with the Company's relabeling program, which the Company estimates will cost between $250,000-$500,000. See Note 10 to the Unaudited Condensed Consolidated Financial Statements of the Company.

  The following table sets forth selected results of operations, expressed in millions of dollars and as a percentage of net sales, for each of fiscal 1994, 1995 and 1996 and for the nine months ended September 28, 1996 and September 27, 1997:

                                      FISCAL YEAR                               NINE MONTHS ENDED
                         -------------------------------------------  -----------------------------------------
                             1994           1995           1996       SEPT. 28, 1996   SEPT. 27, 1997
                         -------------  -------------  -------------  ---------------- ----------------
                                             (DOLLAR AMOUNTS IN MILLIONS)
Net sales:
  Home fashions
   products............. $213.3   57.4% $231.8   60.2% $243.2   64.1% $ 173.1    63.6% $ 183.0    53.2%
  Apparel fabrics.......  158.2   42.6   153.0   39.8   136.4   35.9     98.9    36.4    161.2    46.8
                         ------  -----  ------  -----  ------  -----  -------  ------  -------  ------
    Total net sales.....  371.5  100.0   384.8  100.0   379.6  100.0    272.0   100.0    344.2   100.0
Cost of sales...........  297.5   80.1   306.9   79.8   307.4   81.0    221.0    81.2    268.7    78.1
                         ------  -----  ------  -----  ------  -----  -------  ------  -------  ------
Gross profit............   74.1   19.9    77.9   20.2    72.2   19.0     51.1    18.8     75.5    21.9
Selling, general and
 administrative
 expenses...............   43.9   11.8    44.9   11.7    45.7   12.0     33.9    12.4     39.2    11.4
Other operating costs,
 net....................    1.5    0.4     9.0    2.3    (0.4)  (0.1)     --      --       7.9     2.3
                         ------  -----  ------  -----  ------  -----  -------  ------  -------  ------
Operating income........   28.6    7.7    24.1    6.3    26.9    7.1     17.2     6.3     28.4     8.2
Other income (expense),
 net....................    0.1    --      0.2    0.1     0.5    0.1      0.4     0.2     (0.3)   (0.1)
Interest expense........  (20.4)  (5.5)  (21.9)  (5.7)  (18.2)  (4.8)   (14.0)   (5.1)   (16.2)   (4.7)
                         ------  -----  ------  -----  ------  -----  -------  ------  -------  ------
Income before income
 taxes..................    8.4    2.3     2.4    0.6     9.3    2.4      3.7     1.3     11.9     3.5
Provision for income
 taxes..................    4.8    1.3     2.1    0.5     3.6    0.9      1.4     0.5      4.6     1.3
                         ------  -----  ------  -----  ------  -----  -------  ------  -------  ------
Net income.............. $  3.5    0.9% $  0.3    0.1% $  5.7    1.5% $   2.2     0.8% $   7.3     2.1%
                         ======  =====  ======  =====  ======  =====  =======  ======  =======  ======

RESULTS OF OPERATIONS

 Nine Months Ended September 27, 1997 Compared to Nine Months Ended September 28, 1996

  Net sales for the first nine months of fiscal 1997 were $344.2 million, an increase of $72.2 million or 26.5% compared to $272.0 million for the first nine months of fiscal 1996. Net sales of home fashions products during the first nine months of fiscal 1997 were $183.0 million, an increase of $9.9 million or 5.7% compared to $173.1 million for the first nine months of fiscal 1996. Net sales of apparel fabrics during the first nine months of fiscal 1997 were $161.2 million, an increase of $62.3 million or 63.0% compared to $98.9 million for the first nine months of fiscal 1996. The increase in net sales of home fashions products was due to higher unit volume aided somewhat by higher average pricing reflecting an improved product mix. The increase in net sales of apparel fabrics resulted primarily from the Cherokee Acquisition, which was consummated on February 3, 1997. Apparel fabrics unit volumes were almost double the levels of the corresponding period in fiscal 1996. This was offset somewhat by lower average pricing reflecting a sales mix that included a higher proportion of lower priced greige fabrics that were sold to the converter trade (purchasers of unfinished fabric who contract out the finishing to third parties) and higher commission finishing sales.

  Gross profit for the first nine months of fiscal 1997 was $75.5 million (21.9% of net sales), an increase of $24.4 million or 47.8% from gross profit of $51.1 million (18.8% of net sales) for the first nine months of fiscal 1996. The increase in gross profit was due to higher unit volumes, lower raw material prices, and better manufacturing performance in apparel fabrics where there was increased activity levels and reduced costs as a result of the acquisition of Cherokee.

  Selling, general and administrative expenses for the first nine months of fiscal 1997 were $39.2 million (11.4% of net sales), an increase of $5.3 million or 15.8% from $33.9 million (12.4% of net sales) for the first nine months of fiscal 1996. The increase was caused by higher incentive compensation expense, increased selling and administrative expense as a result of the Cherokee Acquisition, and increased product design and roll-out costs associated with the introduction of the "Nautica" brand of home fashions products.

  The Company incurred a one-time charge in the second quarter of fiscal 1997 as a result of the decision to close its Riverside apparel fabrics weaving operation in Danville, Virginia. The production from this facility will be moved to other Company facilities. Accordingly, its closure will reduce fixed costs without any decrease in production. The $7.9 million pre-tax charge ($4.8 million after tax; $0.34 per share), reflected under "Other operating costs, net", includes $0.4 million for severance and other employee benefit costs. The remainder of the charge relates principally to writedowns and other costs associated with the divestiture of real estate and equipment.

  For the reasons described above, operating income during the first nine months of fiscal 1997 was $28.4 million (8.2% of net sales), an increase of $11.2 million or 65.0% from $17.2 million (6.3% of net sales) for the first nine months of fiscal 1996. Excluding the one-time charge related to the closure of the Riverside facility, operating income would have been $36.2 million, an increase of $19.0 million or 110.8% compared to the first nine months of 1996.

  Other income (expense), net for the first nine months of fiscal 1997 includes $0.6 million of costs related to fees and expenses incurred in connection with a proposed business combination that did not materialize, offset in part by miscellaneous items of income.

  Interest expense was $16.2 million for the first nine months of fiscal 1997, an increase of $2.2 million or 15.9% from $14.0 million for the first nine months of fiscal 1996. The increase in interest expense was due to higher debt levels arising from the Cherokee Acquisition offset somewhat by lower average interest rates. The lower average interest rates reflect the debt incurred to finance the Cherokee Acquisition, most of which was financed at floating rates which are lower than the Company's fixed rate public debt, thereby reducing the average interest rate.

  The income tax provision was $4.6 million (38.5% of pre-tax income) for the first nine months of fiscal 1997, an increase of $3.2 million compared to an income tax provision of $1.4 million (39.5% of the pre-tax income) recorded for the first nine months of fiscal 1996. Accordingly, the Company recorded net income of $7.3 million (2.1% of net sales) or $0.52 per share for the first nine months of fiscal 1997 compared to a net income of $2.2 million (0.8% of net sales) or $0.16 per share for the first nine months of fiscal 1996.

 Fiscal 1996 Compared to Fiscal 1995

  Net sales in fiscal 1996 were $379.6 million, a decrease of $5.2 million or 1.4% compared to $384.8 million in fiscal 1995. Net sales of home fashions products were $243.2 million in fiscal 1996, an increase of $11.3 million or 4.9% compared to $231.8 million in fiscal 1995. Net sales of apparel fabrics were $136.4 million, a decrease of $16.6 million or 10.8% compared to $153.0 million in fiscal 1995. The increase in net sales of home fashions products in fiscal 1996 was due to higher unit volume, which was partially offset by lower average pricing reflecting a competitive pricing environment. The decrease in net sales of apparel fabrics in fiscal 1996 was due to lower unit volume of shirting fabrics, particularly commodity white and blue oxfords, due to a sluggish retail environment for these products during the first half of 1996.

  Gross profit in fiscal 1996 was $72.2 million (19.0% of net sales), a decrease of $5.7 million or 7.4% compared to gross profit of $77.9 million (20.2% of net sales) in fiscal 1995. The decrease in gross profit was due to lower sales of apparel fabrics, higher cotton costs and poor manufacturing performance associated with abbreviated running schedules during the first half of 1996 because of the weak order position for apparel fabrics during that period.

  Selling, general and administrative expenses in fiscal 1996 were $45.7 million (12.0% of net sales), an increase of $0.8 million or 1.8% from $44.9 million (11.7% of net sales) in fiscal 1995. The increase in these expenses relates primarily to higher rent expense for the Company's New York City office and showrooms and higher incentive compensation, offset by lower costs from the operation of fewer factory stores and lower general and administrative expenses for the year.

  The Company incurred one-time charges in both fiscal 1996 and fiscal 1995. Other operating costs, net reflect a net credit of $0.4 million in fiscal 1996 compared to $9.0 million of net charges in fiscal 1995. Fiscal 1996 reflected the reversal of a portion of the fiscal 1995 charges principally due to better than anticipated recovery value of assets previously written down relating to the discontinued line of apparel fabrics ($0.9 million), which was partially offset by $0.5 million of net charges for equipment writedowns associated with the Company's modernization program. Fiscal 1995 charges included $4.4 million in writedowns of fixed assets relating to the Company's ongoing modernization program, $3.0 million of costs associated with the Company's decision to discontinue manufacturing and marketing a line of apparel fabrics, and $1.6 million of costs associated with relocation of the Company's design, merchandising and marketing staff from office space at 111 West 40th Street to new offices at 1325 Avenue of the Americas in New York City. As of December 28, 1996, the Company had accrued liabilities of $1.1 million relating to remaining lease buyout and equipment removal costs expected to be completed within two years.

  Operating income for fiscal 1996 was $26.9 million (7.1% of net sales), an increase of $2.8 million or 11.8% from $24.1 million (6.3% of net sales) in fiscal 1995. The increase resulted from the one-time charges that were taken in fiscal 1995 and which are described above. Excluding these charges, operating income for fiscal 1996 would have decreased $6.6 million or 19.8% from fiscal 1995 due to the lower sales of apparel fabrics, higher cotton costs, and poor manufacturing performance associated with abbreviated running schedules during the first half of fiscal 1996 because of the weak order position for apparel fabrics during that period.

  Interest expense was $18.2 million in fiscal 1996, a decrease of $3.8 million or 17.2% from $21.9 million in fiscal 1995. The reduction in interest expense was due primarily to the conversion of the Company's 16.35% Convertible Subordinated Junior Notes (the "Junior Notes") into 2,780,173 shares of the Company's Class A Common Stock as of September 3, 1995 and to a lesser extent because of lower average interest rates and outstanding indebtedness during fiscal 1996. The decrease in debt levels was due to lower levels of working capital during fiscal 1996.

  The income tax provision was $3.6 million (38.6% of pre-tax income) for fiscal 1996, an increase of $1.4 million or 67.4% from the $2.1 million (89.2% of pre-tax income) income tax provision recorded for fiscal 1995. The high effective tax rate for fiscal 1995 reflected the nondeductibility of interest on the Junior Notes that were outstanding during the first eight months of fiscal 1995.

  For the reasons described above, net income in fiscal 1996 was $5.7 million (1.5% of net sales) or $0.40 per share, an increase of $5.4 million from $0.3 million (0.1% of net sales) or $0.02 per share in fiscal 1995.

 Fiscal 1995 Compared to Fiscal 1994

  Net sales in fiscal 1995 were $384.8 million, an increase of $13.3 million or 3.6% compared to $371.5 million in fiscal 1994. Net sales of home fashions products were $231.8 million in fiscal 1995, an increase of $18.5 million or 8.7% compared to $213.3 million in fiscal 1994. Net sales of apparel fabrics were $153.0 million in fiscal 1995, a decrease of $5.3 million or 3.3% compared to $158.2 million in fiscal 1994. The increase in net sales of home fashions products was due to higher unit volume, the sale of a better mix of products and higher average selling prices. The improved product mix consisted of more accessory items, ensembles and high thread count sheeting in fiscal 1995 as compared to fiscal 1994. The decrease in sales of apparel fabrics in fiscal 1995 was entirely due to lower unit volume, primarily in shirting fabrics.

  Gross profit in fiscal 1995 was $77.9 million (20.2% of net sales), an increase of $3.8 million or 5.2% compared to gross profit of $74.1 million (19.9% of net sales) in fiscal 1994. The increase in gross profit in fiscal 1995 reflected lower costs resulting from the Company's capital improvement program, which were offset somewhat by higher costs for raw materials and manufacturing materials.

  Selling, general and administrative expenses in fiscal 1995 were $44.9 million (11.7% of net sales), an increase of $1.0 million or 2.2% from $43.9 million (11.8% of net sales) in fiscal 1994. The increase in selling, general and administrative expenses in fiscal 1995 related primarily to higher expenses associated with operating the Company's factory stores and an increase in bad debt expense.

  The Company incurred one-time charges in both fiscal 1995 and fiscal 1994. Other operating costs, net reflect $9.0 million of charges in fiscal 1995 compared to $1.5 million of net charges in fiscal 1994. The charges in fiscal 1995 related to $4.4 million in writedowns of certain fixed assets that became obsolete as a result of the Company's ongoing modernization program, $3.0 million of costs associated with the Company's decision to discontinue manufacturing and marketing a line of apparel fabrics, and $1.6 million of costs associated with relocation of the Company's design, merchandising and marketing staff from office space at 111 West 40th Street to new offices at 1325 Avenue of the Americas in New York City. The one-time charges in fiscal 1994 included $0.7 million for writedowns of equipment which became obsolete as a result of the Company's modernization program and $0.8 million related to the noncash portion of certain compensation expense associated with the transfer of stock and the granting of stock options by a principal shareholder to certain management employees.

  Operating income for fiscal 1995 was $24.1 million (6.3% of net sales), a decrease of $4.5 million or 15.9% from $28.6 million (7.7% of net sales) in fiscal 1994. All of the decrease was caused by the one-time charges described above. Absent those charges, operating income would have been $33.1 million (8.6% of net sales) in fiscal 1995, an increase of $2.9 million or 9.6% from $30.2 million (8.1% of net sales) in fiscal 1994. The better operating performance in fiscal 1995 was due to lower manufacturing costs associated with the Company's modernization program, which were offset somewhat by cost increases for raw materials and manufacturing materials.

  Interest expense was $21.9 million in fiscal 1995, an increase of $1.5 million or 7.5% from $20.4 million in fiscal 1994. Included in interest expense during fiscal 1995 and fiscal 1994 was $2.9 million and $3.8 million, respectively, of noncash interest associated with the Junior Notes which were converted into 2,780,173 shares of the Company's Class A Common Stock as of September 3, 1995. Excluding the interest on the Junior Notes, interest expense would have been $19.0 million and $16.6 million in fiscal 1995 and 1994, respectively. The increase was due to higher debt levels during fiscal 1995, which was offset to a certain extent by slightly lower average interest rates. The increase in debt levels was caused by the Company's capital spending with respect to its ongoing modernization program and increased levels of working capital during the year.

  The income tax provision for fiscal 1995 was $2.1 million (89.2% of pre-tax income), a decrease of $2.7 million or 55.9% compared to $4.8 million (57.8% of pre-tax income) in fiscal 1994. The high effective tax rates in both fiscal years reflected the nondeductibility of interest on the Junior Notes.

  For the reasons described above, net income in fiscal 1995 was $0.3 million (0.1% of net sales) or $0.02 per share, a decrease of $3.3 million or 92.7% from $3.5 million (0.9% of net sales) or $0.31 per share in fiscal 1994.

LIQUIDITY AND CAPITAL RESOURCES

 General

  The Company relies on internally generated cash flow, supplemented by borrowings under its Credit Facilities and Vendor Financing, to meet its working capital needs, capital improvements and debt service requirements. In the past, the Company has maintained substantial levels of leverage. However, the Offering will result in a substantial reduction in that leverage. On a pro forma basis, after giving effect to the Offering and the application of the net proceeds therefrom by the Company to reduce outstanding indebtedness, the Company's total debt to total capital ratio at September 27, 1997 would be reduced from 69.7% to 48.9% and its ratio of EBITDA to interest expense for the nine months ended September 27, 1997 would be increased from 3.5 times to 4.7 times. There can be no assurance that the Company will not incur substantial leverage in the future in connection with its capital improvements program or in connection with possible future acquisitions.

 Working Capital

  The Company's operations are working capital intensive. The Company's operating working capital (accounts receivable and inventories less accounts payable and accrued expenses) typically increases or decreases in relation to sales and operating activity levels.

  Net cash generated from operating activities was $27.3 million in the nine months ended September 27, 1997. Included in that amount was a use of cash for operating assets and liabilities of $8.2 million, primarily comprised of a $10.1 million use for operating working capital (accounts receivable--$1.6 million source, inventories--$16.3 million use, and accounts payable and accrued expenses--$4.7 million source).

  During the comparable nine month period ended September 28, 1996, net cash generated from operating activities was $27.8 million. Included in that amount was a source of cash from operating assets and liabilities of $8.5 million, primarily comprised of an $8.5 million source from operating working capital (accounts receivable--$2.8 source, inventories--$7.3 million source, and accounts payable and accrued expenses--$1.5 million use).

  Operating working capital decreased $17.3 million (16.7%) during fiscal 1996 reflecting improved inventory management and to a lesser extent the 1.4% decrease in net sales from fiscal 1995. Net income plus noncash expense items
(net) provided $28.4 million in cash during the year. Additionally, cash was provided by a $16.7 million reduction in operating assets and liabilities. This reduction was made up of a $24.6 million reduction in inventories offset by items totaling $7.8 million, principally a reduction in accounts payable and accrued expenses of $6.6 million. Accordingly, net cash of $45.1 million was generated from operating activities.

  Operating working capital increased $5.7 million (5.8%) in fiscal 1995 reflecting the 3.6% increase in net sales. Net income plus noncash expense items (net) provided $29.6 million in cash during the year, which provided funding for $7.0 million used by changes in operating assets and liabilities. Those changes were a $1.8 million reduction in other liabilities, a $0.5 million reduction in prepaid expenses and other assets, as well as the $5.7 million increase in operating working capital mentioned above. As a result, $22.5 million in net cash was provided by operating activities in fiscal 1995.

  During fiscal 1994, operating working capital increased $17.1 million (20.3%) reflecting the 17.0% increase in net sales from fiscal 1993. Net income plus noncash expense items provided $30.0 million in cash during the year. This was used to fund the $18.1 million change in operating assets and liabilities. That change was made up of $17.1 million of cash used for operating working capital described above and a $1.0 million use of cash resulting from a decrease in other liabilities, offset by a decrease in prepaid expenses and other assets. Accordingly, operating activities generated $11.9 million of net cash in fiscal 1994.

  In connection with the purchasing of cotton for anticipated manufacturing requirements, the Company may enter into cotton futures and option contracts in order to reduce the risk associated with future price fluctuations. The Company generally covers open order requirements, which average approximately three months of production, through direct purchase and hedging transactions, and it may shorten or lengthen that period in accordance with its perception of the direction of cotton prices. Futures and option contracts are accounted for as hedges and, accordingly, gains or losses are deferred and reflected in cost of sales as an element of the cost of the finished product. Gains and losses related to hedging activity during the three year period ended December 28, 1996 were not material to the Company's results of operations. There were no material cotton futures or options contracts outstanding at December 30, 1995, December 28, 1996 or September 27, 1997.

 Credit Facilities and Vendor Financing

  On February 3, 1997, in order to finance the Cherokee Acquisition, the Company replaced its $60.0 million revolving credit facility with the Working Capital Facility, under which the Company has $90.0 million aggregate borrowing availability, subject to a borrowing base limitation, and the Term Loan Facility, under which the Company has $35.0 million of aggregate borrowing availability. The Working Capital Facility and Term Loan Facility (together, the "Credit Facilities") are secured by the Company's accounts receivable and inventories, the personal property located at the three former Cherokee manufacturing facilities, and the real property of the Cherokee North Carolina manufacturing facilities.

  The Working Capital Facility bears interest at the Base Rate, as defined (8.50% as of October 27, 1997) or LIBOR plus 2% (7.78% as of October 27, 1997) for periods of one, two, three or six months, at the Company's option. The Working Capital Facility is non-amortizing and any amounts outstanding are due at the final maturity of February 3, 2001. At October 27, 1997, the Company had an aggregate of $11.5 million of borrowings and $0.2 million in letters of credit outstanding under the Working Capital Facility and had $71.5 million in unused and available borrowings under the Working Capital Facility.

  The Term Loan Facility bears interest at the Base Rate or LIBOR plus 2.50% (8.28% as of October 27, 1997) for periods of one, two, three or six months, at the Company's option. Principal payments are required in the following amounts for each fiscal year: 1997, $1.75 million; 1998, $4.25 million; 1999, $5.0 million, and 2000, $24.0 million, of which $20.25 million is due November 2000. At October 27, 1997, the Company had an aggregate of $34.1 million of borrowings outstanding under the Term Loan Facility.

  The Credit Agreement relating to the Credit Facilities contains certain covenants including requirements for the maintenance of a certain cash interest coverage ratio and a minimum net worth and limitations on mergers and consolidations, affiliated transactions, incurring liens, making restricted payments, entering into sale and leaseback transactions, disposing of assets and owning, purchasing or acquiring margin securities. An event of default under the Credit Agreement includes a Change in Control (as defined) as well as the Company's default on certain of its other indebtedness. Borrowings under the Working Capital Facility are tied to a borrowing base formula which is dependent on the level of eligible accounts receivable and inventories, less $10 million.

  In addition, the Company finances certain capital improvements through vendors of the capital assets, and will continue to utilize this method of financing where it deems appropriate.

 Senior Subordinated Notes

  The Company currently has outstanding an aggregate principal amount of $120.0 million of Senior Subordinated Notes. The Senior Subordinated Notes were issued pursuant to the Indenture, dated December 15, 1993 (the "Indenture"), between the Company and Marine Midland Bank, N.A. The Senior Subordinated Notes are non-amortizing and mature on December 15, 2003. Interest on the Senior Subordinated Notes accrues at the rate of 10.125% per annum. The Senior Subordinated Notes are redeemable at the option of the Company, in whole or in part, on or after December 15, 1998, at a redemption price beginning at 105.1% of the principal amount thereof (plus accrued interest) and declining ratably to par on December 15, 2001. The Indenture contains certain covenants which restrict the Company's ability to, among other things, incur additional indebtedness and enter into sale and leaseback transactions unless a specified fixed charge coverage ratio is satisfied, make certain dividend payments and other restricted payments, create liens or make asset sales. The Indenture also requires the Company to make an offer to purchase the Senior Subordinated Notes upon a Change of Control (as defined) and contains, among other things, a cross acceleration to certain other outstanding indebtedness.

 Capital Improvements

  Between fiscal 1992 and fiscal 1996, the Company purchased or leased approximately $150 million of equipment and other manufacturing improvements to modernize its manufacturing processes and enhance its information systems. These capital improvements have been financed through a variety of sources, including (i) internally generated funds and borrowings under existing credit facilities, (ii) vendor financing and (iii) operating leases.

  The table below sets forth the amount of capital improvements made through specified financing sources during the past three fiscal years and for the first nine months of fiscal 1997:

                                                FISCAL YEAR
                                             ----------------- NINE MONTHS ENDED
                                             1994  1995  1996   SEPT. 27, 1997
                                             ----- ----- ----- -----------------
                                                        (IN MILLIONS)
Source of Financing
Internally generated funds and borrowings... $26.9 $20.8 $28.5       $12.6
Vendor financing(1).........................  17.2   7.2   6.0         1.1
Operating leases(2).........................   1.4   1.3   0.9         --
                                             ----- ----- -----       -----
  Total capital improvements................ $45.5 $29.3 $35.4       $13.7
                                             ===== ===== =====       =====

--------
(1) The financings provided by vendors for machinery and equipment typically have maturities ranging from three to seven years and carry floating rates of interest similar to the Company's Credit Facilities. The 1994, 1995 and 1996 amounts also include $2.8 million, $1.0 million and $3.6 million, respectively, of financing from an Industrial Development Authority for a home fashions accessory sewing plant and a warehouse and distribution center.
(2) Amounts reflect the fair market value of machinery and equipment which was leased during the applicable period.

  During the first nine months of fiscal 1997, the Company made capital improvements aggregating $13.7 million for equipment and manufacturing improvements. The Company anticipates that capital improvements will aggregate approximately $12 million during the balance of fiscal 1997. Such capital improvements will be primarily for new home fashions and apparel looms and spinning equipment. The Company anticipates capital improvements in the range of $30 million to $35 million in fiscal 1998, which will be used primarily for new looms, air conditioning and other facility modernizations. Capital improvements in fiscal 1994, 1995 and 1996 aggregated $45.5 million, $29.3 million and $35.4 million, respectively. Capital improvements in fiscal 1994, 1995 and 1996 were for (i) the installation of open-end spinning and associated opening and carding equipment, (ii) the purchase of various manufacturing equipment subject to certain leases, (iii) the installation of dyeing, printing and finishing equipment, (iv) the construction of a home fashions bedding accessory sewing plant, (v) the construction of a home fashions warehouse and distribution center, and (vi) the normal upgrading, replacement and maintenance of the Company's equipment and facilities.

  Rental expense for fiscal 1994, 1995 and 1996 was approximately $14.2 million, $13.0 million and $10.3 million, respectively, net of rental income on noncancellable leases and subleases of approximately $1.7 million, $1.5 million and $0.1 million, respectively. At December 28, 1996, the Company's future minimum lease payments due under operating leases with noncancellable terms in excess of one year were as follows: 1997, $5.3 million; 1998, $4.2 million; 1999, $2.8 million; 2000, $2.0 million; and 2001 and later, $18.3 million. Approximately 9% of future rental payments relate to operating leases for machinery and equipment used to produce the Company's products.

NET OPERATING LOSS AND CREDIT CARRYFORWARDS

  On September 3, 1991, the Company completed the 1991 Restructuring which involved issuing common and preferred stock to various parties. Management believes that the 1991 Restructuring did not result in a

"change in ownership" as such term is used in Section 382 of the Internal Revenue Code. However, Section 382 and related regulations promulgated by the IRS are extremely complex, and management's assessment of whether or not a "change in ownership" occurred involves judgments as to certain factual issues and interpretations as to certain legal issues for which there is little guidance. There can be no assurance that the IRS will not challenge the Company's conclusion that no "change in ownership" has occurred under Section
382. The utilization of the Company's pre-1991 Restructuring net operating loss and credit carryforwards could be significantly restricted or eliminated if the 1991 Restructuring is deemed to constitute a "change in ownership." From the date of the 1991 Restructuring through December 28, 1996, the Company utilized an aggregate of $16.9 million in net operating loss carryforwards and $1.7 million in general business credit carryforwards for federal income tax purposes that are subject to review by the IRS. At December 28, 1996, the Company has unused net operating loss carryforwards of $0.9 million (expiring in 2005), a minimum tax credit carryforward of $8.1 million, and investment credit and other general business credit carryforwards of $5.3 million (the majority of which expire in 1997 through 2000).

RECENT ACCOUNTING PRONOUNCEMENTS

  See Note 9 of Notes to Unaudited Condensed Consolidated Financial Statements of the Company.

                                   BUSINESS

GENERAL

  Founded in 1882, the Company is a leading manufacturer and marketer of textile products for the home fashions and apparel fabrics markets. The Company designs, manufactures and markets a coordinated line of value-added home fashions products consisting of packaged bedroom furnishings such as comforters, sheets, pillowcases, shams, bed skirts, decorative pillows and draperies. These products are marketed under the "Dan River" brand name as well under licenses from, among others, "Colours by Alexander Julian," "D. Porthault," "John Wilman," "Liberty" and "Nautica." Dan River also manufactures and markets a broad range of high quality woven cotton and cotton-blend apparel fabrics and believes that it is the leading supplier of men's dress shirting fabrics in North America (based on net sales).

  On February 3, 1997, the Company acquired substantially all of the assets and certain liabilities of Cherokee, which was a competitor of the Company and a supplier of yarn-dyed fabrics to men's and women's shirting manufacturers and of sportswear fabrics to the converting trade. The assets purchased consisted primarily of two woven fabrics manufacturing facilities located in Spindale, North Carolina and Sevierville, Tennessee and a finishing facility located in Harris, North Carolina, together with associated real property, machinery and equipment, inventories and receivables. The Company presently intends to continue the current operations of all three facilities.

  The following table sets forth for the periods indicated the dollar amount and percentage of total net sales of the Company attributable to home fashions products and apparel fabrics:

                                                                                               PRO FORMA
                                    FISCAL YEAR                    PRO     NINE MONTHS ENDED  NINE MONTHS
                         --------------------------------------   FORMA   -------------------    ENDED
                                                                 FISCAL   SEPT. 28, SEPT. 27,  SEPT. 27,
                          1992    1993    1994    1995    1996   1996(1)    1996      1997      1997(1)
                         ------  ------  ------  ------  ------  -------  --------- --------- -----------
                                                       (IN MILLIONS)
Dollar amount:
 Home fashions products. $180.4  $179.4  $213.3  $231.8  $243.2  $243.2    $173.1    $183.0     $183.0
 Apparel fabrics........  152.6   138.2   158.2   153.0   136.4   237.4      98.9     161.2      170.4
                         ------  ------  ------  ------  ------  ------    ------    ------     ------
   Total................ $333.0  $317.6  $371.5  $384.8  $379.6  $480.6    $272.0    $344.2     $353.4
                         ======  ======  ======  ======  ======  ======    ======    ======     ======
Percentage:
 Home fashions products.   54.2%   56.5%   57.4%   60.2%   64.1%   50.6%     63.6%     53.2%      51.8%
 Apparel fabrics........   45.8    43.5    42.6    39.8    35.9    49.4      36.4      46.8       48.2
                         ------  ------  ------  ------  ------  ------    ------    ------     ------
   Total................  100.0%  100.0%  100.0%  100.0%  100.0%  100.0%    100.0%    100.0%     100.0%
                         ======  ======  ======  ======  ======  ======    ======    ======     ======

--------
(1) Gives effect to the Cherokee Acquisition as if it had been consummated at the beginning of each of the periods presented.

BUSINESS STRATEGY

  The Company's principal business objective is to continue to expand the sales of its home fashions products and apparel fabrics, while improving the overall profitability of its operations. The primary components of the Company's business strategy include the following:

  . Capitalize on Profit Opportunities in Home Fashions Market. The Company focuses on the sale of higher thread count percale products (180 threads per square inch and above), printed products and accessory items (products other than individually packaged sheets and pillowcases) which enhance the Company's competitiveness, sales growth and profitability. The Company's net sales attributable to home fashions products have been driven by improved product and customer mix and product innovation. The Company's customer-specific marketing strategy is designed to (i) create specialized products that provide differentiation from competitors and enable both the Company and its customers to increase sales and margins, and (ii) attract value conscious consumers by offering high quality products at reasonable prices. Accordingly, the Company works directly with retailers to develop value-added, fashion-oriented products (as opposed to solid color commodity products) that are periodically updated to respond to changing consumer preferences, thereby improving retailers' inventory turn rates and associated profitability.

  . Expand Distribution of Home Fashions Products Through Strategic Relationships with Major Retailers. The Company aggressively markets its home fashions products to, and has developed significant business relationships with, key retailers in all retail trade classes, including department stores, mass merchandisers, discount stores, national chain stores, specialty stores and warehouse clubs. Establishing and expanding these key distribution channels has strengthened consumer recognition of the "Dan River" brand name and increased sales. The Company has established strategic relationships with large, high volume retailers such as Wal-Mart Stores, Inc., Kmart Corporation, Federated Department Stores, Inc., J.C. Penney Company, Inc. and The May Department Stores Company, by providing high quality products together with superior customer service.

  . Enhance Strong Apparel Fabrics Market Position. Dan River seeks to enhance its position as a leading producer of apparel fabrics by focusing on customer relationships, anticipating fashion trends, developing new innovative products and reducing manufacturing lead times. Management believes that (i) the significant reduction in manufacturing costs achieved through its aggressive facility modernization program, (ii) the increase in the size of its apparel fabrics operations and attendant reduction in fixed costs on a per unit basis as a result of the Cherokee Acquisition and (iii) its diverse customer base will make Dan River's apparel fabrics business less sensitive to the cyclicality experienced by the textile industry in general and will further increase the Company's profitability. Management also believes that demand for apparel fabrics manufactured in North America and the Caribbean will continue to increase as a result of NAFTA, and the Caribbean Basin Recovery Act and the increasing importance of geographic proximity in enabling shortened delivery times. The Company believes the Cherokee Acquisition will enhance its ability to benefit from this opportunity.

  . Reduce Production Costs and Improve Productivity. The Company is a low cost producer. During the past five fiscal years, the Company has invested approximately $150 million in an extensive facility modernization program focused on installing the most advanced manufacturing technologies making the Company more competitive and cost-efficient. As a result of this program as well as other improvements made by the current management team since the Company was acquired in 1989, the Company has significantly increased productivity, reduced costs and improved product quality. From fiscal 1990 through September 1997, the Company substantially improved productivity by (i) increasing weaving efficiencies within its home fashions and apparel fabrics operations by 12% and 11%, respectively, (ii) increasing square yards of greige (unfinished) fabrics produced per man hour within its home fashions and apparel fabrics operations by 151% and 48%, respectively, and (iii) increasing square yards of finished fabrics produced per man hour by 11%. During the same period, the Company achieved significant cost reductions by (i) reducing off-quality production of home fashions products and apparel fabrics by 46% and 45%, respectively, (ii) reducing pounds of waste generated by its manufacturing operations and (iii) reducing its manufacturing work force by 30% excluding the effect of the Cherokee Acquisition. The Company intends to continue to modernize its operations and improve its low cost position.

  . Attain Textile Industry Leadership in Information Technology. The Company has invested significantly in information technology to provide improved and differentiated services. The Company has implemented an advanced supply chain management system which reduces manufacturing lead-time and enhances the Company's ability to respond to customers' requirements. The Company's electronic data interchange (EDI) systems, quick response customer delivery programs and point-of-sale decision support systems enable customers to maintain lower inventory levels and react faster to changes in product demand, thereby improving their operating results. In addition, the Company employs continuous inventory replenishment and dedicated manufacturing programs with certain customers to enhance service. Planned investments in information technology include the implementation of a new enterprise resource planning (ERP) system along with additional continuous inventory replenishment programs.

  . Enhance Financial Flexibility. The Company seeks to maintain a capital structure that will position it for growth through expansion of existing operations and potential acquisitions as well as provide stability during cyclical downturns. The textile industry generally, and in particular marketers of home fashions products, have undergone significant consolidation in recent years and the Company anticipates that this trend will continue. The Company believes that, following completion of the Offering, its strong balance sheet will enable it to capitalize on attractive acquisition opportunities.

HOME FASHIONS OPERATIONS

 Products

  The Company designs, manufactures and markets a coordinated line of value-added home fashions products, consisting of packaged bedroom furnishings such as comforters, sheets, pillowcases, shams, bed skirts, decorative pillows and draperies which are marketed under the "Dan River" brand name, as well as under various other trademarks and licenses from, among others, "Colours by Alexander Julian," "D. Porthault," "John Wilman," "Liberty" and "Nautica." Home fashions products are offered in a wide variety of styles and patterns, including fashion designs and, to a lesser extent, solid colors. Products range from a 120-thread count muslin sheet of blended polyester and cotton to a top-of-the-line 250-thread count percale 100% cotton sheet. The Company focuses on value-added, higher margin products, such as percales and printed products and accessory items (products other than sheets and pillowcases), which the Company believes enhance its competitiveness and will enable it to increase sales. The Company believes that its percentage of net sales of home fashions products attributable to these higher margin products is among the highest in the industry.

  Dan River has established itself as an innovator in merchandising home fashions products. The Company was a leader in introducing the complete bed ensemble, which it markets under the name "Bed-in-a-Bag." The "Bed-in-a-Bag" complete bed ensemble consists of a comforter with matching sheets, pillowcases, shams and a dust ruffle. This merchandising concept capitalizes on the Company's design capabilities and manufacturing flexibility, enabling the Company to develop and manufacture customer-specific "Bed-in-a-Bag" products. These packaged sets, which accounted for 40.3% of the Company's net sales of home fashions products for the first nine months of fiscal 1997, provide attractive profit margins for the Company and its customers, while offering consumers value and convenience. In addition, "Bed-in-a-Bag" complete bed ensembles increase retailers' inventory turns and help them avoid markdowns on unsold products. Dan River also manufactures and sells home fashions products manufactured from yarn-dyed fabrics (as opposed to printed or solid-colored fabrics), which have expanded the styling available in this product line. Management believes that the Company's ability to manufacture wide-width, yarn-dyed fabrics in short runs in a wide variety of innovative styles, such as woven plaids, for use in home fashions products differentiates the Company from its competitors.

 Customers

  The Company distributes home fashions products through key retailers in all retail trade classes including department stores, specialty home fashions stores, direct marketers, national chains, mass merchants and regional discounters. The Company markets its home fashions products to over 600 customers, none of which accounted for more than 10% of the Company's total net sales in fiscal 1996. The Company has pursued and established strong relationships with large, high volume retailers including Wal-Mart Stores, Inc., Kmart Corporation, Federated Department Stores, Inc., J.C. Penney Company, Inc. and The May Department Stores Company. As a supplement to its primary distribution channels, a Dan River subsidiary operates factory outlet stores which sell home fashions products directly to consumers. The factory outlet stores sell first-quality and close-out merchandise, as well as seconds, and are located off highway exits and in tourist areas, avoiding the creation of a perceived threat to the traditional Dan River home fashions retailer. Sales through the Company's factory outlet stores accounted for approximately 2% of total home fashions products sales in fiscal 1996 and are not expected to grow significantly as a percentage of total home fashions products sales.

 Sales and Marketing

  The home fashions products sales and marketing staff consists of approximately 60 persons and is headquartered in New York City, with satellite offices in Atlanta, Boston, Chicago, Dallas, Los Angeles, Minneapolis, Philadelphia and San Francisco. These marketing professionals, stylists and product development personnel work as early as one year in advance of a retail selling season to develop new fabrics, styles, colors, constructions and finishes. The Company's stylists monitor trends by periodically traveling throughout the world to attend trade shows, meet with home fashions retailers and conduct market research. Together with the marketing group, stylists often work directly with the Company's customers to create fabrics that respond to rapidly changing fashion trends and customer needs. New styles are also developed internally for the April and October bed and bath home textile trade shows, where they are shown to buyers and are placed in production based on customer acceptance. Orders for home fashions products are filled from inventory or, if inventory is not available, products are manufactured and generally shipped within six to 12 weeks of order placement.

APPAREL FABRICS OPERATIONS

 Products

  The Company manufactures and markets a broad range of high quality woven cotton and cotton-blend fabrics, which are marketed primarily to manufacturers of men's, women's and children's clothing. The Company's yarn-dyed and piece-dyed woven apparel fabrics include oxford cloth, pinpoint oxford cloth, fancy broad cloth, seer-suckers, mid and light weight denim, twills and chambrays. As a result of the Cherokee Acquisition, the Company believes that it is the leading manufacturer of men's dress shirting fabrics in North America (based on net sales). In fiscal 1996, the Company manufactured and sold approximately 27 million yards of shirting fabric, approximately 71% of which was oxford cloth. The Company also manufactures and distributes apparel fabrics to uniform manufacturers and for use in decorating and crafts, 100% cotton fabrics to the furniture market and greige (unfinished) fabrics to converters.

  Management believes that the Company enjoys a reputation as a leader in creating new fabric styles and designs within the apparel fabrics market. Management also believes that the Company's customers look to its design and styling professionals to help identify new product ideas and anticipate fashion trends in the domestic apparel market. The Company has a library with over one million yarn-dyed fabric samples to help develop new product ideas. The Company's product development professionals work independently as well as directly with customers to develop new fabric styles and constructions. In addition, the Company's product development personnel increasingly work directly with retailers to develop fabrics. These retailers often specify that the Company's fabrics be used by their suppliers in the manufacture of garments to be sold by them. The Company believes that it is a leader in wrinkle resistant technology for shirting fabrics and markets Dri-Don(R) blended easy care fabrics and 100% cotton Wrinkl-Shed(R) fabrics. As a result of the Cherokee Acquisition, the Company now manufactures and markets fabrics utilizing Tencel lyocell, an innovative new fiber. These versatile, innovative fabrics are used primarily in manufacturing women's sportswear.

 Customers

  The Company distributes its apparel fabrics primarily to domestic manufacturers of men's, women's and children's clothing which, in turn, operate sewing plants throughout the United States and the Caribbean. The Company's customers market clothing manufactured from its apparel fabrics under such brand names as Arrow, Brooks Brothers, Hathaway, Levi Strauss, Liz Claiborne, L.L. Bean, Manhattan, Osh Kosh B'Gosh and Van Heusen, as well as under private labels through retailers such as J.C. Penney Company, Inc. and Sears, Roebuck

& Co. The Company markets uniform fabrics to customers such as Cintas Corporation and Red Kap, and distributes apparel fabrics to home sewing retailers such as Wal-Mart Stores, Inc., Fabric-Centers of America, and through various wholesale distributors, for use in decorating and crafts, as well as garment sewing.

 Sales and Marketing

  The Company's apparel fabrics, sales and marketing staff consists of approximately 55 persons and is headquartered in New York City, with satellite offices in Chicago, Dallas, Danville, High Point (North Carolina), Los Angeles and San Francisco. Apparel fabrics are generally "made to order" products. Fabrics are manufactured and generally shipped within nine to 12 weeks of order placement. Orders for apparel fabrics are based on customer selections from offerings of color, content, construction, design and finish, and fabrics are made to customer specifications, which may be developed jointly with the customer. Fabric stylists and computerized fabric design capability aid in the process of fabric development and samples are created for customer approval. Once customer approval and delivery requirements are received, orders are committed to production.

MANUFACTURING PROCESS

 Production

  Dan River is a vertically integrated manufacturer involved in all aspects of the woven textile manufacturing process, from spinning and weaving to dyeing, finishing, and sewing. Substantially all of the Company's facilities for the manufacture of home fashions products are located in Danville, Virginia. As a result of the acquisition of Cherokee, with spinning and weaving facilities located in Spindale, North Carolina and Sevierville, Tennessee and finishing facilities located in Harris, North Carolina, the Company added almost a million square feet of manufacturing and warehousing floor space dedicated to the manufacture of apparel fabrics in addition to its existing apparel fabrics manufacturing facilities in Danville.

  During the past five fiscal years, the Company has invested approximately $150 million in an extensive facility modernization program focused on installing the most advanced manufacturing technologies in an effort to be the low cost manufacturer in the industry. See "Risk Factors--Substantial Capital Requirements." Within its home fashions operations, the Company has installed modern, high-speed air-jet looms; automatic sheet cutting, hemming and folding equipment; lower cost open-end spinning equipment; and computerized comforter equipment. Within its apparel fabrics operations, the Company has modernized its yarn preparation processes through the installation of more efficient, lower cost, open-end spinning, carding, drawing and combing equipment. The Company's ongoing capital improvement programs have modernized and streamlined substantially all significant components of the manufacturing process for both home fashions products and apparel fabrics, helping the Company reduce lead times, minimize inventory levels and maximize flexibility to respond to changing market conditions, while at the same time increasing the quality of its products.

  At Dan River's manufacturing facilities, raw cotton and synthetic fibers are spun into cotton and polyester-blend yarns. Much of the yarn used in the manufacture of apparel fabrics is dyed before being woven into fabric, as opposed to yarn used in the manufacture of home fashions products, which typically is not dyed. Yarn is then woven into fabric on looms to produce unfinished fabric. After weaving, fabric may be marketed as greige (unfinished) goods that are finished in accordance with customer specifications. Fabric utilized in the manufacture of home fashions products is finished by bleaching, dyeing and/or printing. The Company also supplements its printing through the use of third party manufacturers in order to meet customer demand for its products. The Company cuts and sews fabric in home fashions products, such as prepackaged sheets, pillowcases and accessory products at its sewing and cutting facilities and supplements production from these facilities through the use of third party contractors. Once packaged, final products are sold to the Company's customers. Apparel fabrics are finished through combinations of bleaching, dyeing, napping and applying various finishes.

  The Company's finishing facilities are capable of finishing over 190 million yards of fabric per year. Dan River believes its finishing capabilities enable it to originate new fabrics rapidly and vary production to meet market trends and demands. The Company's finishing facilities also finish fabric on a commission basis for outside customers. During fiscal 1997, the Company completed construction of a new 258,000 square foot home fashions finished goods warehouse and distribution center which is located adjacent to its new home fashions accessory sewing plant in Danville, Virginia. The Company believes the new warehouse will enable it to better and more efficiently service its home fashions customers and accommodate further growth of its home fashions business.

  Dan River has engineered its manufacturing processes to meet the quick response delivery requirements of its customers. Quick response techniques reduce turnaround time (the time required to process a particular order) which improves customer service and production efficiency. Furthermore, Dan River has the capability to offer electronic data interchange programs to all of its customers. These programs minimize the lead time for customer orders and permit a more efficient, targeted manufacturing schedule, as well as improvements in efficiency, communications, planning and processing times at each stage of production. The Company has electronic data interchange programs in place with most of its major home fashions products customers.

 Quality Improvement Program

  Dan River has a program of quality improvement designed to establish common standards of quality and performance at each stage of the manufacturing process. These standards are used to set goals and measure performance. Statistical process control techniques have been introduced throughout the Company's manufacturing facilities. Modern systems have been installed to assist in controlling the dyeing and finishing of yarn and fabric. Computerized monitoring of key manufacturing processes is being installed and real-time information is being integrated into the overall quality system. Dan River's capital improvement program and the related modernization of manufacturing processes and information systems are also important components in its quality improvement program.

  Product testing is done in the Company's laboratories in its facilities, which are certified by both federal government agencies, private sector customers and certification bodies. All products are subjected to statistical sampling plans designed to assure compliance to specifications.

PRODUCT DEVELOPMENT

  As part of its customer-specific marketing strategy, the Company works directly with its customers to develop new fabric constructions, patterns, textures and colors. The Company has equipment in its facilities dedicated to sample manufacturing where it tests new fabric concepts in actual end-use products. Extensive evaluation of a product is conducted prior to committing fabrics to mill production. Fabrics are sometimes introduced in cooperation with a retailer, in which case a test run of the fabric is produced, manufactured (by a third party garment manufacturer) and delivered to a retailer for test sales. Based upon the results of internal evaluations and these retail tests, new fabrics are introduced into the marketplace.

RAW MATERIALS

  Dan River uses substantial quantities of cotton in its manufacturing operations. By law, U.S. textile companies are generally prohibited from importing cotton, subject to certain exceptions which take effect primarily when the U.S. price of cotton exceeds the world price. Cotton is an agricultural product subject to weather conditions and other factors affecting agricultural markets. Accordingly, the price of cotton is subject to considerable fluctuation. See "Risk Factors--Possible Adverse Effect of Fluctuations in Price and Availability of Cotton."

  Dan River purchases cotton primarily in the domestic market directly from merchants or through brokers. Generally, the Company seeks to purchase sufficient amounts of cotton to cover existing order commitments (approximately three months); however, the Company may purchase cotton in advance of orders on terms that it deems advantageous, and while the Company does not speculate on the price of cotton, it may hedge prices from time to time through forward contracts and the futures and options markets. The Company also uses significant quantities of polyester, which is available from several sources.

  Although the Company has always been able to obtain sufficient supplies of both cotton and polyester, any shortage or interruption in the supply or variations in the quality of either could have a material adverse effect on the Company's business. Additionally, fluctuations in cotton and polyester prices can significantly affect the Company's profitability, particularly on a short term basis, since Dan River and other textile manufacturers cannot always mirror such fluctuations in the pricing of their products. See "Risk Factors--Cyclical Nature of Textile Industry."

  The Company also uses various other raw materials, such as dyes and chemicals, in its manufacturing operations. The Company believes these materials are readily available from a number of sources. Dan River also supplements its internal manufacturing capabilities by purchasing yarn and unfinished fabrics from outside sources and by contracting with third parties for various manufacturing services, including certain printing and sewing operations. During fiscal 1996, approximately 14% of the yarn and 5% of unfinished fabrics used in the Company's manufacturing operations were purchased from outside sources and approximately 5% of printing and finishing services and 8% of sewing operations were performed by third parties. During the first nine months of fiscal 1997, approximately 14% of the yarn and 12% of unfinished fabrics used in the Company's manufacturing operations were purchased from outside sources, and 9% of finishing services and 8% of sewing operations were performed by third parties.

TRADEMARKS AND LICENSES

  The Company holds licenses to produce and sell home fashions products under "Colours by Alexander Julian," "D. Porthault," "John Wilman," "Liberty" and "Nautica" and certain other names or marks, and to use certain designs on its home fashions textile products. Such licenses generally provide that the Company has the exclusive right for a limited period, generally three years subject to renewal for additional periods, to use the respective brand name in the sale of certain types of products in certain geographic regions. Dan River also holds non-exclusive licenses with respect to the use and advertising of certain processes or synthetic fibers or fabrics. Management believes that the failure of the Company to continue to hold any one of its licenses or trademarks (other than "Dan River") would not have a material adverse effect on the Company's business.

  Dan River has registered the "Bed-in-a-Bag" name as a trademark. In February 1997, a competitor filed a Petition for Cancellation of the trademark in the United States Patent and Trademark Office (the "U.S. Patent Office"). Dan River filed its answer to the Petition for Cancellation and intends to vigorously defend the action. The Petition challenges only the exclusivity of the trademark and not the Company's right to continue to use the phrase in connection with its products. Therefore, while the Company cannot predict the outcome of this matter, the Company believes that the loss of such exclusivity would not have a material adverse effect on the Company's business or prospects.

COMPETITION

  The Company's competitive position varies by product line. Competitive factors include price, product styling and differentiation, quality, flexibility of production and finishing, delivery time and customer service. The Company sells its products primarily to domestic customers and competes with both large, integrated textile manufacturers and numerous smaller companies specializing in limited segments of the market. Some competitors have significantly greater financial resources than Dan River. See "Risk Factors--Intense Competition."

  The Company is one of several domestic manufacturers of home fashions products. Certain of the Company's competitors have a significantly greater share of the domestic market than the Company, including WestPoint Stevens Inc., Springs Industries, Inc. and Fieldcrest Cannon, Inc., which management believes collectively account for over 50% of the home fashions bedding products market.

  With the acquisition of Cherokee, the Company believes that it is a leading producer of lightweight yarn-dyed woven cotton and cotton-blend apparel fabrics in North America. With respect to men's shirtings, management believes the Company is the largest producer of oxford cloth and pima cotton pinpoint oxford cloth and the leading producer of lightweight yarn-dyed dress shirting fabrics in North America (based on net sales). In the sportswear fabrics market, the Company is one of a number of domestic producers.

  The Company is subject to foreign competition. The Company believes that over half of the apparel fabrics (much in the form of imported garments) and approximately 15% of the home fashions products sold in the U.S. are manufactured overseas. One of the Company's business strategies is to seek niche apparel fabrics markets that are less susceptible to foreign competition. The Company believes that its domestic manufacturing base and emphasis on shortening production and delivery times allow the Company to respond more quickly than foreign producers to changing fashion trends and to its domestic customers' delivery schedules.

  The extent of import protection afforded by the U.S. government to domestic textile producers has been, and is likely to remain, subject to considerable domestic political deliberation. The Company benefits from protections afforded to apparel manufacturers based in certain Caribbean and Central American countries which ship finished garments into the U.S. under Item 9802.00.80 of the Harmonized Tariff Schedule of the U.S. as authorized by the Caribbean Basin Recovery Act. Item 9802.00.80 reduces certain tariffs which would otherwise apply to apparel garments manufactured outside the U.S. and shipped into the U.S., provided that the garments are manufactured from fabric produced and cut domestically. Item 9802.00.80 is beneficial for Dan River and other domestic producers of apparel fabrics, because it creates an attractive manufacturing base for apparel in close proximity to the U.S.

  In January 1995, a multilateral trade organization, the WTO, was established to replace the GATT. This new body has set forth the mechanisms by which world trade in textiles and clothing will be progressively liberalized with the elimination of quotas and the reduction of duties. The implementation began in January 1995 with the phasing-out of quotas and the reduction of duties to take place over a 10-year period. The selection of products at each phase is made by each importing country and must be drawn from each of the four main textile groups: tops and yarns, fabrics, made-up textile products and apparel. The elimination of quotas and the reduction of tariffs under the WTO may result in increased imports of certain textile products and apparel into North America. These factors could make the Company's products less competitive against low cost imports from developing countries. See "Risk Factors-- Possible Adverse Effect of Government Policy and Import Regulations."

  NAFTA, which was entered into by the United States, Canada and Mexico and became effective on January 1, 1994, has created the world's largest free-trade zone. The agreement contains safeguards sought by the U.S. textile industry, including a rule of origin requirement that products be processed in one of the three countries in order to benefit from NAFTA. NAFTA will phase out all trade restrictions and tariffs on textiles and apparel among the three countries. In addition, NAFTA requires merchandise to be made from yarns and fabrics originating in North America in order to avoid trade restrictions. Thus, not only must apparel be made from North American fabric but the fabric must be woven from North American spun yarn. Although management believes that the Company may benefit from NAFTA, there can be no assurance that the removal of these barriers to trade will not have a material adverse effect on the Company's business. See "Risk Factors--Possible Adverse Effect of Government Policy and Import Regulations."

ORDER BACKLOG

  The Company's order backlog was approximately $134.4 million at September 27, 1997, as compared to approximately $97.0 million at September 28, 1996, which was prior to the Cherokee Acquisition. Substantially all of the orders on hand at September 27, 1997 are expected to be filled within four months of that date.

PROPERTIES

  On February 3, 1997, the Company acquired substantially all of the assets of Cherokee, including greige manufacturing facilities in Spindale, North Carolina and Sevierville, Tennessee, and a finishing plant in Harris,

North Carolina. The Company owns the North Carolina facilities, totaling approximately 588,000 square feet of manufacturing space. The Company leases the Sevierville, Tennessee facility (consisting of approximately 384,000 feet of manufacturing space) with an option to purchase the facility for nominal consideration in 2018. The North Carolina real estate and the machinery and equipment at all of these facilities are subject to liens securing borrowings by the Company under the Credit Facilities funded in connection with the acquisition of Cherokee.

  Substantially all of Dan River's other apparel fabrics facilities, and substantially all of its home fashions and corporate facilities, are located in Danville, Virginia. Most of the Danville facilities are owned by the Company. The owned facilities occupy a total of approximately 5,680,000 square feet, with approximately 2,600,000 square feet of space currently used for manufacturing. The Company's 116,000 square foot accessory sewing plant and new 258,000 square foot distribution center are leased, with an option to purchase for nominal consideration upon repayment of debt incurred in the construction of these facilities. The Company leases approximately 873,000 square feet of additional warehouse and manufacturing space in Danville.

  Dan River also owns a yarn mill in Alabama. The Company has entered into a definitive agreement to sell such yarn mill, which sale is subject to customary closing conditions. The Company leases each of its marketing and sales offices and, through its subsidiary, Dan River Factory Stores, Inc., the Company leases seven factory outlet stores in Georgia, Illinois, Maryland, Ohio, South Carolina and Tennessee, each of which averages approximately 6,000 square feet of total space. The Company owns its factory outlet store in Danville, Virginia.

  The Company's manufacturing facilities generally operate on a five, six or seven day 24-hour per day schedule depending on the nature of the operations and demand for specific products of the Company, as well as other factors.

  The Company believes that its existing facilities are adequate to service existing demand for the Company's products. The Company considers its plants and equipment to be in good condition.

GOVERNMENTAL REGULATION

  Dan River is subject to various federal, state and local environmental laws and regulations limiting the discharge of pollutants and the storage, handling and disposal of a variety of substances. In particular, the Company's dyeing and finishing operations result in the discharge of substantial quantities of wastewater and in emissions to the atmosphere.

  The Company is subject to the federal Clean Water and Clean Air Acts, and related state and local laws and regulations. The Company's operations also are governed by laws and regulations relating to workplace safety and worker health, principally the Occupational Safety and Health Act and regulations thereunder, which, among other things, establish cotton dust, formaldehyde, asbestos and noise standards, and regulate the use of hazardous chemicals in the workplace. The Company believes that it is currently in compliance in all material respects with the environmental or health and safety laws and regulations and does not believe that the cost of, or any operational constraints or modifications required to assure, future compliance with such laws or regulations will have a material adverse effect on its results of operations or financial condition. However, there can be no assurance that environmental requirements will not become more stringent in the future or that the Company will not incur significant costs to comply with such requirements.

  At the property formerly owned by Cherokee at Spindale, North Carolina, there is groundwater contamination consisting of diesel fuel, for which the owner of an adjoining property has acknowledged responsibility. The neighboring landowner is engaged in cleanup operations under the direction of the North Carolina Department of Health, Environment and Natural Resources. Prior to purchasing the Spindale property, the Company identified additional contamination, consisting primarily of benzene in excess of applicable action levels, that the Company believes, based on reports from its environmental consultant, also originates on the adjoining property. The Company also believes cleanup of the benzene contamination may not be required under current North Carolina policy, and that in the event the Company is required to clean up the contamination, it may be eligible to apply for funding from the North Carolina underground storage tank trust fund. In addition, liabilities arising from environmental contamination associated with pre-closing operation of Cherokee's facilities were excluded in connection with the Company's purchase of Cherokee's assets and therefore not assumed by the Company. Furthermore, the Company believes that any contamination on the Spindale property prior to the closing is subject to an indemnity from Cherokee, for which an amount adequate to cover the likely cost of cleanup has been placed in an escrow fund until May 1998. In any event, the Company believes that if it were required to clean up the currently known contamination because it is the owner of the affected property, the cost of such cleanup would not have a material adverse effect on its results of operations or financial condition.

EMPLOYEES

  At September 27, 1997, the Company had approximately 5,500 employees, of which approximately 4,700 were hourly employees. Of these hourly employees, approximately 3,600 are located primarily in the Company's Danville, Virginia operations and represented by a collective bargaining agreement which expires on January 1, 2002. The Company believes that its relations with its employees are good.

LEGAL PROCEEDINGS

  From time to time, the Company is a party to litigation arising in the ordinary course of its business. The Company is not currently a party to any litigation that management believes, if determined adversely to the Company, would have a material adverse effect on the Company. A competitor has filed a Petition for Cancellation with the U.S. Patent Office challenging the Company's "Bed-in-a-Bag" trademark. See "--Trademarks and Licenses."

                                  MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS

  The directors and executive officers of the Company are as follows:

                                YEARS IN
                                TEXTILE
   NAME                     AGE INDUSTRY              POSITIONS HELD
   ----                     --- ---------             --------------
Joseph L. Lanier, Jr....... 65      40    Chairman, Chief Executive Officer and
                                          Director
Richard L. Williams........ 63      29    President, Chief Operating Officer and
                                          Director
Edward J. Lill............. 65      --    Director
John F. Maypole............ 58      --    Director
Barry F. Shea.............. 48      21    Vice President-Chief Financial Officer
Scott D. Batson............ 41      15    Vice President-Finance
Anthony J. Bender.......... 39       4    Vice President-Information Systems
Gregory R. Boozer.......... 42      20    Vice President-Manufacturing Services
Edward E. Carroll.......... 58      30    Vice President-Industrial Relations
Harry L. Goodrich.......... 47      17    Vice President, Secretary and General
                                          Counsel
George R. Herron........... 57      26    Vice President-Cotton Procurement
Larry W. Van de Visser..... 61      36    Vice President-Administration
Gary D. Waldman............ 41       7    Controller

  Joseph L. Lanier, Jr. has been Chairman of the Board of Directors and Chief Executive Officer of Dan River or its predecessor since 1989. Mr. Lanier is also a director of SunTrust Bank, Inc. (a bank holding company), Flowers Industries, Inc. (a food company), Torchmark Corporation (an insurance company) and Dimon Incorporated (a tobacco products company and distributor of cut flowers).

  Richard L. Williams has been a director and President and Chief Operating Officer of Dan River or its predecessor since 1989.

  Edward J. Lill has served as a director of the Company since October 1997. Mr. Lill was a senior partner and Vice Chairman of Deloitte & Touche from 1988 until his retirement in 1995. From 1986 to 1988, Mr. Lill was the Executive Vice President and Chief Financial Officer of E.F. Hutton Group Inc., the parent company of E.F. Hutton & Company. Mr. Lill is also presently a consultant to MetLife with respect to accounting and other related matters.

  John F. Maypole has served as a director of the Company or its predecessor since 1992. Mr. Maypole is presently a consultant to MetLife and has over the past five years served as a consultant to and/or director of various other corporations and providers of financial services. Mr. Maypole also serves as a director of Bell Atlantic Corporation (a telecommunications company) and Massachusetts Mutual Life Insurance Company.

  Barry F. Shea was a director of the Company's predecessor from 1989 to 1991. He was Vice President- Finance, Chief Financial Officer and Assistant Secretary of Dan River or its predecessor from 1989 until 1996 and has been Vice President-Chief Financial Officer from 1996 to the present.

  Scott D. Batson has been Vice President-Finance of Dan River since 1995 and was Director of Finance from 1990 to 1995. Mr. Batson was also Treasurer of the Company's predecessor from 1990 to 1995.

  Anthony J. Bender has been Vice President-Information Systems of Dan River since 1995. Mr. Bender was Director of Systems Development of Springs Industries, Inc. (a manufacturer and distributor of textile products) from 1993 until 1995, and held a number of management consulting positions with Price Waterhouse, LLP from 1985 to 1993.

  Gregory R. Boozer has been Vice President-Manufacturing Services of Dan River since 1989.

  Edward E. Carroll has been Vice President-Industrial Relations of Dan River since 1995. He was Director of Employee Relations of Dan River from 1984 until 1995.

  Harry L. Goodrich has been Secretary and General Counsel of Dan River or its predecessor since 1989 and has been Vice President of Dan River since 1995.

  George R. Herron has been Vice President-Cotton Procurement of Dan River since 1987.

  Larry W. Van de Visser was Controller of Dan River from 1990 until 1995 and Vice President-Controller of Dan River from 1995 to 1996. He has been Vice President-Administration of Dan River since 1996.

  Gary D. Waldman has been Controller of Dan River since 1996. He was Assistant Controller of Dan River from 1992 until 1996, and Director of Taxes from 1990 until 1992.

  Other significant employees of the Company are James E. Martin and Thomas L. Muscalino.

  Mr. Martin has headed Dan River's apparel fabrics operations since 1990. He is 48 years old and has 26 years of experience in the textile industry.

  Mr. Muscalino has headed Dan River's home fashions operations since 1993. From 1975 until 1992, he held a number of marketing positions with WestPoint Stevens Inc. (a textile company), including President of its Consumer Products Division in 1992. He is 46 years old and has 25 years of experience in the textile industry.

  Directors are elected by the Company's shareholders and serve until their successors are elected and qualified. Directors are divided into three classes and serve staggered terms that expire at the 1998, 1999 or 2000 annual meeting of shareholders. The terms of the directors expire as follows: Mr. Lanier in 1998, Mr. Williams in 1999 and Messrs. Lill and Maypole in 2000. Directors for each class will be elected at the annual meeting of shareholders held in the year in which the term for such class expires and will serve thereafter for three years, or until their earlier resignation or removal, or until their successors are elected and qualified.

  The Company intends to add two additional non-employee directors within 60 days following completion of the Offering. The term of one such director will expire at the 1998 annual meeting of shareholders and the term of the other director will expire at the 1999 annual meeting of shareholders.

  The Board of Directors has established a Compensation Committee and an Audit Committee. The Compensation Committee is composed of Messrs. Lill and Maypole and is responsible for establishing salaries, bonuses and other compensation for the Company's executive officers and for administering the Company's option plans. The Audit Committee is also composed of Messrs. Lill and Maypole and is responsible for recommending independent auditors, reviewing with the independent auditors the scope and results of the audit engagement, monitoring the Company's financial policies and control procedures, and reviewing and monitoring the provision of non-audit services by the Company's auditors.

  All executive officers of the Company are elected annually by and serve at the discretion of the Board of Directors.

EXECUTIVE COMPENSATION

  Summary Compensation Table. The table below sets forth the annual compensation paid by Dan River to or for the account of the chief executive officer of Dan River and each of the other four most highly compensated executive officers of Dan River in the fiscal years indicated (collectively, the "Named Executive Officers"):

                          SUMMARY COMPENSATION TABLE

                                                                      LONG-TERM
                                                                     COMPENSATION
                                                                        AWARDS
                                                                     ------------
                                                                      SECURITIES
                              ANNUAL COMPENSATION(1)                  UNDERLYING
                              ----------------------  OTHER ANNUAL     OPTIONS/      ALL OTHER
  NAME AND PRINCIPAL POSITION YEAR  SALARY  BONUS(2) COMPENSATION(3)   SARS (#)   COMPENSATION(4)
  --------------------------- ---- -------- -------- --------------- ------------ ---------------
Joseph L. Lanier, Jr...       1996 $422,424 $169,650         --            --         $1,500
 Chairman and Chief           1995  404,193  128,050         --            --          1,500
  Executive Officer           1994  388,435  213,330         --         87,500         1,500
Richard L. Williams....       1996  352,118  141,410         --            --          1,500
 President and Chief          1995  338,558  107,260         --            --          1,500
  Operating Officer           1994  325,500  178,760    $543,000        70,000         1,500
Barry F. Shea .........       1996  201,815   81,050         --            --          1,500
 Vice President--Chief        1995  193,389   61,270         --            --          1,500
  Financial Officer           1994  185,866  102,080     259,000        26,250         1,500
Gregory R. Boozer......       1996  145,385   58,390         --            --          1,454
 Vice President--             1995  133,077   42,160         --            --          1,331
  Manufacturing               1994  113,462   62,310         --         21,875         1,135
  Services
Harry L. Goodrich......       1996  120,723   48,480         --            --          1,207
 Vice President--             1995  116,037   36,760         --            --          1,160
  Secretary and General       1994  111,516   61,240         --         13,125         1,115
  Counsel

--------
(1) The aggregate amount of perquisites and other personal benefits, if any, did not exceed the lesser of $50,000 or 10% of the total annual salary and bonus reported for each Named Executive Officer and has therefore been omitted.
(2) For information relating to the determination of bonus amounts, see "Compensation Committee Interlocks and Insider Participation."
(3) During 1994, Mr. Lanier transferred 121,450 and 58,975 shares of his Old Class A Stock (as defined herein) of the Company to Messrs. Williams and Shea, respectively, for no consideration. Under applicable IRS regulations, the transfer is deemed to be compensation paid by the Company to Messrs. Williams and Shea equal to the fair market value of the securities transferred, which amount is deductible by the Company and taxable to the recipients. The amounts set forth in the table above reflect the noncash compensation deemed to have been paid to Messrs. Williams and Shea, plus $196,000 and $90,500 in cash paid by the Company to each of them, respectively, in partial reimbursement to Messrs. Williams and Shea of taxes payable by them as a result of the stock transfer. The Old Class A Common Stock transferred was valued at that time at $2.85 per share.
(4) Represents amounts accrued during applicable fiscal years to each Named Executive Officer pursuant to the Dan River Salary Retirement Plan.

  Aggregated Options Table. The table below sets forth certain information with respect to stock options exercised (or repurchased by the Company) during and held at the end of fiscal 1996 by each Named Executive Officer.

                    AGGREGATED OPTION/SAR EXERCISES IN LAST
                   FISCAL YEAR AND FY-END OPTION/SAR VALUES

                                                     NUMBER OF     VALUE OF UNEXERCISED
                                                    UNEXERCISED        IN-THE-MONEY
                                                  OPTIONS/SARS AT      OPTIONS/SARS
                           SHARES                 FISCAL YEAR-END   AT FISCAL YEAR-END
                         ACQUIRED ON    VALUE       EXERCISABLE/       EXERCISABLE/
NAME(1)                  EXERCISE(#) REALIZED ($) UNEXERCISABLE(#)   UNEXERCISABLE($)
-------                  ----------- ------------ ---------------- --------------------
Joseph L. Lanier, Jr....     --          --             0/87,500         $0/$ 90,000
Richard L. Williams.....     --          --             0/70,000            0/72,000
Barry F. Shea...........     --          --             0/26,250            0/27,000
Gregory R. Boozer.......     --          --        26,250/21,875      192,000/22,500
Harry L. Goodrich.......     --          --        26,250/13,125      192,000/13,500

--------
(1) Each of the Named Executive Officers holds options granted in 1994 which vest in increments of 20% of the grant on December 31 of each year from 1995 through 1999; provided, however, if cumulative Consolidated EBITDA (as defined in the Indenture and based on internal growth of the Company) commencing January 1, 1995 and continuing through the end of fiscal 1997 equals or exceeds $188 million, or $274 million through the end of fiscal 1998, the options will become fully vested as of December 31, 1997 or 1998, as the case may be. The options also vest early in the event there is a Change of Control as defined in the Indenture. The options are exercisable, at an exercise price of $6.85 per share, only at the time at which such options are 100% vested, as provided above, and are automatically revoked if the optionee voluntarily leaves the Company or is terminated for cause prior to exercise of the options. To the extent vested at the time of an optionee's death, disability, retirement or involuntary termination without cause, the optionee or his estate will be entitled to exercise the options within nine months after the later of the date of the event resulting in termination of employment or the earliest permissible exercise date as described above. Messrs. Boozer and Goodrich hold options, granted September 3, 1991, to purchase 26,250 shares each of the Company's Class A Common Stock at an exercise price of $.57 per share. These options are fully vested and exercisable. For purposes of determining the value of unexercised options at the end of fiscal 1996 (and solely for such purpose), the Class A Common Stock had been valued at $7.89 per share, based upon last 12 months EBITDA times a market multiple based upon market multiples of comparable publicly traded companies, less debt net of cash equivalents and a discount relating to the fact that the Class A Common Stock was not publicly traded at that time.

NEW BENEFIT PLANS

 1997 Stock Incentive Plan

  In October 1997, the Company adopted a new stock incentive plan (the "1997 Plan") that allows for the grant of non-qualified and incentive stock options, restricted stock and stock appreciation rights ("SARs"). Under the 1997 Plan, there are 1,750,000 shares of Class A Common Stock reserved for issuance. The 1997 Plan is administered by the Compensation Committee of the Board of Directors (the "Committee"), which selects the individuals to receive options, restricted stock and SARs. Awards under the 1997 Plan may be granted only to key employees of the Company or an affiliate of the Company. The Committee selects individuals to receive awards under the 1997 Plan and determines the terms and conditions of the options, restricted stock and SARS to be granted. Options and SARs granted to key employees under the 1997 Plan will expire no later than 10 years after the date of grant and the exercise prices of options and grant values for SARs will be no less than 100% of the fair market value of the Class A Common Stock on the date of grant.

  The Committee may grant SARs in tandem with the grant of options or as an independent grant and the Committee determines the terms and conditions for the exercise of the SARs as it deems appropriate. Upon exercise of a SAR, the key employee receives payment in cash or stock (as determined by the Committee) based on no more than the excess of the fair market value of the Class A Common Stock on the date of exercise over the fair market value of the Class A Common Stock on the date of grant. However, SARs may be exercised only when the fair market value of the Class A Common Stock exceeds the fair market value of the Class A Common Stock on the date the SAR was granted.

  Options, restricted stock and SARs are not transferable by the key employee other than by will or applicable laws of descent or distribution. As of the date of this prospectus, no options, restricted stock or SARs have been granted under the 1997 Plan; provided, however, that contingent upon completion of the Offering, the Board of Directors granted to Messrs. Lanier, Williams, Shea, Boozer and Goodrich non-qualified options to purchase 100,000, 70,000, 30,000, 25,000 and 10,000 shares of Class A Common Stock, respectively, which options will vest and become exercisable in three equal increments on December 31, 1999, 2000 and 2001 (or 100% upon a change in control), will have an exercise price equal to the initial public offering price and will have a term of ten years from completion of the Offering.

 1997 Stock Plan for Outside Directors

  In October, 1997, the Company adopted a new outside directors' stock plan (the "Directors' Plan") that allows for the grant of stock options, restricted stock and stock in lieu of cash as part of a director's compensation package. Under the Directors' Plan, there are 175,000 shares of Class A Common Stock reserved for issuance. The Directors' Plan is administered by the Board of Directors (the "Board"), which selects the individuals to receive stock options and restricted stock. The Board determines the terms and conditions of the options to be granted, including the vesting schedule and the exercise price. However, all options granted to an outside director under the Directors' Plan will expire no later than 10 years after the date of grant and the option price will be no less than 100% of the fair market value of the Class A Common Stock on the date of grant.

  The Board determines the terms and conditions of the restricted stock to be granted under the Directors' Plan, including the conditions, if any, under which the restricted stock will be granted and the conditions, if any, under which an outside director's interest in his or her restricted stock will become nonforfeitable. In addition, the restricted stock may be subject to any restrictions the Company deems necessary or appropriate to make sure the outside director satisfies the applicable holding period requirement, if any, set forth in Rule 16b-3 under the Securities Exchange Act of 1934, as amended. The Board determines the rights, if any, an outside director has with respect to voting and dividend rights relative to restricted stock grants, pending the forfeiture of the restricted stock or the transfer of the stock to the director. No option or restricted stock grant may be transferred by an outside director other than by will or by the laws of descent or distribution.

  Each outside director generally has the right to receive shares of Class A Common Stock in lieu of cash as part of his or her compensation package with respect to all or a portion of (i) his or her annual cash retainer fee as an outside director, (ii) any fee payable in cash to him or to her for attending a meeting of the Board or a committee of the Board and (iii) any fee payable in cash to him or to her for serving as the chairperson of a committee of the Board. The fair market value of the shares which an outside director elects to receive in lieu of cash is intended to equal the cash compensation which the outside director gives up to receive the shares. The stock issued under the Directors' Plan may be subject to any restrictions the Company deems necessary or appropriate to make sure the outside director satisfies the applicable holding period requirement, if any, set forth in Rule 16b-3. As of the date of this prospectus, no option or restricted stock grants have been made under the Directors' Plan, and no outside directors have elected to receive stock in lieu of cash compensation; provided, however, that contingent upon completion of the Offering, the Board of Directors granted to each of Messrs. Lill and Maypole non-qualified options to purchase 5,000 shares of Class A Common Stock, which options will vest and become exercisable in three equal increments on December 31, 1997, 1998 and 1999 (or 100% upon a change in control), will have an exercise price equal to the initial public offering price and will have a term of ten years from completion of the Offering.

DIRECTOR COMPENSATION

  Each of Messrs. Maypole and Lill receives a retainer of $20,000 per year for their services as directors. In 1994, Mr. Maypole was granted an option to purchase 11,375 shares of Class A Common Stock pursuant to the Company's Option Plan. The terms of Mr. Maypole's option are identical to the terms of other options granted in 1994 to executive officers and key employees of the Company. See Note 1 to "Aggregated Option/SAR Exercises in Last Fiscal Year and FY-End Option/SAR Values." Directors who are officers of Dan River are not compensated for their services as directors. It is expected that the two additional directors appointed after completion of the Offering will receive compensation similar to that described above.

EMPLOYMENT AGREEMENTS

 Executive Employment Agreements

  The Company is party to employment agreements with Joseph L. Lanier, Jr., Richard L. Williams and Barry F. Shea, each of which will become effective upon completion of the Offering and will terminate five years thereafter, unless earlier terminated as described below (the "Employment Agreements"). Each Employment Agreement provides for the employee to be retained in certain specified capacities by the Company and to devote his full business time and attention to the business of the Company. Each of the employment agreements provides that the Company shall pay the employee a bonus under the Dan River Management Incentive Plan and reimburse certain business related expenses. The Dan River Inc. Management Incentive Plan provides for the payment of an annual cash bonus to executive officers and key employees of the Company based upon achievement of operating income and cash flow goals established at the beginning of each fiscal year. Participation in the Plan, as well as award levels and performance criteria, are recommended by the Chief Executive Officer and approved by the Board of Directors.

  Mr. Lanier's employment agreement (the "Lanier Agreement") provides that he will serve as the Chief Executive Officer and Chairman of the Board of Directors of the Company. The Lanier Agreement provides for a base salary of $460,000 per year which may be increased at the discretion of the Board of Directors, subject to certain cost of living adjustments.

  The Employment Agreements with Messrs. Williams and Shea provide for their employment as President and Chief Operating Officer and Chief Financial Officer of the Company, respectively. Each agreement provides that the employee shall receive a base salary determined by the Chief Executive Officer of the Company, subject to approval by the Board of Directors.

  The Employment Agreements are terminable upon the death or disability of the employee, by the Company for good cause (as defined in the Employment Agreements), by the Company without cause, by the employee for good reason (as defined in the Employment Agreements), by the employee without good reason or on the occurrence of a change in control (as defined in the Employment Agreements). Each Employment Agreement provides that, in the event the employee's employment is terminated for no cause, a change in control or for good reason (all as defined in the Employment Agreements), such employee is to be paid an amount equal to two times his annual base salary in effect at the time of termination, plus any incentive bonus prorated to the date on which employment is terminated. The employee would also be entitled to participate for a period of up to twenty-four months after termination of his employment in various welfare, pension and savings plans and programs offered by the Company.

 Post Employment Agreements

  The Company has entered into agreements with Messrs. Batson, Bender, Boozer, Carroll, Goodrich, Herron, Martin, Muscalino and Van de Visser, as well as other key employees. These agreements currently provide certain assurances to the employee in the event Mr. Lanier ceases for any reason to be Chief Executive Officer of the Company (an "Employment Event"), including an agreement not to arbitrarily reduce the salary of or relocate the employee and to allow the employee to participate in certain incentive and other benefit plans at a level commensurate with his level of participation at the time the Employment Event occurred. In the event employment of the employee is terminated by the Company without good cause (as defined) or by the employee upon breach of the agreement by the Company, the employee is entitled to a severance payment of up to two years salary, plus any bonus otherwise earned for the year in which the termination occurs, and to continue to participate for a period of up to two years in certain welfare, retirement and savings plans and policies afforded by the Company.

RETIREMENT PLAN

  The Dan River Salary Retirement Plan (the "Retirement Plan") provides noncontributory defined benefits based on both years of service and the employee's career average monthly earnings ("Average Compensation"). Average Compensation includes salary and commissions but excludes bonuses. Estimated annual benefits payable upon retirement at age 65 for each of the Named Executive Officers are as follows, based upon a single life annuity: Joseph L. Lanier, Jr.--$11,835; Richard L. Williams--$14,824; Barry F. Shea--$36,712; Gregory R. Boozer--$40,429; and Harry L. Goodrich--$29,286.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

  During fiscal 1996, Messrs. Paul M. Crotty and John F. Maypole served on the Compensation Committee of the Board of Directors. During fiscal 1997, Messrs. Edward J. Lill and John F. Maypole will serve on the Compensation Committee of the Company's Board of Directors. The Compensation Committee has been delegated responsibility for determining Mr. Lanier's base salary. Within merit budget guidelines approved by the Board of Directors for each fiscal year, and in consultation with a Management Compensation Committee consisting of Messrs. Williams, Shea and Carroll, Mr. Lanier determines the compensation of all other executive officers, subject to approval by the Compensation Committee. Targets and participation levels in Dan River's bonus programs are based on certain financial objectives and are recommended by the Management Compensation Committee, subject to the approval of the Compensation Committee of the Board of Directors.

                             CERTAIN TRANSACTIONS

RECAPITALIZATION

  The Company completed a recapitalization as described below (the Reclassification, the Conversion and the Exchange Offer are referred to herein as the "Recapitalization") on November 3, 1997. Prior to the Recapitalization, the Company's outstanding capital stock included shares of Class A Common Stock, par value $.01 per share ("Old Class A Stock"), and Class B Common Stock, par value $.01 per share ("Old Class B Stock"). The Old Class A Stock was voting stock while the Old Class B Stock had no voting rights. The Recapitalization involved two steps. First, the Company amended and restated its Amended and Restated Articles of Incorporation to (i) reclassify each outstanding share of Old Class A Stock into 17.5 shares of Class A Common Stock, (ii) reclassify each outstanding share of Old Class B Stock into 17.5 shares of Class C Common Stock, (iii) create the supervoting Class B Common Stock (the matters referred to in clauses (i), (ii) and (iii) are referred to herein as the "Reclassification") and (iv) provide that the Class C Common Stock will automatically convert into shares of Class A Common Stock on a share-for-share basis upon completion of the Offering (the "Conversion"). Following the Reclassification, the Company entered into an exchange agreement with the Senior Management Group pursuant to which, upon completion of the Offering, the Senior Management Group will exchange certain shares of Class A Common Stock beneficially owned by them for Class B Common Stock on a share-for-share basis (the "Exchange Offer" and together with the Reclassification and the Conversion, the "Recapitalization"). In connection with the Exchange Offer, the Company will issue, concurrently with completion of the Offering, an aggregate of 2,062,070 shares of Class B Common Stock in exchange for an aggregate of 2,062,070 shares of Class A Common Stock. Pursuant to the terms of the Voting Agreement, Mr. Lanier will be entitled to vote all of the outstanding shares of Class B Common Stock. See "Principal and Selling Shareholders" and "Description of Capital Stock."

  The table below sets forth for each of the members of the Senior Management Group the number of shares of Class B Common Stock issued to such person in connection with the Exchange Offer.

                                                              NUMBER OF SHARES
                                                              OF CLASS B COMMON
      NAME                                                     STOCK RECEIVED
      ----                                                    -----------------
Joseph L. Lanier, Jr.........................................       848,380
Richard L. Williams..........................................       369,731
Barry F. Shea................................................       165,058
J.C. Bradford
 f/b/o Barry F. Shea.........................................         9,854
Ann L. Jackson...............................................       253,622
Joseph L. Lanier, III........................................       253,622
Ann M. Lanier................................................        65,553
Suzanne S. Williams..........................................        96,250
                                                                  ---------
    Total....................................................     2,062,070
                                                                  =========

  Prior to the Recapitalization, the Senior Management Group controlled approximately 20% of the combined outstanding voting power of all classes of the Company's Common Stock. Upon completion of the Offering, the Senior Management Group will control approximately 37% of the combined outstanding voting power of all classes of the Company's Common Stock.

                      PRINCIPAL AND SELLING SHAREHOLDERS

  The table below sets forth certain information regarding the beneficial ownership of the Company's classes of Common Stock (other than the Class C Common Stock, which will automatically convert into shares of Class A Common Stock on a share-for-share basis upon completion of the Offering), as of the date hereof, by (i) each person who is known to Dan River to be the beneficial owner of more than 5% of the outstanding Common Stock, (ii) each of the directors of Dan River, (iii) each of the Named Executive Officers, and (iv) all directors and executive officers of Dan River as a group. Except as set forth below, the shareholders named below have sole voting and investment power with respect to all shares of Common Stock shown as beneficially owned by them.

                                   BENEFICIAL                      BENEFICIAL           BENEFICIAL
                                    OWNERSHIP                       OWNERSHIP            OWNERSHIP
                                   OF CLASS A                      OF CLASS A           OF CLASS B          PERCENTAGE OF
                                  COMMON STOCK                    COMMON STOCK         COMMON STOCK           COMBINED
                                PRIOR TO OFFERING                AFTER OFFERING       AFTER OFFERING        VOTING POWER
       NAMED EXECUTIVE          ----------------------- CLASS A -------------------- -------------------- ------------------
OFFICERS, DIRECTORS, EXECUTIVE   NUMBER         PERCENT COMMON   NUMBER      PERCENT  NUMBER      PERCENT
 OFFICERS AND DIRECTORS AS A       OF             OF     STOCK     OF          OF       OF          OF     BEFORE    AFTER
  GROUP AND 5% SHAREHOLDERS      SHARES          CLASS  OFFERED  SHARES       CLASS   SHARES       CLASS  OFFERING  OFFERING
-----------------------------   ---------       ------- ------- ---------    ------- ---------    ------- --------  --------
Joseph L. Lanier,
 Jr.(1)(2).............         2,063,376(3)(4)  16.2%      --    456,750(3)   2.7%  2,062,070(5)  100.0%   16.2%     36.8%
Richard L.
 Williams(1)(2)(6).....           465,981         3.7       --        --       --      465,981      22.6     3.7       7.9
Barry F. Shea(1)(6)....           174,912         1.4       --        --       --      174,912       8.5     1.4       3.0
Mezzanine Investment
 Limited
 Partnership-BDR(7)....         6,708,723        52.8       --  6,708,723     39.9         --        --     52.8      26.0
Bank of America
 National Trust and
 Savings Association
 Investment
 Administration
 #15027(8).............         1,339,494        10.5   618,894   720,600      4.3         --        --     10.5       2.8
All executive officers
 and directors
 as a group
 (12 persons)..........         2,063,376        16.2       --    456,750      2.7   2,062,070     100.0    16.2      36.8
     OTHER SELLING
     SHAREHOLDERS
-----------------------
Crestar Bank...........           223,363         1.8%  103,202   120,161      0.7%        --        --      1.8%      0.5%
First Chicago
 Investment
 Corporation...........         1,225,315(9)      8.7   425,000   800,315      4.8         --        --      -- (9)    3.1
Susan C. Lecraw........            14,644         0.1    10,149     4,495      0.0         --        --      0.1       0.0
Susan W. Mathis........           285,366         2.2   197,774    87,592      0.5         --        --      2.2       0.3
Camille T. McDuffie....            14,644         0.1    10,149     4,495      0.0         --        --      0.1       0.0
NationsBank, N.A.......           446,726         3.5   206,403   192,115      1.4         --        --      3.5       0.9
Harry M. Philpott......            26,342         0.2     6,342    20,000      0.1         --        --      0.2       0.1
Pilgrim America Prime
 Rate Trust............           223,363         1.8    96,057   127,306      0.7         --        --      1.8       0.5
Societe Generale.......           277,588         2.2   128,256   149,332      0.9         --        --      2.2       0.6
Charles McKenzie
 Taylor................           285,366         2.2   197,774    87,592      0.5         --        --      2.2       0.3

-------
(1) The business address of Messrs. Lanier, Williams and Shea is 2291 Memorial Drive, Danville, Virginia 24541.
(2) Messrs. Lanier and Williams disclaim beneficial ownership of the Common Stock held by their wives, Mrs. Ann M. Lanier and Mrs. Suzanne S. Williams, respectively.
(3) Includes 456,750 shares of Class A Common Stock which Mr. Lanier is contractually obligated to surrender to the Company from time to time upon exercise of any stock options issued pursuant to the Company's option plan. Upon surrender of shares of stock, the Company is required to pay to Mr. Lanier an amount equal to the exercise price of the option in respect of which the shares were surrendered.
(4) Includes 65,553, 96,250, 369,731 and 174,912 shares of Class A Common Stock beneficially owned by Mrs. Ann M. Lanier, Mrs. Suzanne S. Williams, Mr. Richard L. Williams and Mr. Barry F. Shea and 51,800 shares of Class A Common Stock issued pursuant to the Company's option plan with respect to which Mr. Lanier has sole voting power pursuant to a voting agreement that will terminate upon completion of the Offering.
(5) Includes 65,553, 253,622, 253,622, 96,250, 369,731, and 174,912 shares of
    Class B Common Stock beneficially owned by Mrs. Ann M. Lanier, Mr. Joseph Lanier, III, Mrs. Ann L. Jackson, Mrs. Suzanne S. Williams, Mr. Richard L. Williams and Mr. Barry F. Shea, respectively, with respect to which Mr. Joseph L. Lanier, Jr. has sole voting power pursuant to the terms of the Voting Agreement. See "Description of Capital Stock--Voting Agreement."
(6) Joseph L. Lanier, Jr. has sole voting power with respect to these shares pursuant to the terms of the Voting Agreement.
(7) Reflects shares of stock beneficially owned by Mezzanine Investment Limited Partnership-BDR's ("MILP") whose address is One Madison Avenue, New York, New York 10010. The general partner of MILP is 23rd Street Investments, Inc. ("23rd Street Investments"), a wholly-owned subsidiary of Metropolitan Life Insurance Company. 23rd Street Investments has sole voting and investment power with respect to the Class A Common Stock beneficially owned by MILP. As a result, 23rd Street Investments is deemed to beneficially own the shares of Class A Common Stock beneficially owned by MILP.
(8) Bank of America's address is 315 Montgomery, 13/F, San Francisco, California 94104.
(9) Reflects 1,225,315 shares of Class C Common Stock beneficially owned by First Chicago Investment Corporation, which shares will automatically convert into shares of Class A Common Stock on a share-for-share basis upon completion of the Offering.

                         DESCRIPTION OF CAPITAL STOCK

  The Company is authorized to issue 175,000,000 shares of Class A Common Stock, par value $.01 per share, 35,000,000 shares of Class B Common Stock, par value $.01 per share, 5,000,000 shares of Class C Common Stock, par value $.01 per share and 50,000,000 shares of Preferred Stock, par value $.01 per share. As of November 4, 1997, the Company had issued and outstanding 12,712,945 shares of Class A Common Stock, no shares of Class B Common Stock, 1,442,220 shares of Class C Common Stock and no shares of Preferred Stock. As of November 4, 1997 the Company had 25 holders of record of Class A Common Stock and six holders of Class C Common Stock. Upon completion of the Offering, all outstanding shares of Class C Common Stock will automatically convert into shares of Class A Common Stock on a share-for-share basis.

COMMON STOCK

  The rights of holders of Class A Common Stock and Class B Common Stock are identical except for voting, conversion and transfer rights.

  Dividends. Holders of shares of Common Stock are entitled to receive such dividends as may be declared by the Company's Board of Directors out of funds legally available for such purpose. No dividend may be declared or paid in cash or property on any share of either class of Common Stock unless simultaneously the same dividend is declared or paid on each share of the other class of Common Stock. Dividends payable in Common Stock of the Company shall be payable in shares of Class A Common Stock to the holders thereof and in shares of Class B Common Stock to the holders thereof. See "Dividend Policy."

  Voting Rights. Except as otherwise provided by the Restated Charter or Georgia law, holders of shares of Common Stock will vote as a single voting group with respect to all matters submitted to a vote of the shareholders. Each share of Class A Common Stock will be entitled to one vote and each share of Class B Common Stock will be entitled to 4.39 votes with respect to all such matters. Under the Restated Charter, holders of shares of Class A Common Stock will be entitled to vote as a single voting group with respect to certain proposed amendments to the powers, preferences, rights or limitations of the Class B Common Stock and other limited matters; provided that with respect to any such vote, each holder of Class B Common Stock shall be entitled to vote with the holders of Class A Common Stock and shall be entitled to one vote for each share of Class A Common Stock that would be issuable to such holder upon conversion of such share of Class B Common Stock. Holders of Common Stock are not entitled to cumulate votes in the election of directors.

  Conversion Rights. Subject to compliance with the First Offer Rights (as hereinafter defined), each share of Class B Common Stock will be convertible at any time, at the option of its holder, into one share of Class A Common Stock. The Class B Common Stock will convert automatically into Class A Common Stock, and thereby lose its special voting rights, generally (i) as to any outstanding share of Class B Common Stock if such share is sold or otherwise transferred to, or otherwise held by, any person or entity other than a Permitted Transferee or an Offeree (both as defined under "Restrictions on Transfer; First Offer Rights" below) or (ii) on the last day of any month on which the aggregate outstanding shares of Class B Common Stock constitute less than 7% of the aggregate outstanding shares of Common Stock (treating for the purposes of such calculation each outstanding share of Class B Common Stock as one outstanding share of Class A Common Stock). The shares of Class A Common Stock do not have any conversion rights.

  Restrictions on Transfer; First Offer Rights. No shares of Class B Common Stock may be sold, assigned, pledged, transferred, given or otherwise disposed of (a "Transfer"), or converted into shares of Class A Common Stock, except
(i) for any Transfer by a holder of Class B Common Stock or Permitted Transferee of such holder to a Permitted Transferee of such holder, or (ii) otherwise as expressly permitted by the Company's Restated Charter after complying with the First Offer Rights (as described below). For purposes of the Restated Charter, Permitted Transferees of a holder of Class B Common Stock include (i) another holder of Class B

Common Stock, (ii) the spouse or surviving spouse and natural and adopted children of such holder provided that such holder was a member of the Senior Management Group immediately prior to the effectiveness of the Restated Charter, (iii) any trust existing solely for the benefit of any person who would be a Permitted Transferee of such holder under clause (ii) (a trust will cease to be a Permitted Transferee as of the time any other person (other than a person specified in clause (ii)) has the current right to receive income from the principal of such trust), (iv) upon the death of such holder that was a member of the Senior Management Group immediately prior to the effectiveness of the Restated Charter, such holder's estate or any executor, administrator, conservator or other legal representative of such holder, (v) any corporation, partnership, business trust or similar entity all of the outstanding equity interests of which are owned and all of the outstanding voting power of which is controlled, directly or indirectly by such holder that was a member of the Senior Management Group immediately prior to the effectiveness of the Restated Charter or certain Permitted Transferees of such holder. Upon a transfer of any shares of Class B Common Stock to any person or entity that is not a Permitted Transferee or an Offeree pursuant to the First Offer Rights (as described below), such shares automatically convert into shares of Class A Common Stock. The Restated Charter does not contain any restrictions on the transfer of shares of Class A Common Stock.

  Except for a proposed Transfer or other disposition to a Permitted Transferee, prior to any proposed Transfer or conversion of Class B Common Stock, the holder thereof is required to give notice to the Company, which constitutes an offer to sell to the Senior Management Group (the "Offerees"), or to the extent that the Offerees do not elect to purchase all such shares, to sell to the Company, up to all of the shares proposed to be transferred or as to which conversion has been requested at a purchase price per share equal to the Current Market Price (the "First Offer Rights"). As defined in the Restated Charter, the Current Market Price will be an amount equal to (i) if the Class A Common Stock is not publicly traded, the fair market value per share of the Class B Common Stock, or (ii) if the Class A Common Stock is publicly traded, the average of the "average sales price." The "average sales price" will mean generally the weighted average of the sales prices of a share of Class A Common Stock (or if no such sales occur, the weighted average of the last bid and asked prices) as reported by the New York Stock Exchange or, if the Class A Common Stock is not listed on the New York Stock Exchange, by any other national securities exchange or quotation system on which the shares of Class A Common Stock are listed or admitted to trading on the day the Company receives a notice of a proposed Transfer or conversion request. Under the Restated Charter, shares of Class A Common Stock are not subject to the First Offer Rights.

  Liquidation Rights. Upon the liquidation, dissolution or winding up of the Company, whether voluntary or involuntary, after payment in full of creditors and any liquidation preference payable to the holders of any Preferred Stock, the remaining assets of the Company will be distributed ratably to the holders of Class A Common Stock and Class B Common Stock, as a single class, in proportion to the number of shares held by them.

  Reorganization, Consolidation, Share Exchange or Merger. In the event of a reorganization, consolidation, share exchange or merger of the Company, each holder of a share of Common Stock shall be entitled to receive the same kind and amount of consideration (whether consisting of cash, property or securities), if any, to be received by each other holder of a share of Common Stock, regardless of whether such share of Common Stock is a share of Class A Common Stock or Class B Common Stock.

  Other. The holders of Common Stock are not entitled to preemptive or similar rights. The shares of Common Stock are not subject to redemption or a sinking fund. No class of Common Stock may be subdivided, consolidated, reclassified or otherwise changed unless concurrently the other class of Common Stock is subdivided, consolidated, reclassified or otherwise changed in the same proportion and in the same manner. Under the Restated Charter, upon completion of the Offering, the Company is only authorized to issue shares of Class B Common Stock in connection with a dividend or other distribution with respect to, or a subdivision of, all outstanding shares of Class B Common Stock.

  The transfer agent for the Company's Common Stock is Wachovia Bank, N.A., 301 North Church Street, Winston-Salem, North Carolina 27101.

PREFERRED STOCK

  The Board of Directors is empowered by the Company's Restated Charter to designate and issue from time to time one or more series of Preferred Stock without shareholder approval. The Board of Directors may fix and determine the preferences, limitations and relative rights of each series of Preferred Stock so issued. Because the Board of Directors has the power to establish the preferences and rights of each series of Preferred Stock, it may afford the holders of any series of Preferred Stock preferences and rights, voting or otherwise, senior to the rights of holders of Common Stock. The issuance of Preferred Stock could have the effect of delaying or preventing a change in control of the Company. The Board of Directors has no present plans to issue any shares of Preferred Stock. For so long as Mezzannine Investment Limited Partnership-BDR ("MILP") and/or its affiliates own in the aggregate more than 10% of the outstanding Common Stock, the Board of Directors may issue Preferred Stock only with the approval of 75% of the directors then in office.

CHARTER AND BYLAW PROVISIONS

  Shareholders' rights and related matters are governed by the Georgia Business Corporation Code ("GBCC"), the Company's Restated Charter and its Bylaws. Certain provisions of the Restated Charter and Bylaws of the Company, which are summarized below, may discourage or make more difficult any attempt by a person or group to obtain control of the Company. See "Risk Factors-- Anti-Takeover Provisions."

  Special Meetings. Under the Company's Bylaws, special meetings of the shareholders may be called only by the Chief Executive Officer of the Company, the Chairman of the Board or a majority of the Board of Directors. This provision eliminates the right of shareholders to call a special meeting of shareholders to consider any proposed corporate action, including any sale of the Company, which may be favored by the shareholders.

  Shareholder Proposals and Nominations. The Company's Bylaws require written notice to the Secretary of the Company, in advance of any shareholders' meeting, of any shareholder proposals or nominations by any shareholders of candidates for election as directors. In addition, shareholders that wish to make shareholder proposals or director nominations must provide the Company with certain specified information. These requirements may have the effect of precluding shareholder proposals and director nominations if the proper procedures are not followed, and may discourage or deter a third party from conducting a solicitation of proxies to consider matters, including issues relating to the control of the Company.

  Supermajority Voting Requirements. Under the Company's Restated Charter, a merger, consolidation, sale of all or substantially all of the assets or dissolution of the Company must be approved by the affirmative vote of at least 66% of the outstanding voting power of the Company. This requirement, combined with the 35% vote of the Senior Management Group conferred by its ownership of all the outstanding shares of Class B Common Stock could inhibit or prevent an acquisition of the Company that is not supported by such group. See "Risk Factors--Substantial Influence of Principal Shareholders" and "-- Anti-Takeover Provisions."

  In addition, under the Restated Charter, certain provisions of the Company's Restated Charter and Bylaws, including all of the provisions discussed above, may not be amended and no contrary provision may be adopted by the shareholders without the affirmative vote of at least 66 2/3% of the outstanding voting power of the Common Stock. This restriction renders it more difficult for the shareholders of the Company to amend these provisions and thus enhances the power of the Board of Directors with regard to matters of corporate governance governed by these provisions.

LIMITATION OF DIRECTORS' LIABILITY

  The Company's Restated Charter eliminates, to the fullest extent permitted by applicable law, the personal liability of directors to the Company or its shareholders for monetary damages for breaches of such directors' duty of care or other duties as a director. This provision of the Restated Charter will limit the remedies available to a shareholder in the event of breaches of any director's duties to such shareholder or the Company. Under current Georgia law, the Restated Charter does not provide for the elimination of or any limitation on the personal liability of a director for (i) any appropriation, in violation of the director's duties, of any business opportunity of the Company, (ii) acts or omissions which involve intentional misconduct or a knowing violation of law,
(iii) unlawful corporate distributions or (iv) any transactions from which the director received an improper personal benefit.

GEORGIA ANTI-TAKEOVER STATUTES

  The Company has elected to be covered by the Georgia business combination and fair price statutes.

  The Georgia business combination statute regulates business combinations, such as mergers, consolidations, share exchanges and asset purchases, where the acquired business has at least 100 shareholders residing in Georgia and, among other things, (i) at least 10% of its outstanding voting shares are beneficially owned by Georgia residents or (ii) at least 10% of the holders of its outstanding shares are Georgia residents, and where the acquiror became an "interested shareholder" of the corporation, unless either (x) the transaction resulting in such acquiror becoming an "interested shareholder" or the business combination received the approval of the corporation's board of directors prior to the date on which the acquiror became an interested shareholder, (y) the acquiror became the owner of at least 90% of the outstanding voting stock of the corporation (excluding shares held by directors, officers and affiliates of the corporation and shares held by certain other persons) in the same transaction in which the acquiror became an interested shareholder or (z) subsequent to becoming an interested shareholder, the acquiror became the owner of additional shares of at least 90% of the outstanding voting stock of the corporation. For purposes of this statute, an "interested shareholder" generally is any person who directly or indirectly, alone or in concert with others, beneficially owns or controls 10% or more of the voting power of the outstanding voting shares of the corporation. The law prohibits business combinations with an approved interested shareholder for a period of five years after the date on which such person became an interested shareholder. The law restricting business combinations is broad in its scope and is designed to inhibit unfriendly acquisitions.

  The Georgia fair price statute prohibits certain business combinations between a Georgia business corporation and an interested shareholder unless
(i) certain "fair price" criteria are satisfied, (ii) the business combination is unanimously approved by the continuing directors, (iii) the business combination is recommended by at least two-thirds of the continuing directors and approved by a majority of the votes entitled to be cast by holders of voting shares, other than voting shares beneficially owned by such interested shareholder, or (iv) the interested shareholder has continuously been such for at least three years and has not increased his ownership position in such three-year period by more than one percent in any twelve month period. The fair price statute is designed to inhibit unfriendly acquisitions that do not satisfy the specified "fair price" requirements.

VOTING AGREEMENT

  The Company, Joseph L. Lanier, Jr. and the other members of the Senior Management Group have entered into a Voting Agreement (the "Voting Agreement") pursuant to which Mr. Lanier will be entitled to vote all shares of Class B Common Stock beneficially owned by such holders.

REGISTRATION RIGHTS AGREEMENT

  The Company, certain members of senior management (the "Management Shareholders"), MILP and all other holders of the Company's Common Stock prior to the Offering are parties to a Registration Rights Agreement, dated September 3, 1991 (the "Registration Rights Agreement"). All provisions of the Registration Rights Agreement described below terminate on the earlier of (i) September 3, 2006 or (ii) the date when shares of Class A Common Stock which are held by holders other than Management Shareholders constitute less than 10% of the outstanding Common Stock, subject to limited exceptions. The Registration Rights Agreement is applicable only with respect to shares of Common Stock held prior to the Offering. It contains, among others, the following provisions:

  The Company's and Mr. Lanier's Call Rights. Joseph L. Lanier, Jr. has the right to purchase the Class A Common Stock beneficially owned by certain specified shareholders (the "Lanier Call"). The Company has a similar call right (the "Company Call"). The Company Call applies to Class A Common Stock held by the lenders under a credit agreement to which the Company and Bank of America and certain other lenders were party immediately following the 1991 Restructuring. The Lanier Call is limited to such institutions' Class A Common Stock originally issued in the 1991 Restructuring. In the case of a Company Call, the call price is the fair market value (as defined) of the Common Stock. In the case of a Lanier Call, the call price is 105% of the fair market value of the Common Stock. The Company may not exercise the Company Call during any period in which Mr. Lanier has previously delivered a call notice. In addition, Mr. Lanier may request that the Company exercise the Company Call, and if the Company does not do so within 90 days of such request, the Company Call must be assigned to Mr. Lanier. Mr. Lanier may also preempt any Company Call by delivering a Lanier Call notice within 30 days after delivery of a Company Call notice. In addition, Mr. Lanier has a first offer right to purchase any Class A Common Stock offered for sale by certain of the Company's shareholders. The rights of each of the Company and Mr. Lanier under the call provisions of the Registration Rights Agreement terminate on September 3, 2001 or, in the case of a Lanier Call, if earlier, Mr. Lanier's death or total disability or termination of employment for good cause (as defined in the Lanier Agreement).

  Demand and Piggyback Registration Rights. The holders (not including the Management Shareholders) of at least 20% of the Class A Common Stock held by such holders immediately prior to the Offering may, on seven occasions, demand that the Company prepare and file a registration statement under the Securities Act with respect to such number of shares of Class A Common Stock held by them prior to the Offering as are designated by the holders of a majority of such shares of Class A Common Stock of the Company after consultation with the book running lead underwriter of any such offering and the demanding holders. Once every 12 months, the Company may delay the filing of any such registration statement for up to 60 days if the Company would be required in the opinion of counsel to disclose information in the registration statement that it would not otherwise be required to publicly disclose and the Board determines that such disclosure is not in the Company's best interests. In addition, such holders of Class A Common Stock are entitled to offer and sell their Class A Common Stock in any underwritten public offering involving the offering of any security by the Company or any subsidiary of the Company, subject to certain limitations. The Company may also offer and sell its Class A Common Stock in any underwritten public offering effected at the request of such holders of Class A Common Stock, subject to certain limitations.

OTHER MATTERS

  The Class A Common Stock has been approved for listing, subject to official notice of issuance, on the New York Stock Exchange under the symbol "DRF."

                        SHARES ELIGIBLE FOR FUTURE SALE

  Upon completion of the Offering, the Company will have outstanding 16,793,095 shares of Class A Common Stock, of which the 6,700,000 shares sold pursuant to the Offering will be fully tradeable without restriction or further registration under the Securities Act, except for any of such shares held by "affiliates" (as defined under Rule 405 of the Securities Act) of the Company. The holders of the remaining 10,093,095 shares will be entitled to sell their shares in the public securities market without registration under the Securities Act to the extent permitted by Rule 144 promulgated thereunder or otherwise in accordance with the Securities Act. Generally, Rule 144 provides that a person who has owned Restricted Shares for at least one year, or who may be deemed an "affiliate" of the Company, is entitled to sell, within any three-month period, up to the number of Restricted Shares that does not exceed the greater of (i) one percent of the then outstanding shares of Class A Common Stock, or (ii) the average weekly trading volume during the four calendar weeks preceding the date on which notice of sale is filed with the Securities and Exchange Commission (the "Commission"). Sales under Rule 144 are subject to certain restrictions relating to manner of sale, volume of sales and the availability of current public information about the Company. All of the Restricted Shares have been owned by the holders thereof for more than one year. Of such Restricted Shares, 2,927,622 are owned by non-affiliates of the Company and, as a result, will be fully tradeable upon completion of the Offering without regard to the restrictions under Rule 144, and 7,165,473 are owned by affiliates of the Company and, as a result, will be eligible for sale pursuant to Rule 144, subject to certain restrictions, upon completion of the Offering. As described below, certain holders of Common Stock have agreed to certain restrictions on their ability to sell Common Stock for 180 or 120 days following the Offering. See "Underwriters."

  After the Offering, certain shares of Common Stock will be covered by, subject to the Registration Rights Agreement which provides for, among other things: (i) a call right, exercisable by Joseph L. Lanier, Jr., for the purchase of shares of Common Stock held by certain lenders related to the 1991 Restructuring; (ii) a call right, exercisable by the Company, for the shares of Common Stock set forth in clause (i) above; and (iii) certain demand and piggyback registration rights. See "Description of Capital Stock--Registration Rights Agreement."

  Immediately following the Offering, there will be 2,062,070 shares of Class B Common Stock outstanding, which will be convertible (subject to certain restrictions on transfer and first offer rights) into shares of Class A Common Stock (on a share-for-share basis). See "Description of Capital Stock--Common Stock."

  The Selling Shareholders, certain other shareholders of the Company, the Company and the members of the Senior Management Group holding an aggregate of 9,527,684 shares of Class A Common Stock have agreed to certain restrictions on the transfer of such shares for a period of 180 days after the date of this Prospectus without the prior written consent of Morgan Stanley & Co. Incorporated. See "Underwriters" and "Risk Factors--Shares Eligible for Future Sale; Potential Adverse Impact on Prevailing Market Price." Certain of the shareholders of the Company are restricted from securing or transferring their shares for a period of 120 days after the date of this Prospectus pursuant to the Registration Rights Agreement.

  Prior to the Offering, there has been no market for the Class A Common Stock, and no predictions can be made with respect to the effect, if any, that public sales of shares or the availability of shares for sale will have on the market price prevailing from time to time. Sales of substantial amounts of Class A Common Stock in the public market following the Offering, or the perception that such sales may occur, could adversely affect the prevailing market price of the Class A Common Stock. See "Risk Factors--Absence of Prior Public Market."

                                 UNDERWRITERS

  Under the terms and subject to the conditions set forth in an Underwriting
Agreement, dated    , 1997 (the "Underwriting Agreement"), the Underwriters
named below, for whom Morgan Stanley & Co. Incorporated, J.P. Morgan Securities Inc. and SBC Warburg Dillon Read Inc. are acting as representatives (the "Representatives"), have severally agreed to purchase, and the Company and the Selling Shareholders have severally agreed to sell to them, the respective numbers of shares of Class A Common Stock set forth opposite the names of such Underwriters below:

            NAME                                               NUMBER OF SHARES
            ----                                               ----------------
Morgan Stanley & Co. Incorporated.............................
J.P. Morgan Securities Inc....................................
SBC Warburg Dillon Read Inc...................................
                                                                    ------
  Total.......................................................
                                                                    ======

  The Underwriting Agreement provides that the obligations of the several Underwriters to pay for and accept delivery of the shares of Class A Common Stock offered hereby are subject to the approval of certain legal matters by their counsel and to certain other conditions. The Underwriters are obligated to take and pay for all of the shares of Class A Common Stock offered hereby (other than those covered by the over-allotment option described below) if any such shares are taken.

  At the request of the Company, the Underwriters have reserved for sale, at
the initial public offering price, up to      shares of Class A Common Stock
offered hereby for directors, officers, employees, business associates, and related persons of the Company. The number of shares of Class A Common Stock available for sale to the general public will be reduced to the extent such persons purchase such reserved shares. Any reserved shares which are not so purchased will be offered by the Underwriters to the general public on the same basis as the other shares offered hereby.

  The Underwriters initially propose to offer part of the shares of Class A Common Stock directly to the public at the public offering price set forth on the cover page hereof and part to certain dealers at a price that represents a
concession not in excess of $   per share under the public offering price. Any
Underwriter may allow, and such dealers may reallow, a concession not in
excess of $    per share to other Underwriters or to certain other dealers.
After the initial offering of the shares of Class A Common Stock, the offering price and other selling terms may from time to time be varied by the Representatives.

  Pursuant to the Underwriting Agreement, the Selling Shareholders have granted to the Underwriters an option, exercisable for thirty days from the date of this Prospectus, to purchase up to an aggregate of 1,005,000 additional shares of Class A Common Stock at the public offering price set forth on the cover page hereof, less underwriting discounts and commissions. The Underwriters may exercise such option to purchase solely for the purpose of covering over-allotments, if any, made in connection with the Offering. To the extent such option is exercised, each Underwriter will become obligated, subject to certain conditions, to purchase approximately the same percentage of such additional shares of Class A Common Stock as the number set forth next to such Underwriter's name in the preceding table bears to the total number of shares of Class A Common Stock set forth next to the names of all Underwriters in the preceding table.

  The Underwriters have informed the Company that they do not intend sales to discretionary accounts to exceed five percent of the total number of shares of the Class A Common Stock offered by them.

  The Class A Common Stock has been approved for listing, subject to official notice of issuance, on the New York Stock Exchange under the symbol "DRF." In order to meet the requirements for listing the Class A Common Stock on the New York Stock Exchange, the Underwriters have undertaken to meet the New York Stock Exchange's minimum distribution, issuance and aggregate market value requirements.

  Each of the members of the Senior Management Group and certain other shareholders of the Company has agreed that, without the prior written consent of Morgan Stanley & Co. Incorporated on behalf of the Underwriters, it will not, during the period ending 180 days after the date of this Prospectus, (i) offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase or otherwise transfer or dispose of, directly or indirectly, any shares of Class A Common Stock or any securities convertible into or exercisable or exchangeable for Class A Common Stock or (ii) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of the Class A Common Stock, whether any such transaction described in clause (i) or (ii) above is to be settled by delivery of Class A Common Stock or such other securities, in cash or otherwise. The restrictions described in this paragraph do not apply to (w) the sale of Shares to the Underwriters, (x) the issuance by the Company of shares of Class A Common Stock upon the exercise of an option or a warrant or the conversion of a security outstanding on the date of this Prospectus of which the Underwriters have been advised in writing, (y) bona fide gifts to donees who agree in writing to be bound by the foregoing restrictions or (z) transactions by any person other than the Company relating to shares of Class A Common Stock or other securities acquired in open market transactions after the completion of the Offering.

  In order to facilitate the Offering, the Underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of the Class A Common Stock. Specifically, the Underwriters may over-allot in connection with the Offering, creating a short position in the Class A Common Stock for their own account. In addition, to cover over-allotments or to stabilize the price of the Class A Common Stock, the Underwriters may bid for, and purchase, shares of Class A Common Stock in the open market. Finally, the underwriting syndicate may reclaim selling concessions allowed to an Underwriter or a dealer for distributing the Class A Common Stock in the Offering, if the syndicate repurchases previously distributed Class A Common Stock in transactions to cover syndicate short positions, in stabilization transactions or otherwise. Any of these activities may stabilize or maintain the market price of the Class A Common Stock above independent market levels. The Underwriters are not required to engage in these activities, and may end any of these activities at any time.

  From time to time, the Representatives have provided, and continue to provide, investment banking services to the Company.

  The Company and the Underwriters have agreed to indemnify each other against certain liabilities, including liabilities under the Securities Act.

PRICING OF THE OFFERING

  Prior to the Offering, there has been no public market for the Class A Common Stock. Consequently, the initial public offering price was determined by negotiations among the Company, the Selling Shareholders and the Representatives. Among the factors considered in determining the initial public offering price were the Company's record of operations, the Company's current financial condition and future prospects, the experience of its management, the economics of the industry in general, the general condition of the equity securities markets, and the market prices of similar securities of companies considered comparable to the Company. There can be no assurance that a regular trading market for the shares of Class A Common Stock will develop after the Offering or, if developed, that a public trading market can be sustained. There can be no assurance that the prices at which the Class A Common Stock will sell in the public market after the Offering will not be lower than the price at which it is offered by the Underwriters in the Offering.

                                 LEGAL MATTERS

  Certain legal matters with respect to the validity of the shares of Class A Common Stock offered hereby will be passed upon for the Company by King & Spalding, New York, New York. Certain legal matters in connection with the Offering will be passed upon for the Underwriters by Cravath, Swaine & Moore, New York, New York.

                                    EXPERTS

  The Consolidated Financial Statements and related financial statement schedules of the Company at December 30, 1995 and December 28, 1996 and for each of the three fiscal years in the period ended December 28, 1996 appearing in this Prospectus and Registration Statement have been audited by Ernst & Young LLP, independent auditors, and the historical Statement of Income Data and historical Balance Sheet Data under the caption "Selected Historical and Pro Forma Consolidated Financial Data" for each of the five fiscal years in the period ended December 28, 1996, appearing in this Prospectus and Registration Statement have been derived from the Consolidated Financial Statements audited by Ernst & Young LLP as set forth in their reports thereon appearing elsewhere herein. Such Consolidated Financial Statements, financial statement schedules and historical Statement of Income Data and historical Balance Sheet Data are included in reliance upon such reports given upon the authority of such firm as experts in accounting and auditing.

  The Financial Statements of Cherokee at September 30, 1995 and September 28, 1996 and for each of the three fiscal years in the period ended September 28, 1996 appearing in this Prospectus and Registration Statement have been audited by Pugh & Company, P.C., independent auditors, as set forth in their report thereon appearing elsewhere herein. Such financial statements are included in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

                             AVAILABLE INFORMATION

  The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and, in accordance therewith, files reports, proxy statements and other information with the Commission. The reports, proxy statements and other information filed with the Commission, as well as the Registration Statement (as defined below), may be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Commission's Regional Offices at Seven World Trade Center, 13th Floor, New York, New York 10048 and Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60601-2511. Copies of such material also can be obtained by mail from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. The Commission maintains a World Wide Web site on the Internet at http://www.sec.gov that contains reports, proxy statements and other information regarding registrants that file electronically with the Commission.

  The Company has filed a Registration Statement on Form S-1 (together with all amendments thereto, the "Registration Statement") under the Securities Act with the Commission, Washington, D.C. 20549, with respect to the shares of Class A Common Stock offered hereby. This Prospectus, which is a part of the Registration Statement, does not contain all the information set forth in the Registration Statement and the exhibits and schedules thereto, certain portions of which have been omitted pursuant to the rules and regulations of the Commission. For further information with respect to the Company and the Class A Common Stock, reference is hereby made to the Registration Statement, and exhibits and schedules contained therein, which may be inspected without charge at the principal office of the Commission in Washington, D.C., and copies of all or any part of which may be obtained from the Commission upon payment of the prescribed fees. The summaries contained in this Prospectus concerning information included in the Registration Statement, or in any exhibit or schedule thereto, are qualified in their entirety by reference to such information, exhibit or schedule.

  The Company intends to furnish its shareholders with an annual report containing consolidated financial statements certified by its independent auditors and with quarterly reports for each of the first three quarters of each fiscal year containing unaudited consolidated financial information.

                         INDEX TO FINANCIAL STATEMENTS

                                                                           PAGE
                                                                           ----
FINANCIAL STATEMENTS:
Dan River Inc.
  Report of Independent Auditors..........................................  F-2
  Consolidated Balance Sheets as of December 30, 1995 and December 28,
   1996...................................................................  F-3
  Consolidated Statements of Income for the years ended December 31, 1994,
   December 30, 1995 and December 28, 1996................................  F-4
  Consolidated Statements of Shareholders' Equity for the years ended
   December 31, 1994, December 30, 1995 and December 28, 1996.............  F-5
  Consolidated Statements of Cash Flows for the years ended December 31,
   1994, December 30, 1995 and December 28, 1996..........................  F-6
  Notes to Consolidated Financial Statements..............................  F-7
  Unaudited Condensed Consolidated Balance Sheets as of September 27,
   1997................................................................... F-19
  Unaudited Condensed Consolidated Statements of Income for the nine months ended September 28, 1996 and September 27, 1997................. F-20
  Unaudited Condensed Consolidated Statements of Cash Flows for the nine months ended September 28, 1996 and September 27, 1997................. F-21
  Notes to Unaudited Condensed Consolidated Financial Statements for the
   nine months ended September 28, 1996 and September 27, 1997............ F-22
Pro Forma Financial Information
  Unaudited Pro Forma Condensed Consolidated Statements of Income for the
   year ended December 28, 1996 and the nine months ended September 27,
   1997................................................................... F-26
The New Cherokee Corporation
  Report of Independent Auditors.......................................... F-29
  Balance Sheets as of September 30, 1995 and September 28, 1996.......... F-30
  Statements of Operations for the fiscal years ended October 1, 1994,
   September 30, 1995 and September 28, 1996.............................. F-31
  Statements of Changes in Shareholders' Equity for the fiscal years ended
   October 1, 1994, September 30, 1995 and September 28, 1996............. F-32
  Statements of Cash Flows for the fiscal years ended October 1, 1994,
   September 30, 1995 and September 28, 1996.............................. F-34
  Notes to Financial Statements........................................... F-36
  Unaudited Condensed Balance Sheets as of December 28, 1996.............. F-47
  Unaudited Condensed Statements of Operations for the three months ended
   December 30, 1995 and December 28, 1996................................ F-48
  Unaudited Condensed Statements of Cash Flows for the three months ended
   September 30, 1995 and December 28, 1996............................... F-49
  Notes to Unaudited Condensed Financial Statements....................... F-50

                        REPORT OF INDEPENDENT AUDITORS

The Board of Directors and Shareholders
Dan River Inc.

  We have audited the accompanying consolidated balance sheets of Dan River Inc. as of December 30, 1995 and December 28, 1996, and the related consolidated statements of income, shareholders' equity, and cash flows for the each of the three fiscal years in the period ended December 28, 1996. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Dan River Inc. at December 30, 1995 and December 28, 1996, and the consolidated results of its operations and its cash flows for each of the three fiscal years in the period ended December 28, 1996 in conformity with generally accepted accounting principles.

  We have previously audited, in accordance with generally accepted auditing standards, the consolidated balance sheets as of January 2, 1993, January 1, 1994 and December 31, 1994 and the related consolidated statements of income, shareholders' equity, and cash flows for each of the two fiscal years in the period ended January 1, 1994 (none of which are presented separately herein); and we expressed unqualified opinions on those consolidated financial statements. The information set forth as historical Statement of Income Data and historical Balance Sheet Data in the Selected Historical and Pro Forma Consolidated Financial Data for each of the five years in the period ended December 28, 1996, appearing on page 19, was derived from the consolidated financial statements which we audited. In our opinion, the aforementioned information derived from the consolidated financial statements is fairly stated in all material respects in relation to those consolidated financial statements.

                                          Ernst & Young LLP

Charlotte, North Carolina
February 7, 1997,
except as to Note 3 and the last paragraph of Note 7, as to which the date is November 3, 1997

                                 DAN RIVER INC.

                          CONSOLIDATED BALANCE SHEETS

                    DECEMBER 30, 1995 AND DECEMBER 28, 1996

                                                                    UNAUDITED
                                                                       PRO
                                                                      FORMA
                                                                  SHAREHOLDERS'
                                                                     EQUITY
                                                1995      1996      (NOTE 13)
                                              --------  --------  --------------
                                                (IN THOUSANDS, EXCEPT SHARE
                                                    AND PER SHARE DATA)
                   ASSETS
Current assets:
 Cash and cash equivalents (Note 10)........  $  1,540  $  5,042
 Accounts receivable--trade (less allowance
  of $5,140,000 at December 30, 1995 and
  $4,631,000 at December 28, 1996) (Notes 4
  and 10)...................................    54,848    55,782
 Inventories (Notes 2 and 4)................    96,204    72,493
 Prepaid expenses and other current assets..     2,481     1,275
 Deferred income taxes (Note 6).............     7,231     5,643
                                              --------  --------
 Total current assets.......................   162,304   140,235
Property, plant and equipment (Note 4):
 Land.......................................     6,529     6,526
 Buildings and improvements.................    41,288    43,363
 Machinery and equipment....................   186,019   209,568
 Construction in progress...................     7,455    15,241
                                              --------  --------
                                               241,291   274,698
 Less accumulated depreciation and
  amortization..............................    79,311    99,348
                                              --------  --------
 Net property, plant and equipment..........   161,980   175,350
Other assets................................     6,660     5,465
                                              --------  --------
                                              $330,944  $321,050
                                              ========  ========
     LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
 Current maturities of long-term debt (Note
  4)........................................  $  5,138  $  6,990
 Accounts payable...........................    23,776    21,531
 Accrued compensation and related benefits..    14,857    13,652
 Other accrued expenses.....................     8,770     4,771
                                              --------  --------
 Total current liabilities..................    52,541    46,944
Long-term debt (Note 4).....................   174,565   162,478
Deferred income taxes (Note 6)..............    16,795    17,857
Other liabilities...........................     6,341     6,147
Commitments and contingencies (Notes 5, 6
 and 9)
Common stock subject to put rights (Note 5).     7,000     9,726     $    --
Shareholders' equity (Notes 3, 4, 5 and 7):
Preferred stock, $.01 par value; authorized
 50,000,000 shares; no shares issued........       --        --           --
Common stock, Class A, $.01 par value;
 authorized 175,000,000 shares; issued and
 outstanding 12,712,945 shares..............       127       127          127
Common stock, Class B, $.01 par value;
 authorized 35,000,000 shares; no shares
 issued.....................................       --        --           --
Common stock, Class C, $.01 par value;
 authorized 5,000,000 shares; issued and
 outstanding 1,442,220 shares...............        14        14           14
Additional paid-in capital..................    67,394    64,668       74,394
Retained earnings...........................     8,012    13,698       13,698
Pension liability adjustment................    (1,845)     (609)        (609)
                                              --------  --------     --------
 Total shareholders' equity.................    73,702    77,898       87,624
                                              --------  --------     --------
                                              $330,944  $321,050     $321,050
                                              ========  ========     ========

                            See accompanying notes.

                                 DAN RIVER INC.

                       CONSOLIDATED STATEMENTS OF INCOME

                YEARS ENDED DECEMBER 31, 1994, DECEMBER 30, 1995
                             AND DECEMBER 28, 1996

                                  1994             1995             1996
                             ---------------  ---------------  ---------------
                             (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)
Net sales................... $       371,534  $       384,801  $       379,567
Costs and expenses:
  Cost of sales.............         297,460          306,879          307,383
  Selling, general and ad-
   ministrative expenses....          43,908           44,860           45,673
  Other operating costs, net
   (Note 8).................           1,534            8,972             (428)
                             ---------------  ---------------  ---------------
Operating income............          28,632           24,090           26,939
Other income................             144              241              485
Interest expense............         (20,419)         (21,941)         (18,168)
                             ---------------  ---------------  ---------------
Income before income taxes..           8,357            2,390            9,256
Provision for income taxes
 (Note 6)...................           4,832            2,132            3,570
                             ---------------  ---------------  ---------------
Net income.................. $         3,525  $           258  $         5,686
                             ===============  ===============  ===============
Earnings per share:
  Primary................... $          0.31  $          0.02  $          0.40
                             ===============  ===============  ===============
  Fully diluted............. $          0.31  $          0.23  $          0.40
                             ===============  ===============  ===============
Weighted average shares
 outstanding:
  Primary...................      11,375,000       12,276,268       14,155,165
                             ===============  ===============  ===============
  Fully diluted.............      11,375,000       13,940,133       14,155,165
                             ===============  ===============  ===============


                            See accompanying notes.

                                 DAN RIVER INC.

                CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY

                YEARS ENDED DECEMBER 31, 1994, DECEMBER 30, 1995
                             AND DECEMBER 28, 1996

                         CLASS A  CLASS C  ADDITIONAL             PENSION
                         COMMON   COMMON     PAID-IN   RETAINED  LIABILITY
                          STOCK    STOCK     CAPITAL   EARNINGS  ADJUSTMENT  TOTAL
                         -------- -------- ----------- --------- ---------- -------
                                               (IN THOUSANDS)
Balance at January 1,
 1994...................   $ 99     $14      $38,151    $ 4,229   $   --    $42,493
Net income..............    --      --           --       3,525       --      3,525
Capital contribution....    --      --           792        --        --        792
                           ----     ---      -------    -------   -------   -------
Balance at December 31,
 1994...................     99      14       38,943      7,754       --     46,810
Net income..............    --      --           --         258       --        258
Pension liability
 adjustment.............    --      --           --         --     (1,845)   (1,845)
Conversion of junior
 subordinated notes.....     28     --        28,451        --        --     28,479
                           ----     ---      -------    -------   -------   -------
Balance at December 30,
 1995...................    127      14       67,394      8,012    (1,845)   73,702
Net income..............    --      --           --       5,686       --      5,686
Change in common stock
 subject to put rights..    --      --        (2,726)       --        --     (2,726)
Pension liability
 adjustment.............    --      --           --         --      1,236     1,236
                           ----     ---      -------    -------   -------   -------
Balance at December 28,
 1996...................   $127     $14      $64,668    $13,698   $  (609)  $77,898
                           ====     ===      =======    =======   =======   =======


                            See accompanying notes.

                                 DAN RIVER INC.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                YEARS ENDED DECEMBER 31, 1994, DECEMBER 30, 1995
                             AND DECEMBER 28, 1996

                                                    1994      1995      1996
                                                  --------  --------  --------
                                                        (IN THOUSANDS)
Cash flows from operating activities:
 Net income...................................... $  3,525  $    258  $  5,686
 Adjustments to reconcile net income to net cash
  provided by operating activities:
  Noncash interest expense.......................    4,857     4,110     1,166
  Noncash compensation expense...................      792       --        --
  Depreciation and amortization..................   18,187    19,537    20,795
  Deferred income taxes..........................    1,847    (1,379)    1,842
  Writedown/disposal of equipment................      742     4,040      (280)
  Writedown--discontinued product line...........      --      3,005      (849)
  Changes in operating assets and liabilities:
   Accounts receivable...........................  (16,209)    6,578      (691)
   Inventories...................................   (6,690)   (8,423)   24,554
   Prepaid expenses and other assets.............      942       512      (396)
   Accounts payable and accrued expenses.........    5,791    (3,904)   (6,555)
   Other liabilities.............................   (1,897)   (1,796)     (194)
                                                  --------  --------  --------
    Net cash provided by operating activities....   11,887    22,538    45,078
Cash flows from investing activities:
 Total capital expenditures......................  (44,112)  (28,004)  (34,515)
  Plant and equipment acquired in exchange for
   debt..........................................   17,227     7,203     5,951
  Accrued equipment purchases....................    2,092    (3,515)      982
                                                  --------  --------  --------
   Capital expenditures in cash..................  (24,793)  (24,316)  (27,582)
 Proceeds from sale of assets....................      380       322     2,385
 Proceeds from insurance claim...................      540       --        --
                                                  --------  --------  --------
    Net cash used by investing activities........  (23,873)  (23,994)  (25,197)
Cash flows from financing activities:
 Payments of long-term debt......................   (8,611)   (8,453)  (18,566)
 Net proceeds from issuance of long-term debt....      --        700    25,313
 Net borrowings (payments)--working capital fa-
  cility.........................................   14,000     9,000   (23,000)
 Other...........................................      --        --       (126)
                                                  --------  --------  --------
    Net cash provided (used) by financing activi-
     ties........................................    5,389     1,247   (16,379)
                                                  --------  --------  --------
Net increase (decrease) in cash and cash equiva-
 lents...........................................   (6,597)     (209)    3,502
Cash and cash equivalents at beginning of year...    8,346     1,749     1,540
                                                  --------  --------  --------
Cash and cash equivalents at end of year......... $  1,749  $  1,540  $  5,042
                                                  ========  ========  ========

                            See accompanying notes.

                                DAN RIVER INC.

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

          DECEMBER 31, 1994, DECEMBER 30, 1995 AND DECEMBER 28, 1996

1. DESCRIPTION OF BUSINESS

    Dan River Inc. and its former parent and sole shareholder, Braelan Corp. ("Braelan"), were organized in 1989 to acquire and operate Dan River Holding Company and its subsidiaries (the "Predecessor"). Dan River Inc. is a manufacturer and marketer of a variety of textile products, primarily home fashions and apparel fabrics. Home fashions products, which accounted for approximately 64 percent of sales for the year ended December 28, 1996, consist mostly of packaged bedroom furnishings which are sold to domestic retailers. Apparel products, which include a broad range of woven cotton and cotton-blend fabrics, are distributed primarily to domestic clothing manufacturers.

2. SIGNIFICANT ACCOUNTING POLICIES AND OTHER MATTERS

  Basis of presentation

    On December 29, 1995, Braelan was merged with and into Dan River Inc. The consolidated balance sheets as of December 30, 1995 and December 28, 1996, and the consolidated statements of income, shareholders' equity and cash flows for the fiscal year ended December 28, 1996, represent the consolidated financial position, results of operations and cash flows of Dan River Inc. and its wholly-owned subsidiary, Dan River Factory Stores, Inc. The consolidated statements of income, shareholders' equity and cash flows for each of the two fiscal years in the period ended December 30, 1995, represent the consolidated results of operations and cash flows of Braelan and its subsidiaries. All significant intercompany balances have been eliminated. Braelan and its subsidiaries, and Dan River Inc. and its subsidiary are collectively referred to as the Company.

  Fiscal year

    The Company's fiscal year ends on the Saturday nearest to December 31. All references to 1994, 1995 and 1996 mean the 52-week fiscal years ended December 31, 1994, December 30, 1995 and December 28, 1996, respectively.

  Use of estimates

    The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

  Cash equivalents

    All highly liquid cash investments purchased with an initial maturity of three months or less are considered to be cash equivalents.

                                DAN RIVER INC.

                     DECEMBER 31, 1994, DECEMBER 30, 1995
                             AND DECEMBER 28, 1996


2. SIGNIFICANT ACCOUNTING POLICIES AND OTHER MATTERS--(CONTINUED)

  Inventories

    Inventories are stated at the lower of cost or market, with cost determined under the first-in, first-out method. Inventories at December 30, 1995 and December 28, 1996, respectively, by component are as follows:

                                                                  1995    1996
                                                                 ------- -------
                                                                 (IN THOUSANDS)
     Finished goods............................................. $34,463 $24,558
     Work in process............................................  51,452  38,274
     Raw materials..............................................   3,483   2,679
     Supplies...................................................   6,806   6,982
                                                                 ------- -------
       Total inventories........................................ $96,204 $72,493
                                                                 ======= =======

  Property, plant and equipment

    Property, plant and equipment are stated at cost. Depreciation is computed on a straight-line basis over the estimated useful lives of the related assets, ranging from 10 to 35 years for buildings and improvements, and 3 to 14 years for machinery and equipment. Leasehold improvements are amortized on a straight-line basis over the lease term or estimated useful life, whichever is less.

    In 1996, the Company adopted Statement of Financial Accounting Standards ("SFAS") No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of." The adoption did not have a material effect on the Company's financial statements because the Company was generally in conformance with this standard prior to adoption.

  Deferred financing fees

    Debt financing fees are amortized over the term of the related debt.

  Revenue recognition

    The Company generally recognizes revenues from product sales when goods are shipped.

  Income taxes

    Deferred income taxes are accounted for under the liability method. Under this method, deferred tax assets and liabilities are determined based on differences between financial reporting and tax bases of assets and liabilities and are measured using the enacted tax rates and laws that will be in effect when the differences are expected to reverse.

  Cotton futures contracts

    In connection with the purchasing of cotton for anticipated manufacturing requirements, the Company may enter into cotton futures and option contracts in order to reduce the risk associated with future price fluctuations. These contracts are accounted for as hedges and, accordingly, gains or losses are deferred and reflected in cost of sales as an element of the cost of the finished product. Transactions related to cotton futures and option contracts during the three year period ended December 28, 1996 were not material.

                                DAN RIVER INC.

                     DECEMBER 31, 1994, DECEMBER 30, 1995
                             AND DECEMBER 28, 1996


2. SIGNIFICANT ACCOUNTING POLICIES AND OTHER MATTERS--(CONTINUED)

  Earnings per share

    Primary earnings per share are computed on the basis of the weighted average number of common shares and common equivalent shares (stock options), if dilutive, outstanding during the period. The Company's convertible junior subordinated notes, which were converted into shares of Class A common stock on September 3, 1995 (Note 3), were antidilutive on an if-converted basis for both 1994 and 1995. For purposes of calculating fully diluted earnings per share for 1995, the convertible subordinated junior notes were deemed to be converted on the first day of the period.

3. PUBLIC OFFERING AND CAPITALIZATION

    On September 26, 1997 the Company filed a registration statement for the sale of shares of common stock to the public (the "Offering").

    In connection with the Offering, the shareholders of the Company approved a multi-step recapitalization plan which became effective on November 3, 1997 (the "Recapitalization"). Prior to the Recapitalization, the Company's outstanding capital stock included 1,500,000 authorized shares of voting stock, par value $.01 per share ("Old Voting Stock") (726,454 shares of which were outstanding as of December 28, 1996), and 1,500,000 authorized shares of nonvoting common stock, par value $.01 per share ("Old Nonvoting Stock") (82,413 shares of which were outstanding as of December 28, 1996).

    The Company first amended and restated its Articles of Incorporation (the "Restated Articles"). Upon filing of the Restated Articles: (i) Class A Common Stock, par value $.01 per share, entitled to one vote per share, Class B Common Stock, par value $.01 per share, entitled to 4.39 votes per share, and Class C Common Stock, par value $.01 per share, nonvoting, were created; (ii) each outstanding share of Old Voting Stock was reclassified and exchanged for 17.5 shares of Class A Common Stock of the Company ("Class A Common") and (iii) each outstanding share of Old Nonvoting Stock was reclassified and exchanged for 17.5 shares of Class C Common Stock of the Company ("Class C Common") (the "Reclassification"). Shares of Class C Common will automatically convert into shares of Class A Common on a share-for-share basis upon consummation of the Offering.

    Upon consummation of the Offering, the Company will complete an exchange offer (the "Exchange Offer") pursuant to which certain members of senior management of the Company (and certain of their family members) that held Old Voting Stock prior to the Reclassification will exchange 2,062,070 shares of Class A Common for shares of supervoting Class B Common Stock ("Class B Common") on a share-for-share basis.

    All share and per share amounts in the accompanying financial statements and the related notes have been adjusted to reflect the impact of the Reclassification on the number of shares outstanding and the per share amounts. No adjustment has been made in the accompanying financial statements and the related notes for the Exchange Offer or the automatic conversion of Class C Common into Class A Common upon the consummation of the Offering.

    Through September 2001, the Company has the option to purchase the common shares held by certain shareholders at a price equal to the then fair market value. The Company's call option is generally subject to the same financial covenants and other restrictions as the put rights described in
  Note 5. A certain

                                DAN RIVER INC.

                     DECEMBER 31, 1994, DECEMBER 30, 1995
                             AND DECEMBER 28, 1996


3. PUBLIC OFFERING AND CAPITALIZATION--(CONTINUED)

  shareholder has a similar call option on certain issued and outstanding common shares, which has priority to the Company's call option. In addition, certain shareholders have the right to require the Company to register, at its expense, their shares under the Securities Act of 1933.

    On September 3, 1995 the Company's convertible junior subordinated notes (the "Junior Notes") with an outstanding balance of $28,479,000 were converted into 2,780,173 shares of Class A Common stock. The Junior Notes were non-amortizing, and bore interest at 16.35%, which accrued quarterly and was automatically capitalized and added to principal.

4. LONG-TERM DEBT

    Long-term debt at December 30, 1995 and December 28, 1996, consists of the following:

                                                                1995     1996
                                                              -------- --------
                                                               (IN THOUSANDS)
   Senior subordinated notes................................. $120,000 $120,000
   Working capital facility..................................   23,000      --
   Term loan.................................................      --    23,545
   Notes payable to equipment vendors........................   27,010   13,081
   Other borrowings with various rates and maturities........    9,693   12,842
                                                              -------- --------
                                                               179,703  169,468
   Less current maturities...................................    5,138    6,990
                                                              -------- --------
       Total long-term debt.................................. $174,565 $162,478
                                                              ======== ========

    The senior subordinated notes (the "Notes") consist of $120,000,000 in non-amortizing ten-year notes issued pursuant to an indenture dated December 15, 1993, bearing interest at 10 1/8%, payable semi-annually.

    The working capital facility at December 28, 1996 consists of a long-term $60 million working capital line of credit, the availability of which is tied to a defined borrowing base formula. The working capital facility also provides for the issuance of letters of credit up to $8,500,000 outstanding, of which $2,563,000 was outstanding at December 28, 1996. This facility was terminated on February 3, 1997 in connection with the Company's establishment of a new $90 million working capital facility (see below).

    The working capital facility and the Notes contain certain restrictive covenants which, among other things, require the Company to meet minimum net worth and earnings ratios, impose limitations on debt incurrence and restrict certain payments, including dividends and payments for the repurchase of capital stock (see Note 5).

    The term loan consists of a $25 million amortizing note due in 2001, bearing interest at LIBOR plus 1.75% (7.34% at December 28, 1996). The Company has a fixed rate option until June 30, 1998, whereby the rate may be fixed based on the yield of the June 1999, 6.75% U.S. Treasury Notes plus 1.85%. Payments on the term loan are made quarterly with a 30% balloon payment at maturity. The term loan is secured by various machinery and equipment of the Company.

    Notes payable to vendors for machinery and equipment purchases are secured by the related assets. The notes payable to vendors mature on various dates between 1997 and 2002 and bear interest at various fixed and variable interest rates averaging 7.96% at December 28, 1996.

                                DAN RIVER INC.

                     DECEMBER 31, 1994, DECEMBER 30, 1995
                             AND DECEMBER 28, 1996


4. LONG-TERM DEBT--(CONTINUED)

    Other borrowings consist primarily of various industrial development, revenue and pollution control obligations.

    On February 3, 1997, in connection with the acquisition of the assets of The New Cherokee Corporation (the "Acquisition," See Note 12), the Company established a new $90 million working capital facility and a new $35 million term loan. Initial borrowings on that date were $19.9 million on the working capital facility and $35 million on the term loan, which proceeds together with $12 million cash on hand were used to consummate the Acquisition, including associated fees and expenses.

    The $90 million working capital facility (the "New Working Capital Facility") consists of a long-term working capital line of credit, the availability of which is tied to a defined borrowing base formula. As of February 3, 1997, $54,781,000 was unused and available. Borrowings under the New Working Capital Facility are non-amortizing and are due February 3, 2001. The borrowings bear interest at a Base Rate, as defined, or LIBOR plus 2%, as defined, at the option of the Company. The Company pays a commitment fee of .25% per annum on the unused portion of the $90 million working capital line of credit. The New Working Capital Facility also provides for the issuance of letters of credit up to $7,500,000 outstanding, of which $2,563,000 was outstanding at February 3, 1997. The obligations of the Company under the New Working Capital Facility are secured by a lien on substantially all accounts receivable and inventory.

    The $35 million term loan facility (the "New Term Loan") bears interest at a Base Rate, as defined, or LIBOR plus 2.5%, as defined, at the Company's option. Scheduled principal payments are: 1997, $1,750,000; 1998, $4,250,000; 1999, $5,000,000 and 2000, $24,000,000. The New Term Loan is
  secured by the assets of certain manufacturing facilities purchased by the Company in connection with the Acquisition.

    The New Working Capital Facility and New Term Loan contain certain restrictive covenants not materially different from the prior working capital facility and the Notes described above.

    The aggregate annual scheduled principal repayments of long-term debt outstanding as of December 28, 1996 are: 1997, $6,990,000; 1998,
  $6,838,000; 1999, $6,982,000; 2000, $7,310,000 and 2001, $11,442,000.

    Cash payments of interest on debt were $15,319,000, $17,742,000 and $17,854,000 for 1994, 1995 and 1996, respectively.

5. COMMON STOCK SUBJECT TO PUT RIGHTS

    Until the earlier of September 2001 or a public offering of the Company's common stock, certain shareholders may require the Company to repurchase annually a portion of their shares at the then fair market value, as defined. These put rights, which apply to approximately 7,956,638 of the common shares outstanding as of December 28, 1996, may only be exercised once during any 12-month period and only if the Company is able to obtain financing on commercially reasonable terms for such repurchase. Furthermore, the Company's obligation to repurchase shares is limited by certain financial and other covenants contained in the put agreement and the Company's debt agreements. The Company will not be required to repurchase shares in 1997 because of an indebtedness limitation set forth in the put agreement. Such limitation provides that the Company does not have to accept a put to the extent that the ratio of its debt as of the prior year-end plus debt incurred to finance the put exceeds 3.0 times the Company's

                                DAN RIVER INC.

                     DECEMBER 31, 1994, DECEMBER 30, 1995
                             AND DECEMBER 28, 1996


5. COMMON STOCK SUBJECT TO PUT RIGHTS--(CONTINUED)

  "earnings before interest, taxes, depreciation and amortization," as defined, for the previous fiscal year. In addition, the exercise of puts will be further limited by a restricted payment provision contained in the indenture under the Notes, which prevents certain payments, including dividends and payments to shareholders for the repurchase of capital stock, from reducing the Company's shareholders' equity below certain levels. Under this provision, cumulative restricted payments over the term of the put rights generally cannot exceed the greater of $7,000,000 or the sum of $1,000,000 plus 50% of the Company's cumulative post-1993 net income (or minus 100% of net losses), as defined, as of the year ending prior to the restricted payment. Cumulative post-1993 net income for this purpose was $17,453,000 as of December 28, 1996. Based on the minimum levels of shareholders' equity required by the restricted payment provision, the accompanying consolidated balance sheets reflect the reclassification of $7,000,000 and $9,726,000 from shareholders' equity to "common stock subject to put rights" as of December 30, 1995 and December 28, 1996, respectively.

6. INCOME TAXES

    The provision for income taxes is comprised of the following:

                                                           1994   1995    1996
                                                          ------ ------  ------
                                                             (IN THOUSANDS)
   Current:
     Federal............................................. $2,420 $3,123  $1,645
     State...............................................    565    388      83
                                                          ------ ------  ------
                                                           2,985  3,511   1,728
   Deferred:
     Federal.............................................  1,563 (1,365)  1,278
     State...............................................    284    (14)    564
                                                          ------ ------  ------
                                                           1,847 (1,379)  1,842
                                                          ------ ------  ------
   Provision for income taxes............................ $4,832 $2,132  $3,570
                                                          ====== ======  ======

    A reconciliation of the differences between the provision for income taxes and income taxes computed using the statutory federal income tax rate of 35% follows:

                                                            1994   1995   1996
                                                           ------ ------ ------
                                                              (IN THOUSANDS)
   Amount computed using the statutory rate............... $2,925 $  837 $3,240
   Increase (decrease) in taxes resulting from:
     State taxes..........................................    552    243    421
     Nondeductible interest...............................  1,321  1,018     80
     Other, net...........................................     34     34   (171)
                                                           ------ ------ ------
   Provision for income taxes............................. $4,832 $2,132 $3,570
                                                           ====== ====== ======

                                DAN RIVER INC.

                     DECEMBER 31, 1994, DECEMBER 30, 1995
                             AND DECEMBER 28, 1996


6. INCOME TAXES--(CONTINUED)

    Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Significant components of the Company's deferred tax liabilities and assets at December 30, 1995 and December 28, 1996 are as follows:

                                                               1995     1996
                                                              -------  -------
                                                              (IN THOUSANDS)
     Deferred tax liabilities:
       Book carrying value in excess of tax basis of
        property, plant and equipment........................ $27,930  $29,389
       Other.................................................   1,417    1,376
                                                              -------  -------
         Total deferred tax liabilities......................  29,347   30,765
     Deferred tax assets:
       Net operating loss and credit carryforwards...........  12,507   13,712
       Nondeductible reserves and accruals...................  10,108    8,437
       Minimum pension liability adjustment..................   1,207      399
       Other.................................................   1,231      770
                                                              -------  -------
         Total deferred tax assets...........................  25,053   23,318
       Valuation allowance for deferred tax assets...........  (5,270)  (4,767)
                                                              -------  -------
         Net deferred tax assets.............................  19,783   18,551
                                                              -------  -------
         Net deferred tax liabilities........................ $ 9,564  $12,214
                                                              =======  =======

    At December 28, 1996, the Company had net operating loss carryforwards of $900,000, which expire in 2005. In addition, the Company had available a minimum tax credit carryforward of $8,100,000, and investment credit and other general business credit carryforwards of $5,300,000. If not used, $4,300,000 of the investment credit and other general business credit carryforwards will expire in the years 1997 through 2000, and the remainder will expire in various years through 2010.

    Because the acquisition of the Predecessor in 1989 constituted a "change in ownership" under Section 382 of the Internal Revenue Code, the utilization of net operating loss and credit carryforwards existing as of the acquisition date are subject to certain restrictions. These restrictions have not impacted the utilization of pre-acquisition net operating losses, none of which remain as of December 28, 1996, and are not expected to materially impact the future utilization of credit carryforwards.

    On September 3, 1991, the Company completed a financial restructuring (the "Restructuring") which involved issuing common and preferred stock to various parties. The Company believes that the Restructuring did not result in a "change in ownership" and thus did not cause further restrictions in the utilization of carryforwards. However, Section 382 and related regulations promulgated by the Internal Revenue Service ("IRS") are extremely complex, and the Company's assessment of whether or not a "change in ownership" occurred involves judgments as to certain factual issues and interpretations as to certain legal issues for which there is little guidance. There can be no assurance that the IRS will not challenge the Company's conclusion that no "change in ownership" has occurred under
  Section 382. The utilization of the Company's pre-Restructuring carryforwards could be significantly restricted or eliminated if the Restructuring is deemed to constitute a "change in ownership." From the date of the Restructuring

                                DAN RIVER INC.

                     DECEMBER 31, 1994, DECEMBER 30, 1995
                             AND DECEMBER 28, 1996


6. INCOME TAXES--(CONTINUED)

  through December 28, 1996, the Company utilized an aggregate of $16,876,000 in net operating loss carryforwards and $1,723,000 in general business credit carryforwards for federal income tax purposes that are subject to review by the IRS.

    For financial reporting purposes, valuation allowances of $5,270,000 and $4,767,000 are reflected at December 30, 1995 and December 28, 1996, respectively, to offset a portion of the deferred tax assets.

    The Company made income tax payments of $1,482,000, $3,625,000, and $1,180,000 during 1994, 1995 and 1996, respectively.

7. BENEFIT PLANS

  Hourly and salary retirement plans

    The Company sponsors the Dan River Inc. Hourly Retirement Plan (the "Hourly Plan") and the Dan River Inc. Salary Retirement Plan (the "Salary Plan"). These plans are noncontributory and cover substantially all of the Company's full-time employees. Funding for the Hourly and Salary Plans is through employer cash contributions.

    Participants are generally eligible for full benefits at age 65 or upon completion of five years of vesting service, if later. Vesting service is defined generally as years of service from hire. Benefits of the Hourly Plan are determined based upon years of service while benefits of the Salary Plan are determined based upon years of service and career average earnings.

    The following sets forth the funded status of the plans at December 30, 1995 and December 28, 1996:

                                                               1995      1996
                                                             --------  --------
                                                              (IN THOUSANDS)
   Actuarial present value of benefit obligations:
     Accumulated benefit obligation, including vested
      benefits of $15,174,000 at December 30, 1995 and
      $16,079,000 at December 28, 1996.....................  $(16,267) $(17,069)
                                                             ========  ========
     Projected benefit obligation for service rendered to
      date.................................................  $(17,558) $(18,591)
     Plan assets at fair value.............................    13,043    16,218
                                                             --------  --------
     Projected benefit obligation in excess of plan assets.    (4,515)   (2,373)
     Unrecognized net loss.................................     4,343     1,896
     Minimum liability adjustment..........................    (3,052)   (1,008)
                                                             --------  --------
     Accrued pension cost included in the consolidated
      balance sheets.......................................  $ (3,224) $ (1,485)
                                                             ========  ========

    The Company's practice is to fund amounts which are required by statute and applicable regulations and which are tax deductible. The minimum liability adjustment at December 30, 1995 and December 28, 1996, represents the excess of unfunded accumulated benefit obligations over previously recorded liabilities. A corresponding reduction is reflected in shareholders' equity, net of the related income tax effect of $1,207,000 and $399,000 at December 30, 1995 and December 28, 1996, respectively.

                                DAN RIVER INC.

                     DECEMBER 31, 1994, DECEMBER 30, 1995
                             AND DECEMBER 28, 1996


7. BENEFIT PLANS--(CONTINUED)

    Net pension cost for the plans included the following components:

                                                       1994     1995     1996
                                                      -------  -------  -------
                                                          (IN THOUSANDS)
   Service cost...................................... $ 1,639  $ 1,452  $ 1,728
   Interest cost.....................................     999    1,181    1,401
   Actual return on assets...........................     317   (2,193)  (1,919)
   Other, net........................................  (1,159)   1,204      951
                                                      -------  -------  -------
   Net periodic pension cost......................... $ 1,796  $ 1,644  $ 2,161
                                                      =======  =======  =======

    The projected benefit obligations were determined using an assumed discount rate of 7.25% at December 30, 1995 and 7.90% at December 28, 1996. An assumed long-term rate of increase in compensation of 4.25% was used at December 30, 1995 and 4.90% at December 28, 1996. The assumed long-term rate of return on plan assets was 9.5% at December 31, 1994, December 30, 1995 and December 28, 1996. Assets of the plans consist of various institutional investment funds and money market accounts.

  Supplemental retirement plan

    The Company sponsors an unfunded supplemental retirement plan for certain former employees that provides for payments upon retirement, death or disability over the longer of the employee's life or ten years. The projected benefit obligations of $3,182,000 and $2,960,000 at December 30, 1995 and December 28, 1996, respectively, are accrued in the accompanying consolidated balance sheets. The Company is a beneficiary of life insurance policies on certain participants in this plan.

  Stock option plan

    The Company sponsors a nonqualified stock option plan under which directors, officers and key management employees of the Company may be granted options to purchase shares of the Company's Class A common stock. The Company has reserved 647,500 shares of its authorized but unissued common stock for this plan. All options to purchase unissued shares granted through December 28, 1996 have an exercise price of $6.85 per share, generally vest on December 31, 1999, and expire on December 31, 2001. None of these options were exercisable at December 28, 1996.

    Prior to December 30, 1994, the plan also provided for the granting of options to purchase shares of the Company's Class A common stock from a certain principal shareholder at an exercise price of $0.57 per share. All of these options were exercisable at December 28, 1996 and expire on December 31, 1999.

    The Company has adopted the disclosure-only provisions of SFAS No. 123 "Accounting for Stock-Based Compensation," but applies Accounting Principles Board Opinion No. 25 and related interpretations in accounting for its plan. No compensation expense was recorded in 1995 or 1996. If the Company had elected to recognize compensation expense for the stock option plan based on the fair value at the grant dates for awards under the plan, consistent with the method prescribed by SFAS No. 123, the pro forma effect on net income would be immaterial for both years.

                                DAN RIVER INC.

                     DECEMBER 31, 1994, DECEMBER 30, 1995
                             AND DECEMBER 28, 1996


7. BENEFIT PLANS--(CONTINUED)

    The following table summarizes activity under the stock option plan:

                                                     OPTIONS OUTSTANDING AGAINST
                                                     ---------------------------
                                                      AUTHORIZED  SHARES HELD BY
                                                     BUT UNISSUED   PRINCIPAL
                                                        SHARES     SHAREHOLDER
                                                     ------------ --------------
      Outstanding at 12/31/94.......................   603,750       524,300
      Granted.......................................    20,125           --
      Forfeited.....................................   (28,875)      (10,500)
                                                       -------       -------
      Outstanding at 12/30/95.......................   595,000       513,800
      Granted.......................................    13,125           --
      Exercised.....................................       --        (51,800)
      Forfeited.....................................   (13,300)       (5,250)
                                                       -------       -------
      Outstanding at 12/28/96.......................   594,825       456,750
                                                       =======       =======

    The weighted average fair value of options granted during the year ended December 28, 1996 is $1.60. For this purpose, fair value was determined under the minimum value method, assuming a dividend yield of 0.0%, a risk free interest rate of 5.3% and an expected holding period of five years.

    In October 1997, the Company adopted new stock incentive plans (the "1997 Plans") for key executives and directors that allow for the grant of stock options, restricted stock, stock appreciation rights ("SARs") and stock. Under the 1997 Plans, there are 1,925,000 shares of Class A Common Stock reserved for issuance. Options and SARs granted under the 1997 Plans will expire no later than 10 years after the date of grant and the exercise prices of options and grant values for SARs will be no less than 100% of the fair market value of the Class A Common Stock on the date of grant. In October 1997, the Board of Directors approved the grant of options to purchase 601,500 shares of the Company's Class A Common Stock contingent upon completion of the Offering (see Note 3) at an exercise price equal to the offering price. These options will expire ten years from the date of the Offering.

8. OTHER OPERATING COSTS, NET

    During 1994 charges totaling $742,000 were recognized for writedowns and disposals of equipment rendered obsolete by the Company's ongoing modernization program. The Company also recorded a $792,000 charge in 1994 for stock based compensation associated with shares of the Company's common stock deemed contributed to capital by a principal shareholder. Charges in 1995 relating to the modernization program totaled $4,391,000. Also in 1995, the Company recorded a $1,576,000 loss for the writedown of a leasehold and other costs related to the relocation of the Company's marketing headquarters in New York, and a $3,005,000 charge for the writedown of assets associated with the Company's decision to discontinue one of its apparel fabrics product lines. In 1996 the Company reversed $849,000 of the prior year charge relating to the discontinued product line due to better than anticipated recovery value of assets previously written down. In addition, the Company reversed $84,000 of the reserve for the marketing headquarters relocation primarily due to the early buyout of the existing lease. These reversals were offset in part by net charges of $505,000 for equipment rendered obsolete by the modernization program. At December 28, 1996, other accrued liabilities includes approximately $469,000 for a lease buyout to be settled in early 1997 and $570,000 for costs related to idle equipment expected to be incurred within two years.

                                DAN RIVER INC.

                     DECEMBER 31, 1994, DECEMBER 30, 1995
                             AND DECEMBER 28, 1996


9. COMMITMENTS AND CONTINGENCIES

    The Company leases certain manufacturing equipment, warehouses and office facilities under operating leases that expire at various dates through 2011. Rental expense for 1994, 1995 and 1996 amounted to approximately $14,247,000, $13,032,000 and $10,296,000, respectively, net of rental income on noncancelable leases and subleases of approximately $1,697,000, $1,544,000 and $76,000, respectively.

    The future minimum lease payments at December 28, 1996 due under operating leases with noncancelable terms in excess of one year are as follows:

                                                                  (IN THOUSANDS)
      1997.......................................................    $ 5,310
      1998.......................................................      4,243
      1999.......................................................      2,817
      2000.......................................................      2,044
      2001.......................................................      2,001
      Later......................................................     16,283
                                                                     -------
                                                                     $32,698
                                                                     =======

    Commitments for additions to plant and equipment amounted to approximately $6,673,000 at December 28, 1996. Certain manufacturing and warehouse leases contain renewal options at their fair rental values.

    The Company is subject to various legal proceedings and claims which have arisen in the ordinary course of its business and have not been finally adjudicated. It is impossible at this time for the Company to predict with any certainty the outcome of such litigation. However, management is of the opinion, based upon information presently available, that it is unlikely that any such liability, to the extent not provided for through insurance or otherwise, would be material in relation to the Company's consolidated financial position.

10. FINANCIAL INSTRUMENTS

  Off balance sheet risk

    In connection with the purchase of cotton for anticipated manufacturing requirements, the Company enters into cotton forward purchase commitments, futures and option contracts in order to reduce the risk associated with future price fluctuations. The Company does not engage in speculation. There were no material cotton futures or options contracts outstanding at December 30, 1995 or December 28, 1996. See Note 2 for information on the Company's accounting policy with respect to cotton futures and option contracts.

  Concentrations of credit risk

    Financial instruments that potentially subject the Company to a concentration of credit risk consist principally of temporary cash investments and trade accounts receivable. The Company places its temporary cash investments with high credit quality financial institutions. Concentration of credit risk with respect to trade accounts receivable is managed by an in-house professional credit staff. The Company performs periodic credit evaluations of its customers' financial condition and generally does not require collateral.

                                DAN RIVER INC.

                     DECEMBER 31, 1994, DECEMBER 30, 1995
                             AND DECEMBER 28, 1996

10. FINANCIAL INSTRUMENTS--(CONTINUED)

  Fair values

    The carrying values of cash and cash equivalents, accounts receivable and accounts payable approximate fair values due to the short-term nature of these instruments. The fair value of the Company's senior subordinated notes, based on quoted market prices, was $109,200,000 and $120,600,000 at December 30, 1995 and December 28, 1996, respectively, compared to a carrying value of $120,000,000. Based on rates available for similar types of borrowings, the carrying values of the Company's other debt approximated fair value at December 30, 1995 and December 28, 1996.

11. QUARTERLY FINANCIAL DATA (UNAUDITED)

    The Company's unaudited consolidated results of operations are presented below (in thousands, except per share data):

                                               FIRST   SECOND  THIRD   FOURTH
                                               QUARTER QUARTER QUARTER QUARTER
                                               ------- ------- ------- --------
   Year ended December 30, 1995:
     Net sales................................ $98,111 $96,972 $88,155 $101,563
     Cost of sales............................  78,877  75,872  70,068   82,062
     Net income (loss)........................     958   2,086     444   (3,230)
     Earnings (loss) per share--
       Primary................................    0.08    0.18    0.04    (0.23)
       Fully diluted..........................    0.08    0.18    0.09    (0.23)

                                              FIRST    SECOND  THIRD   FOURTH
                                              QUARTER  QUARTER QUARTER QUARTER
                                              -------  ------- ------- --------
   Year ended December 28, 1996:
     Net sales............................... $83,738  $93,203 $95,090 $107,536
     Cost of sales...........................  70,134   74,940  75,901   86,408
     Net income (loss).......................  (1,428)   1,336   2,305    3,473
     Earnings (loss) per share--
       Primary...............................   (0.10)    0.09    0.16     0.25
       Fully diluted.........................   (0.10)    0.09    0.16     0.25

    The interim earnings (loss) per share amounts were computed as if each quarter was a discrete period. As a result, the sum of the earnings (loss) per share by quarter will not necessarily total the annual earnings per share.

    The fourth quarter of 1995 includes certain pre-tax charges amounting to $8,972,000, relating to the Company's ongoing modernization program and other items. These charges decreased net income by $5,424,000 ($0.38 per share). See Note 8.

12. SUBSEQUENT EVENT

    On February 3, 1997 the Company acquired substantially all of the assets of The New Cherokee Corporation, a manufacturer of yarn-dyed shirting and sportswear fabrics, for approximately $65 million in cash, subject to a working capital adjustment, and the assumption of certain operating liabilities. See Note 4 concerning the financing of the acquisition.

13. UNAUDITED PRO FORMA SHAREHOLDERS' EQUITY

    If the offering mentioned in Note 3 is consummated under the terms presently anticipated, the put rights currently available to certain shareholders (Note 5) will terminate. Unaudited pro forma shareholders' equity reflects the assumed termination of these put rights.

                                 DAN RIVER INC.

                UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS

                                                                PRO FORMA
                                             SEPTEMBER 27, SHAREHOLDERS' EQUITY
                                                 1997            (NOTE 8)
                                             ------------- --------------------
                                              (IN THOUSANDS, EXCEPT SHARE AND
                                                      PER SHARE DATA)
                   ASSETS
Current assets:
  Cash and cash equivalents.................   $  1,416
  Accounts receivable, net..................     69,421
  Inventories...............................    100,722
  Prepaid expenses and other current assets.      3,530
  Deferred income taxes.....................      5,893
                                               --------
    Total current assets....................    180,982
Property, plant and equipment...............    314,476
  Less accumulated depreciation and
   amortization.............................   (108,630)
                                               --------
    Net property, plant and equipment.......    205,846
Other assets................................      6,806
                                               --------
                                               $393,634
                                               ========
    LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
  Current maturities of long-term debt......   $ 11,943
  Accounts payable..........................     27,699
  Accrued compensation and related benefits.     14,134
  Other accrued expenses....................     10,595
                                               --------
    Total current liabilities...............     64,371
Other liabilities:
  Long-term debt............................    206,522
  Deferred income taxes.....................     16,451
  Other deferred items......................     11,343
                                               --------
    Total other liabilities.................    234,316
Common stock subject to put rights..........     13,389          $    --
Shareholders' equity:
  Preferred stock, $.01 par value;
   authorized 50,000,000 shares; no shares
   issued...................................        --                --
  Common stock, Class A, $.01 par value;
   authorized 175,000,000 shares; issued and
   outstanding 12,712,945 shares............        127               127
  Common stock, Class B, $.01 par value;
   authorized 35,000,000 shares; no shares
   issued...................................        --                --
  Common stock, Class C, $.01 par value;
   authorized 5,000,000 shares; issued and
   outstanding 1,442,220 shares.............         14                14
  Additional paid-in capital................     61,005            74,394
  Retained earnings.........................     21,021            21,021
  Pension liability adjustment..............       (609)             (609)
                                               --------          --------
    Total shareholders' equity..............     81,558            94,947
                                               --------          --------
                                               $393,634          $393,634
                                               ========          ========

                            See accompanying notes.

                                 DAN RIVER INC.

             UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF INCOME

                                                          NINE MONTHS ENDED
                                                     ---------------------------
                                                     SEPTEMBER 28, SEPTEMBER 27,
                                                         1996          1997
                                                     ------------- -------------
                                                     (IN THOUSANDS, EXCEPT SHARE
                                                         AND PER SHARE DATA)
   Net sales........................................  $   272,031   $   344,189
   Costs and expenses:
     Cost of sales..................................      220,975       268,739
     Selling, general and administrative expenses...       33,866        39,212
     Other operating costs, net.....................          --          7,875
                                                      -----------   -----------
   Operating income.................................       17,190        28,363
   Other income (expense), net......................          429          (269)
   Interest expense.................................      (13,959)      (16,177)
                                                      -----------   -----------
   Income before income taxes.......................        3,660        11,917
   Provision for income taxes.......................        1,447         4,594
                                                      -----------   -----------
   Net income.......................................  $     2,213   $     7,323
                                                      ===========   ===========
   Earnings per share...............................  $      0.16   $      0.52
                                                      ===========   ===========
   Weighted average shares outstanding..............   14,155,165    14,155,165
                                                      ===========   ===========



                            See accompanying notes.

                                 DAN RIVER INC.

           UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                         NINE MONTHS ENDED
                                                    ---------------------------
                                                    SEPTEMBER 28, SEPTEMBER 27,
                                                        1996          1997
                                                    ------------- -------------
                                                          (IN THOUSANDS)
Cash flows from operating activities:
  Net income.......................................   $  2,213      $  7,323
  Adjustments to reconcile net income to net cash
   provided by operating activities:
    Noncash interest expense.......................        890         1,031
    Depreciation and amortization..................     15,658        20,839
    Deferred income taxes..........................        411        (1,656)
    Loss on writedown/disposal of equipment........        139            78
    Writedown-plant closure........................        --          7,875
    Changes in operating assets and liabilities,
     net of business acquired:
    Accounts receivable............................      2,788         1,633
    Inventories....................................      7,259       (16,432)
    Prepaid expenses and other assets..............       (279)         (313)
    Accounts payable and accrued expenses..........     (1,512)        4,732
    Other liabilities..............................        263         2,196
                                                      --------      --------
      Net cash provided by operating activities....     27,830        27,306
Cash flows from investing activities:
  Total capital expenditures.......................    (24,419)      (13,711)
    Plant and equipment acquired in exchange for
     debt..........................................      4,236         1,113
    Accrued equipment purchases....................     (1,089)       (1,424)
                                                      --------      --------
    Capital expenditures in cash...................    (21,272)      (14,022)
  Acquisition of business..........................        --        (64,661)
  Proceeds from sale of discontinued product line..      2,801           --
  Proceeds from sale of assets.....................      1,347         1,777
                                                      --------      --------
      Net cash used by investing activities........    (17,124)      (76,906)
Cash flows from financing activities:
  Payments of long-term debt.......................    (16,818)       (7,585)
  Net payments--working capital facility...........    (18,800)       (5,900)
  Proceeds from issuance of long-term debt.........     25,313        60,783
  Payments of debt issuance costs..................        --         (1,324)
                                                      --------      --------
Net cash provided (used) by financing activities...    (10,305)       45,974
                                                      --------      --------
Net increase (decrease) in cash and cash
 equivalents.......................................        401        (3,626)
Cash and cash equivalents at beginning of period...      1,540         5,042
                                                      --------      --------
Cash and cash equivalents at end of period.........   $  1,941      $  1,416
                                                      ========      ========

                            See accompanying notes.

                                DAN RIVER INC.

                   NOTES TO UNAUDITED CONDENSED CONSOLIDATED
                             FINANCIAL STATEMENTS

1. BASIS OF PRESENTATION

    The accompanying unaudited condensed consolidated financial statements include the accounts of Dan River Inc. and its wholly-owned subsidiary, Dan River Factory Stores, Inc. (together, the "Company"). In the opinion of management, all adjustments (consisting of normal recurring accruals) considered necessary for a fair presentation of results for the interim periods presented have been included. Interim results are not necessarily indicative of results for a full year. For further information, refer to the consolidated financial statements and notes thereto included elsewhere in this Prospectus.

2. EARNINGS PER SHARE

    In February 1997, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards ("SFAS") No. 128, "Earnings per Share," which is required to be adopted in the fourth quarter of fiscal 1997. At that time, the Company will be required to change the method currently used to compute earnings per share and to restate all prior periods. Under the new requirements for calculating basic earnings per share, the dilutive effect of stock options will be excluded. The Company does not expect SFAS 128 to have a significant effect on the calculation of basic and diluted earnings per share, except the antidilutive effect of the convertible subordinated junior notes will not be included in the calculation of diluted earnings per share for the year ended December 30, 1995.

3. INVENTORIES

    The components of inventory at September 27, 1997 are as follows (in thousands):

       Finished goods.................................................. $ 30,512
       Work in process.................................................   57,631
       Raw materials...................................................    3,588
       Supplies........................................................    8,991
                                                                        --------
           Total Inventories........................................... $100,722
                                                                        ========

4. SHAREHOLDERS' EQUITY

    Activity in shareholders' equity is as follows:

                             CLASS A CLASS C ADDITIONAL           PENSION
                             COMMON  COMMON   PAID-IN   RETAINED LIABILITY
                              STOCK   STOCK   CAPITAL   EARNINGS ADJUSTMENT  TOTAL
                             ------- ------- ---------- -------- ---------- -------
                                                 (IN THOUSANDS)
   Balance at December 28,
    1996...................   $127     $14    $64,668   $13,698    $(609)   $77,898
   Change in common stock
    subject to put rights..    --      --      (3,663)      --       --      (3,663)
   Net Income..............    --      --         --      7,323      --       7,323
                              ----     ---    -------   -------    -----    -------
   Balance at September 27,
    1997...................   $127     $14    $61,005   $21,021    $(609)   $81,558
                              ====     ===    =======   =======    =====    =======

    On September 26, 1997, the Company filed a registration statement for the sale of Class A Common Stock to the public (the "Offering").

    In connection with the Offering, the shareholders of the Company approved a multi-step recapitalization plan which became effective on November 3, 1997 (the "Recapitalization"). Prior to the Recapitalization, the Company's outstanding capital stock included 1,500,000 authorized shares of voting stock, par value $.01 per share ("Old Voting Stock") (726,454 shares of which were outstanding as of

                                DAN RIVER INC.

                   NOTES TO UNAUDITED CONDENSED CONSOLIDATED
                       FINANCIAL STATEMENTS--(CONTINUED)


4. SHAREHOLDERS' EQUITY--(CONTINUED)

  September 27, 1997), and 1,500,000 authorized shares of nonvoting common stock, par value $.01 per share ("Old Nonvoting Stock") (82,413 shares of which were outstanding as of September 27, 1997).

    The Company first amended and restated its Articles of Incorporation (the "Restated Articles"). Upon filing of the Restated Articles: (i) Class A Common Stock, par value $.01 per share, entitled to one vote per share, Class B Common Stock, par value $.01 per share, entitled to 4.39 votes per share, and Class C Common Stock, par value $.01 per share, nonvoting, were created; (ii) each outstanding share of Old Voting Stock was reclassified and exchanged for 17.5 shares of Class A Common Stock of the Company ("Class A Common") and (iii) each outstanding share of Old Nonvoting Stock was reclassified and exchanged for 17.5 shares of Class C Common Stock of the Company ("Class C Common") (the "Reclassification"). Shares of Class C Common will automatically convert into shares of Class A Common on a share-for-share basis upon consummation of the Offering.

    Upon consummation of the Offering, the Company will complete an exchange offer (the "Exchange Offer") pursuant to which certain members of senior management of the Company (and certain of their family members) that held Old Voting Stock prior to the Reclassification will exchange 2,062,070 shares of Class A Common for shares of supervoting Class B Common Stock ("Class B Common") on a share-for-share basis.

    All share and per share amounts in the accompanying financial statements and the related notes have been adjusted to reflect the impact of the Reclassification on the number of shares outstanding and the per share amounts. No adjustment has been made in the accompanying financial statements and the related notes for the Exchange Offer or the automatic conversion of Class C Common into Class A Common upon the consummation of the Offering.

5. OTHER OPERATING COSTS, NET

    During the quarter ended June 28, 1997, the Company recorded a pre-tax charge of $7,875,000 as a result of its decision to close its Riverside apparel fabrics weaving operation in Danville, Virginia. The charge includes $373,000 for severance and other benefits related to approximately 200 employees. The remainder of the charge relates principally to writedowns and other costs associated with the divestitures of real estate and equipment. The Company will close the facility during the fourth quarter of 1997 and anticipates that substantially all of the facility's assets will be relocated or disposed of within a 2-year period.

6. INCOME TAXES

    At December 28, 1996, the Company had net operating loss carryforwards of $900,000, which expire in 2005. In addition, the Company had available a minimum tax credit carryforward of $8,100,000, and investment credit and other general business credit carryforwards of $5,300,000. If not used, substantially all of the investment credit and other general business credit carryforwards will expire in the years 1997 through 2000.

    On September 3, 1991, the Company completed a financial restructuring (the "Restructuring") which involved issuing common and preferred stock to various parties. The Company believes that the Restructuring did not result in a "change in ownership" under Section 382 of the Internal Revenue Code. However, Section 382 and related regulations promulgated by the Internal Revenue Service (IRS) are extremely complex, and the Company's assessment of whether or not a "change in ownership" occurred involves judgments as to certain factual issues and interpretations as to certain legal issues for which there is little guidance.

                                DAN RIVER INC.

                   NOTES TO UNAUDITED CONDENSED CONSOLIDATED
                       FINANCIAL STATEMENTS--(CONTINUED)


6. INCOME TAXES--(CONTINUED)

    From the date of the Restructuring through December 28, 1996, the Company utilized an aggregate of $16,876,000 in net operating loss carryforwards and $1,723,000 in general business credit carryforwards for federal income tax purposes that are subject to review by the IRS. The utilization of these carryforwards and related tax benefits could be significantly restricted or eliminated if the Restructuring is ultimately deemed to constitute a "change in ownership."

7. ACQUISITION

    On February 3, 1997, the Company acquired substantially all the assets of The New Cherokee Corporation ("Cherokee") for $65 million in cash, subject to a working capital adjustment, and the assumption of certain operating liabilities. The purchase price and associated fees and expenses of approximately $2 million were funded at closing with $12.1 million of cash on hand, and borrowings under a new working capital line of credit and term loan of $19.9 million and $35 million, respectively. In July 1997, as a result of the working capital adjustment, the Company received $1.7 million from an escrow deposit. The acquisition has been accounted for using the purchase method of accounting and the preliminary allocation of the purchase price did not result in the recording of goodwill.

    The following summarized, unaudited pro forma results of operations assume the acquisition of Cherokee had occurred at the beginning of each period presented. The pro forma information is presented for informational purposes and is not indicative of results which would have occurred or which may occur in the future.

                                                          NINE MONTHS ENDED
                                                     ---------------------------
                                                     SEPTEMBER 28, SEPTEMBER 27,
                                                         1996          1997
                                                     ------------- -------------
                                                        (IN THOUSANDS, EXCEPT
                                                           PER SHARE DATA)
   Net sales........................................   $350,294      $353,399
   Net income (loss)................................   $   (101)     $  7,794
   Earnings (loss) per share........................   $  (0.01)     $   0.55

8. PRO FORMA SHAREHOLDERS' EQUITY

    If the offering mentioned in Note 4 is consummated under the terms presently anticipated, the put rights currently available to certain shareholders will terminate. Unaudited pro forma shareholders' equity reflects the assumed termination of these put rights.

9. RECENT ACCOUNTING PRONOUNCEMENT

    In June 1997, the Financial Accounting Standards Board issued SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information", effective for years beginning after December 15, 1997. SFAS 131 requires that a public company report financial and descriptive information about its reportable operating segments pursuant to criteria that differ from those of SFAS 14, "Financial Reporting for Segments of a Business Enterprise". Operating segments, as defined, are components of an enterprise about which separate financial information is available that is evaluated regularly by the chief operating decision maker in deciding how to allocate resources and in assessing performance. The financial information to be reported includes segment profit or loss, certain revenue and expense items and segment assets and reconciliations to corresponding amounts in the general purpose financial statements. SFAS 131 also requires information about products and services, geographic areas of operation, and major customers. The Company is required to adopt SFAS 131 at the end of its 1998 fiscal year. The Company has not completed its analysis of the effect of adoption on its financial statement disclosure, however, the adoption of SFAS 131 will not affect results of operations or financial position.

                                DAN RIVER INC.

                   NOTES TO UNAUDITED CONDENSED CONSOLIDATED
                       FINANCIAL STATEMENTS--(CONTINUED)

10. SUBSEQUENT EVENT

    During fiscal 1996, to improve manufacturing performance, the Company implemented a change in the construction of a substantial portion of the fabrics used in its home fashions accessory products. However, this change caused the polyester content with respect to a significant portion of the fabrics to increase, and the Company failed to change the labeling of the products produced from such fabric. Consequently, such products have been inaccurately labeled as containing 65% polyester when in fact such products contain 80% polyester. One of the Company's largest home fashions products customers recently contacted the Company concerning this mislabeling. The Company is currently in the process of correcting the labeling on all such products held in its inventory and contacting customers with mislabeled products in their inventory for the purpose of implementing a program to correct the labeling error. To date the Company has contacted home fashions products customers (including its top five), which accounted for over 50% of the Company's net sales attributable to home fashions products during the first nine months of fiscal 1997. These customers have indicated an intention to cooperate with the Company's relabeling program, which the Company estimates will cost between $250,000-$500,000. Accordingly, the Company does not believe customers will return a substantial portion of such mislabeled inventory or that any material customer will terminate its relationship with the Company. To the extent mislabeled merchandise is returned, the Company intends to properly label such inventory and resell it. Nevertheless, the return of a substantial amount of mislabeled inventory and any delay or inability to resell it or the termination of a material customer relationship would have a material adverse effect on the Company's results of operations during the period in which such returns or termination occurs. In addition, the Company may be subject to fines relating to such mislabeling but believes, based on currently available information, that such fines, if imposed, will not be material in amount.

                                DAN RIVER INC.

        UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENTS OF INCOME

  On February 3, 1997 Dan River Inc. (the "Company") acquired substantially all of the assets of The New Cherokee Corporation ("Cherokee") for $65 million in cash, subject to a working capital adjustment, and the assumption of certain operating liabilities.

  The Unaudited Pro Forma Condensed Consolidated Statements of Income for the fiscal year ended December 28, 1996 and nine months ended September 27, 1997 give effect to the acquisition of Cherokee (the "Acquisition") and the Company's initial public offering of common stock (the "Offering") as if the Acquisition and Offering had occurred on the first day of the periods presented. For purposes of presenting the pro forma financial information of Cherokee for the year ended December 28, 1996, the results of Cherokee's operations for its fiscal year ended September 28, 1996 were adjusted by adding the results of operations for the quarter ended December 28, 1996 and omitting the results for the comparative quarter ended December 30, 1995. The revenues and net loss of Cherokee omitted for the quarter ended December 30, 1995 were $27,521,000 and $1,655,000, respectively.

  The pro forma information does not purport to reflect the results of operations that actually would have resulted had the Acquisition and the Offering occurred as of the dates indicated or to the project the results of operations for any future period.

  The Unaudited Pro Forma Condensed Consolidated Statements of Income should be read in conjunction with the accompanying notes and the audited financial statements, including the notes thereto, of the Company and Cherokee, respectively, included elsewhere in this Prospectus.

                                DAN RIVER INC.

        UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF INCOME

                         YEAR ENDED DECEMBER 28, 1996

                                                       PRO FORMA ADJUSTMENTS
                                                   -----------------------------
                          DAN RIVER INC. CHEROKEE  CHEROKEE ACQUISITION OFFERING   PRO FORMA
                          -------------- --------  -------------------- --------   ----------
                                  (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)
Net Sales...............    $  379,567   $101,072                                  $  480,639
Cost and expenses:
  Cost of sales.........       307,383     93,667         (1,000)(1)                  399,602
                                                             372 (2)
                                                            (820)(3)
  Selling, general and
   administrative
   expenses.............        45,673     10,221            101 (2)                   51,863
                                                          (4,132)(4)
  Other operating costs,
   net..................          (428)     3,350         (3,350)(5)                      392
                                                             820 (3)
                            ----------   --------        -------         ------    ----------
Operating income (loss).        26,939     (6,166)         8,009                       28,782
Other income (expense),
 net....................           485        (47)                                        438
Interest expense........       (18,168)    (3,358)        (2,310)(6)      5,434(7)    (18,402)
                            ----------   --------        -------         ------    ----------
Income (loss) before
 income taxes...........         9,256     (9,571)         5,699          5,434        10,818
Provision for income
 taxes..................         3,570      9,324        (10,816)(8)      2,098(8)      4,176
                            ----------   --------        -------         ------    ----------
Net income (loss).......    $    5,686   $(18,895)       $16,515         $3,336    $    6,642
                            ==========   ========        =======         ======    ==========
Earnings per share......    $     0.40                                             $     0.35
                            ==========                                             ==========
Weighted average shares
 outstanding............    14,155,165                                             18,855,165
                            ==========                                             ==========

--------
(1) Decrease in depreciation expense based on adjusted fixed asset values and related estimated remaining useful lives.
(2) Additional costs associated with providing a pension benefit to Cherokee employees hired by the Company.
(3) Reclassification of equipment writedowns from Cost of sales to Other operating costs, net.
(4) Elimination of certain selling, general and administrative expenses, including: salaries and benefits of certain officers and other employees of Cherokee who were not employed by Dan River Inc. after the Acquisition; and costs associated with Cherokee's marketing offices, which Dan River vacated shortly after the Acquisition.
(5) Elimination of expenses associated with Cherokee's Employee Stock Ownership Plan, the obligations which were not assumed in connection with the Acquisition.
(6) Net increase in interest expense resulting from the Acquisition, as follows:

   Interest and amortization of related deferred finance costs on approximately $67 million in borrowings incurred to finance the Acquisition, with assumed average annual interest rates of approximately 7.8%........................................  $ 5,593,000
   Interest on debt assumed in the Acquisition...................       75,000
   Elimination of Cherokee historical interest expense...........   (3,358,000)
                                                                   -----------
   Net increase in interest expense..............................  $ 2,310,000
                                                                   ===========

(7) Decrease in interest expense attributable to the assumed repayment of $65 million in borrowings related to the Acquisition out of the net proceeds from the Offering.
(8) Adjustment of income tax expense to reflect an assumed effective tax rate of 38.6% of pre-tax income.

                                DAN RIVER INC.

                  UNAUDITED PRO FORMA CONDENSED CONSOLIDATED
                              STATEMENT OF INCOME

                     NINE MONTHS ENDED SEPTEMBER 27, 1997

                                                    PRO FORMA ADJUSTMENTS
                                                    -----------------------------
                                                     CHEROKEE
                         DAN RIVER INC. CHEROKEE(1) ACQUISITION       OFFERING         PRO FORMA
                         -------------- ----------- ------------      -----------     -----------
                                (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)
Net Sales...............  $   344,189     $9,210                                      $   353,399
Cost and expenses:
  Cost of sales.........      268,739      7,208             (83)(2)                      275,895
                                                              31 (3)
  Selling, general and
   administrative
   expenses.............       39,212      1,085               8 (3)                       39,961
                                                            (344)(4)
Other operating costs,
 net....................        7,875        302            (302)(5)                        7,875
                          -----------     ------       ---------       -----------    -----------
Operating income........       28,363        615             690                           29,668
Other income (expense),
 net....................         (269)         7                                             (262)
Interest expense........      (16,177)      (318)           (224)(6)         4,144(7)     (12,575)
                          -----------     ------       ---------       -----------    -----------
Income before income
 taxes..................       11,917        304             466             4,144         16,831
Provision for income
 taxes..................        4,594          0             299 (8)         1,600(8)       6,493
                          -----------     ------       ---------       -----------    -----------
Net income..............  $     7,323     $  304       $     167       $     2,544    $    10,338
                          ===========     ======       =========       ===========    ===========
Earnings per share......  $      0.52                                                 $      0.55
                          ===========                                                 ===========
Weighted average shares
 outstanding............   14,155,165                                                  18,855,165
                          ===========                                                 ===========

--------
(1) Reflects the operating results of Cherokee for the portion of 1997 prior to the Acquisition.
(2) Decrease in depreciation expense based on adjusted fixed asset values and related estimated remaining useful lives.
(3) Additional costs associated with providing a pension benefit to Cherokee employees hired by the Company.
(4) Elimination of certain selling, general and administrative expenses, including: salaries and benefits of certain officers and other employees of Cherokee who were not employed by Dan River Inc. after the Acquisition, and; costs associated with Cherokee's marketing offices, which Dan River vacated shortly after the Acquisition.
(5) Elimination of expenses associated with Cherokee's Employee Stock Ownership Plan, the obligations which were not assumed in connection with the Acquisition.
(6) Net increase in interest expense resulting from the Acquisition (representing the five week period prior to the consummation of the Acquisition on February 3, 1997) as follows:

   Interest and amortization of certain deferred finance costs on approximately $67 million in borrowings incurred to finance the Acquisition, with assumed average annual interest rates of approximately 7.8%............................................ $ 535,000
   Interest on debt assumed in the Acquisition....................     7,000
   Elimination of Cherokee historical interest expense............  (318,000)
                                                                   ---------
    Net increase in interest expense.............................. $ 224,000
                                                                   =========

(7) Decrease in interest expense attributable to the assumed repayment of $65 million in borrowings related to the Acquisition out of the net proceeds from the Offering.
(8) Adjustment of income tax expense to reflect an assumed effective tax rate of 38.6% of pre-tax income.

                         INDEPENDENT AUDITOR'S REPORT

Board of DirectorsThe New Cherokee CorporationHarris, North Carolina

  We have audited the accompanying balance sheets of The New Cherokee Corporation as of September 30, 1995 and September 28, 1996 and the related statements of operations, changes in shareholders' equity, and cash flows for the years ended October 1, 1994, September 30, 1995 and September 28, 1996. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of The New Cherokee Corporation as of September 30, 1995 and September 28, 1996, and the results of its operations and its cash flows for the years ended October 1, 1994, September 30, 1995 and September 28, 1996 in conformity with generally accepted accounting principles.

  As discussed in Note 15 to the financial statements, the Company changed its method of accounting for certain inventories from the last-in, first-out
(LIFO) basis to the first-in, first-out (FIFO) basis in 1995.

  The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 9 to the financial statements, as of September 28, 1996, the Company was in default under certain covenants of its revolving and term credit agreements which causes the balances to become due on demand. In addition, as discussed in Note 19, negotiations are presently under way with a third party to sell substantially all the assets of the Company. These conditions raise substantial doubt about the Company's ability to continue as a going concern. The financial statements do not include any adjustments that might result from the outcomes of these uncertainties.


                                          Pugh & Company, P.C.

                                          Certified Public
                                          AccountantsKnoxville,
                                          TennesseeOctober 18, 1996(Except for
                                          Notes 8 and 19, as to whichthe dates
                                          are October 31, 1996 andNovember 20,
                                          1996, respectively)

                          THE NEW CHEROKEE CORPORATION

                                 BALANCE SHEETS

                                                    SEPTEMBER 30,  SEPTEMBER 28,
                                                        1995           1996
                      ASSETS                        -------------  -------------
Current Assets
  Cash............................................. $    315,614   $    497,726
  Trade Accounts Receivable........................   24,488,362     22,458,355
  Inventories......................................   20,024,645     12,389,823
  Prepaid Items and Other..........................       59,745        180,619
                                                    ------------   ------------
    Total Current Assets...........................   44,888,366     35,526,523
                                                    ------------   ------------
Property, Plant and Equipment, Net.................   53,867,962     51,961,090
                                                    ------------   ------------
Other Assets
  Cash Value of Life Insurance, Net of Policy Loans
   of $137,172.....................................    2,451,501      2,047,658
  Intangible Assets, Net of Accumulated
   Amortization of $303,184 and $335,161,
   respectively....................................      127,877        115,900
  Net Deferred Tax Asset...........................    8,466,647            -0-
  Other............................................      841,290      1,255,592
                                                    ------------   ------------
    Total Other Assets.............................   11,887,315      3,419,150
                                                    ------------   ------------
Total Assets....................................... $110,643,643   $ 90,906,763
                                                    ============   ============
       LIABILITIES AND SHAREHOLDERS' EQUITY
Current Liabilities
  Checks Written in Excess of Cash on Deposit...... $  1,398,694   $  2,320,832
  Trade Accounts Payable...........................    5,504,068      4,228,776
  Accrued Expenses
    Litigation Settlement..........................    1,715,000            -0-
    ESOP Benefits..................................    1,500,000        646,630
    Other..........................................    2,021,401      2,018,585
  Notes Payable....................................    4,000,000      7,000,000
  Current Maturities of Long-Term Debt.............    2,576,179     35,896,284
                                                    ------------   ------------
    Total Current Liabilities......................   18,715,342     52,111,107
                                                    ------------   ------------
Long-Term Liabilities
  Long-Term Debt...................................   35,897,296        261,512
  Accrued Rent.....................................      325,000        346,739
  Deferred Compensation Plans......................    6,277,955      5,203,294
                                                    ------------   ------------
    Total Long-Term Liabilities....................   42,500,251      5,811,545
                                                    ------------   ------------
Shareholders' Equity
  Preferred Stock..................................   12,000,000     12,000,000
  Common Stock.....................................   17,979,310     17,979,310
  Capital in Excess of Par Value...................   20,384,496     20,384,496
  Retained Earnings (Deficit)......................    4,834,200    (14,172,239)
  Treasury Stock, 4,886 Shares at Par..............      (48,860)       (48,860)
  Deferred Compensation--Restricted Stock 47,709
   Shares at Cost..................................   (1,236,721)    (1,236,721)
  Notes Receivable from ESOP.......................   (4,484,375)    (1,921,875)
                                                    ------------   ------------
    Total Shareholders' Equity.....................   49,428,050     32,984,111
                                                    ------------   ------------
Total Liabilities and Shareholders' Equity......... $110,643,643   $ 90,906,763
                                                    ============   ============

   The accompanying notes are an integral part of these financial statements.

                          THE NEW CHEROKEE CORPORATION

                            STATEMENTS OF OPERATIONS

                                                FOR THE YEARS ENDED
                                     -------------------------------------------
                                     OCTOBER 1,
                                        1994       SEPTEMBER 30,  SEPTEMBER 28,
                                      (RESTATED)        1995           1996
                                     ------------  -------------- --------------
Sales..............................  $110,202,321   $125,757,564   $105,783,472
Cost of Goods Manufactured and
 Sold..............................    95,238,678    110,767,026     99,073,099
                                     ------------   ------------   ------------
Gross Margin.......................    14,963,643     14,990,538      6,710,373
Selling, General and Administrative
 Expenses..........................    15,382,094     14,958,285     10,592,241
ESOP Contribution..................     6,995,259      7,085,499      3,697,774
                                     ------------   ------------   ------------
Net Operating Loss.................    (7,413,710)    (7,053,246)    (7,579,642)
                                     ------------   ------------   ------------
Other Income (Expense)
  Interest Income..................        25,382         13,088          8,988
  Miscellaneous Income.............        22,072        354,662        408,008
Interest Expense (Net of
 Capitalized Interest of $489,854,
 $-0- and $-0-, Respectively)......      (603,293)    (2,935,312)    (3,186,263)
Miscellaneous Expense (Including
 Litigation Settlements of
 $597,000, $1,715,000 and $-0-,
 Respectively).....................      (670,582)    (1,831,187)      (190,883)
                                     ------------   ------------   ------------
  Net Other Expense................    (1,226,421)    (4,398,749)    (2,960,150)
                                     ------------   ------------   ------------
Loss Before Income Taxes (Benefit).    (8,640,131)   (11,451,995)   (10,539,792)
Income Taxes (Benefit).............    (2,784,210)    (3,794,515)     8,466,647
                                     ------------   ------------   ------------
Net Loss...........................  $ (5,855,921)  $ (7,657,480)  $(19,006,439)
                                     ============   ============   ============
Loss per Share:
  Primary Loss Per Share Amounts...  $      (3.26)  $      (4.27)  $     (10.60)
                                     ============   ============   ============
  Fully Diluted Loss Per Share
   Amounts.........................  $      (2.55)  $      (3.20)  $      (7.94)
                                     ============   ============   ============


   The accompanying notes are an integral part of these financial statements.

                          THE NEW CHEROKEE CORPORATION

                 STATEMENTS OF CHANGES IN SHAREHOLDERS' EQUITY

                  FOR THE THREE YEARS ENDED SEPTEMBER 28, 1996

                                                     CAPITAL IN    RETAINED
                             PREFERRED     COMMON    EXCESS OF     EARNINGS
                                STOCK       STOCK     PAR VALUE    (DEFICIT)
                             ----------- ----------- -----------  ------------
Balances, October 2, 1993,
 as Originally Stated....... $12,000,000 $17,979,310 $20,459,421  $ 14,891,613
  Restatement for Change in
   Accounting Principle;
   Change in Method of
   Accounting for Certain
   Inventories From LIFO to
   FIFO.....................         -0-         -0-         -0-     3,455,988
                             ----------- ----------- -----------  ------------
Balances, October 2, 1993,
 as Restated................  12,000,000  17,979,310  20,459,421    18,347,601
  Repayment of Loans to
   ESOP.....................         -0-         -0-         -0-           -0-
  Net Loss..................         -0-         -0-         -0-    (5,855,921)
                             ----------- ----------- -----------  ------------
Balances, October 1, 1994...  12,000,000  17,979,310  20,459,421    12,491,680
  Repayment of Loans to
   ESOP.....................         -0-         -0-         -0-           -0-
  Receipt of 4,682 Shares of
   Common Stock from
   Executive Deferred Stock
   Bonus Trust..............         -0-         -0-     (74,925)          -0-
  Net Loss..................         -0-         -0-         -0-    (7,657,480)
                             ----------- ----------- -----------  ------------
Balances, September 30,
 1995.......................  12,000,000  17,979,310  20,384,496     4,834,200
  Repayment of Loans to
   ESOP.....................         -0-         -0-         -0-           -0-
  Net Loss..................         -0-         -0-         -0-   (19,006,439)
                             ----------- ----------- -----------  ------------
Balances, September 28,
 1996....................... $12,000,000 $17,979,310 $20,384,496  $(14,172,239)
                             =========== =========== ===========  ============


   The accompanying notes are an integral part of these financial statements.

                          THE NEW CHEROKEE CORPORATION

                  FOR THE THREE YEARS ENDED SEPTEMBER 28, 1996

                                         DEFERRED
                                       COMPENSATION-    NOTES          TOTAL
                            TREASURY    RESTRICTED   RECEIVABLE    SHAREHOLDERS'
                              STOCK        STOCK      FROM ESOP        EQUITY
                            ---------  ------------- ------------  --------------
Balances, October 2, 1993,
 as Originally Stated.....  $ (2,040)   $(1,358,466) $(15,491,318)  $48,478,520
  Restatement for Change
   in Accounting
   Principle; Change in
   Method of Accounting
   for Certain Inventories
   From LIFO to FIFO......       -0-            -0-           -0-     3,455,988
                            --------    -----------  ------------   -----------
Balances, October 2, 1993,
 as Restated..............    (2,040)    (1,358,466)  (15,491,318)   51,934,508
  Repayment of Loans to
   ESOP...................       -0-            -0-     5,923,608     5,923,608
  Net Loss................       -0-            -0-           -0-    (5,855,921)
                            --------    -----------  ------------   -----------
Balances, October 1, 1994.    (2,040)    (1,358,466)   (9,567,710)   52,002,195
  Repayment of Loans to
   ESOP...................       -0-            -0-     5,083,335     5,083,335
  Receipt of 4,682 Shares
   of Common Stock from
   Executive Deferred
   Stock Bonus Trust......   (46,820)       121,745           -0-           -0-
  Net Loss................       -0-            -0-           -0-    (7,657,480)
                            --------    -----------  ------------   -----------
Balances, September 30,
 1995.....................   (48,860)    (1,236,721)   (4,484,375)   49,428,050
  Repayment of Loans to
   ESOP...................       -0-            -0-     2,562,500     2,562,500
  Net Loss................       -0-            -0-           -0-   (19,006,439)
                            --------    -----------  ------------   -----------
Balances, September 28,
 1996.....................  $(48,860)   $(1,236,721) $ (1,921,875)  $32,984,111
                            ========    ===========  ============   ===========


   The accompanying notes are an integral part of these financial statements.

                          THE NEW CHEROKEE CORPORATION

                            STATEMENTS OF CASH FLOWS

                                               FOR THE YEARS ENDED
                                    -------------------------------------------
                                    OCTOBER 1,
                                       1994       SEPTEMBER 30,  SEPTEMBER 28,
                                     (RESTATED)        1995           1996
                                    ------------  -------------- --------------
Cash Flows from Operating
 Activities:
  Cash Received from Customers..... $106,144,681   $126,116,453   $107,813,479
  Cash Paid to Suppliers, Employees
   and for Selling, General and
   Administrative Expenses.........  (97,408,911)  (119,973,720)   (99,478,559)
  ESOP Contributions...............   (6,995,259)    (7,085,499)    (3,697,774)
  Interest Received................       25,382         13,088          8,988
  Interest Paid....................   (1,093,147)    (2,854,811)    (3,321,526)
  Miscellaneous Receipts...........       22,072      1,489,626      1,018,014
                                    ------------   ------------   ------------
    Net Cash Provided by (Used in)
     Operating Activities..........      694,818     (2,294,863)     2,342,622
                                    ------------   ------------   ------------
Cash Flows from Investing
 Activities:
  Proceeds From Sales of Equipment.          -0-      2,117,327         77,076
  Purchases of Property, Plant and
   Equipment.......................  (30,981,220)    (5,658,132)    (6,347,636)
  (Increase) in Other Assets.......          -0-        (20,000)        20,000
  (Increase) in Cash Value of Life
   Insurance, Net..................     (325,410)      (459,537)       (80,363)
  Repayment on Loans to ESOP.......    5,923,608      5,083,335      2,562,500
  Receipt on Note Receivable.......          824          1,613          1,454
  Increase in Note Receivable......     (125,000)           -0-            -0-
                                    ------------   ------------   ------------
    Net Cash Provided by (Used in)
     Investing Activities..........  (25,507,198)     1,064,606     (3,766,969)
                                    ------------   ------------   ------------
Cash Flows from Financing
 Activities:
  Increase (Decrease) in Checks
   Written in Excess of Cash on
   Deposit.........................     (403,103)       263,610        922,138
  Net Proceeds From Notes Payable..          -0-      4,000,000      3,000,000
  Proceeds from Long-Term Debt
   Borrowing.......................   31,200,000      3,700,000        800,000
  Repayment on Long-Term Debt
   Borrowing.......................   (5,979,559)    (6,432,970)    (3,115,679)
                                    ------------   ------------   ------------
    Net Cash Activities by
     Financing Activities..........   24,817,338      1,530,640      1,606,459
                                    ------------   ------------   ------------
Net Increase in Cash...............        4,958        300,383        182,112
Cash at Beginning of Year..........       10,273         15,231        315,614
                                    ------------   ------------   ------------
Cash at End of Year................ $     15,231   $    315,614   $    497,726
                                    ============   ============   ============

   The accompanying notes are an integral part of these financial statements.

                          THE NEW CHEROKEE CORPORATION

                                                  FOR THE YEARS ENDED
                                        ----------------------------------------
                                        OCTOBER 1,
                                           1994      SEPTEMBER 30, SEPTEMBER 28,
                                        (RESTATED)       1995          1996
                                        -----------  ------------- -------------
Reconciliation of Net Loss to Net Cash
 Provided by (Used in) Operating
 Activities:
  Net Loss............................. $(5,855,921)  $(7,657,480) $(19,006,439)
                                        -----------   -----------  ------------
Adjustments to Reconcile Net Loss to
 Net Cash Provided by (Used in)
 Operating Activities:
  Depreciation.........................   7,540,814     8,688,294     7,567,426
  Amortization.........................      92,433        40,923        31,977
  Loss on Sales of Equipment...........         -0-       924,964       610,006
  Deferred Compensation Plans, Net.....     190,215      (327,914)   (1,026,211)
  Deferred Income Taxes (Benefit)......  (2,552,490)   (3,794,515)    8,466,647
  (Increase) Decrease in Assets:
  Trade Accounts Receivable............  (4,057,640)      358,889     2,030,007
  Inventories..........................   2,637,793    (3,466,709)    7,634,822
  Prepaid Items and Other..............     (47,064)      387,071      (140,874)
  Increase (Decrease) in Liabilities:
  Accounts Payable.....................   2,737,113      (566,489)   (1,275,292)
  Accrued Expenses and Other...........       9,565     3,118,103    (2,549,447)
                                        -----------   -----------  ------------
   Total Adjustments...................   6,550,739     5,362,617    21,349,061
                                        -----------   -----------  ------------
    Net Cash Provided by (Used in)
     Operating Activities.............. $   694,818   $(2,294,863) $  2,342,622
                                        ===========   ===========  ============
Supplementary Disclosure of Noncash
 Financing Activities:
 Transfer of Restricted Stock to
  Treasury Stock....................... $       -0-   $   121,745  $        -0-
                                        ===========   ===========  ============


   The accompanying notes are an integral part of these financial statements.

                         THE NEW CHEROKEE CORPORATION

                         NOTES TO FINANCIAL STATEMENTS

          OCTOBER 1, 1994, SEPTEMBER 30, 1995 AND SEPTEMBER 28, 1996

1. NATURE OF BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

    The New Cherokee Corporation (the "Company") is a manufacturer of yarn and woven fabrics for textile industry customers principally located in the eastern United States. The Company utilizes the fifty-two/fifty-three week method for its year-end, which is always the Saturday closest to September
  30. This summary of significant accounting policies of the Company is presented to assist in understanding the Company's financial statements. The financial statements and notes are representations of the Company's management who is responsible for their integrity and objectivity. These accounting policies conform to generally accepted accounting principles and have been consistently applied in the preparation of the financial statements. The summary of significant accounting policies is:

 Use of Estimates

    The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Accordingly, actual results could differ from those estimates.

 Inventories

    Inventories, consisting of finished goods, stock in process, raw materials in bales, purchased yarn and other manufacturing supplies are stated at the lower of cost or market, using the first-in, first-out (FIFO) method (see Notes 3 and 15).

 Futures Contracts

    The Company enters into futures contracts to hedge certain raw material purchases, principally cotton, with the objective of minimizing cost risk due to market fluctuations. Any gains or losses from hedging transactions are included as part of the inventory cost.

 Intangible Assets

    Intangible assets consist of organization costs, which represent past merger expenses and are being amortized using the straight-line method over a five year period; and loan costs, which represent expenses incurred in regards to long-term debt borrowing or refinancing and are being amortized using the straight-line method over the lives of the loans, which range from two to eight years.

 Property, Plant and Equipment

    Property, plant and equipment are stated at cost. Depreciation is computed using both straight-line and accelerated methods based on estimated useful lives of 5 to 50 years. The Company uses accelerated methods for income tax reporting purposes, except for the asset under capital lease which is treated as an operating lease for income tax reporting purposes.

 Income Taxes

    Income taxes are provided for the tax effects of transactions reported in the financial statements and consist of taxes currently due plus deferred taxes related primarily to differences between the basis of certain notes receivable from the Company's employee stock ownership plan, inventories, accrued expenses, deferred compensation plans liabilities; and calculation of depreciation expense for financial and income tax reporting. The deferred tax assets and liabilities represent the future tax return consequences of those differences, which will either be taxable or deductible when the assets and liabilities are recovered or settled. Deferred taxes also are recognized for operating losses which are available to offset future taxable income and tax credits which are available to offset future federal income taxes.

                         THE NEW CHEROKEE CORPORATION

          OCTOBER 1, 1994, SEPTEMBER 30, 1995 AND SEPTEMBER 28, 1996

1. NATURE OF BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES--
(CONTINUED)

 Checks Written in Excess of Cash on Deposit

    Checks written in excess of cash on deposit represents checks which have not yet been presented for payment. The Company's policy is to fund certain zero-balance accounts as checks are presented for payment.

2. TRADE ACCOUNTS RECEIVABLE

 Factoring Agreement

    The Company factors principally all of its receivables from yarn and fabric sales with the factor assuming all credit risk. The Company receives payment from the factor based on the average due date of the invoices plus seven days for delays. Receivables consist of the following:

                                                     SEPTEMBER 30, SEPTEMBER 28,
                                                         1995          1996
                                                     ------------- -------------
   Factored.........................................  $23,409,234   $21,277,099
   Other............................................    1,079,128     1,181,256
                                                      -----------   -----------
                                                      $24,488,362   $22,458,355
                                                      ===========   ===========

    Included in accounts receivable--other as of September 30, 1995 and September 28, 1996 are receivables totalling $802,170 for the sales of cotton and equipment relating to the closure of the Spindale plant's yarn mill and $140,695 for the sales of cotton related to the closure of the Spindale plant's yarn mill (see Note 16), respectively.

3. INVENTORIES

    Inventories, priced on the basis described in Note 1, consist of the following:

                                                     SEPTEMBER 30, SEPTEMBER 28,
                                                         1995          1996
                                                     ------------- -------------
     Finished goods.................................  $12,124,461   $ 6,177,616
     Stock in process...............................    5,103,017     4,422,010
     Cotton in bales................................      702,154       556,181
     Polyester in bales.............................       81,553        57,904
     Rayon in bales.................................      126,603       429,861
     Purchased yarn.................................    1,442,934       337,627
     Dyes and chemicals.............................      392,736       348,093
     Supplies.......................................       41,603        41,603
     Waste..........................................        9,584        18,928
                                                      -----------   -----------
                                                      $20,024,645   $12,389,823
                                                      ===========   ===========

    In 1995, the Company changed its method of accounting for certain inventories from the last-in, first-out (LIFO) method to the first-in, first-out (FIFO) method of inventory valuation (see Note 15).

                         THE NEW CHEROKEE CORPORATION

          OCTOBER 1, 1994, SEPTEMBER 30, 1995 AND SEPTEMBER 28, 1996


4. EMPLOYEE STOCK OWNERSHIP PLAN (ESOP)

    The Company has a defined contribution employee stock ownership plan
  (ESOP) covering substantially all employees. The ESOP was originally funded primarily by loans from the Company, which obtained the funds through loans from banks. The Company's bank loans and loans to the ESOP have similar terms and each is repayable within one year with interest at 4.898% for both 1995 and 1996 (4.386% to 4.898% in 1994). The ESOP obtains the funds to repay its loans primarily through tax deductible contributions made by the Company to the ESOP. The maximum contributions to all defined contribution plans cannot exceed twenty-five percent of the compensation of eligible employees plus contributions to pay interest on the ESOP loans. A summary of total ESOP contributions for 1994, 1995, and 1996 is:

                                                  1994       1995       1996
                                               ---------- ---------- ----------
     Contributions to ESOP for:
      Debt Service:
       Principal Payments..................... $5,923,608 $5,083,335 $2,562,500
       Interest Payments......................    486,374    338,132    164,646
      Administrative Expenses.................     89,594     54,247     17,797
      Benefits Accrued or Paid to
       Participants...........................    495,683  1,609,785    952,831
                                               ---------- ---------- ----------
                                               $6,995,259 $7,085,499 $3,697,774
                                               ========== ========== ==========

    In 1995, benefits accrued to participants include approximately $1,125,000 related to employees terminated due to the closure of the Spindale plant's yarn mill (see Note 16).

    Certain notes, which were expensed as contributions in a prior year for financial accounting purposes, will be deducted for income tax purposes as contributions are made to retire the debt. For financial accounting purposes, the bank loans are reflected as liabilities and the Company loans to the ESOP are reflected as a reduction of stockholders' equity. The notes receivable from the ESOP are secured by a stock pledge agreement which pledges all shares of stock owned by the ESOP, including any stock rights, to the Company (see Note 8). The bank, and subsequently the Company, release a calculated number of pledged shares annually as specified by the agreements. Subsequently, the ESOP allocates to plan participants' accounts the shares released. Since the Company's common stock is not readily tradeable on an established market, the ESOP requires that participants' distributions be made in the form of cash payments in the amount of each participant's account value, unless the participant specifically requests to receive shares of the Company's common stock. As of September 30, 1995 and September 28, 1996, the shares released and allocated and their market value per share, which is based on the 1994 and 1995 ESOP stock valuations as performed by a third party appraiser, Management Planning, Inc., were 1,374,539 and 1,496,660, respectively, and $14.74 and $10.60, respectively, which represents a contingent repurchase obligation of $20,260,705 and $15,864,596, respectively.

5. PROFIT SHARING PLAN

    The Company has a profit sharing plan to enable employees to share in its profits. All employees with one year of service are eligible to contribute two percent of their total compensation, while the Company may contribute a discretionary amount as determined annually by the board of directors. The Company's board of directors elected not to make a discretionary contribution for the years 1994, 1995 and 1996.

                         THE NEW CHEROKEE CORPORATION

          OCTOBER 1, 1994, SEPTEMBER 30, 1995 AND SEPTEMBER 28, 1996


6. DEFERRED COMPENSATION PLANS

    To provide compensation for the Company's chairman (effective May 1, 1990) and the president (effective March 1, 1992), the Company contracted to defer certain payments of bonuses and salaries due them until they retire. The terms of the contracts permit the Company to invest the funds at the officers' risk, with the income or loss from such investments, net of applicable income taxes, being credited or charged to the deferred compensation plans. The Company deducts this compensation for income tax purposes in the year it is actually paid. The net deferred compensation expense under the contracts for the years ended October 1, 1994, September 30, 1995 and September 28, 1996 was ($10,231), $10,488 and ($96,464),
  respectively. As of September 28, 1996, the total accumulated deferred compensation liability under the contracts was $458,654 ($437,244 in 1995).

    Effective October 2, 1988, the Company entered into deferred compensation agreements with certain key employees. At the discretion of the executive committee of the board of directors, the Company may accrue compensation based on the key employees' years of service and position with the Company. For the year ended October 1, 1994, the Company accrued $573,641 in deferred compensation expense. The Company did not accrue any compensation in 1995 and 1996. Deferred compensation generally only becomes payable on retirement of a participant. Participants that are terminated will receive only the vested portion of their deferred compensation based on the agreement's vesting schedule, which is pro-rata over a period of ten years. As of September 30, 1995 and September 28, 1996, the total accumulated deferred compensation liability under the preceding agreements was $3,150,155.

    Effective June 1, 1989, the Company entered into a trust agreement for the benefit of the Company's chairman. The Company agreed to contribute to the trust shares of its common stock sufficient to equal the difference between each actual allocation of stock to the Company's chairman by The New Cherokee Corporation Employee Stock Ownership Plan (ESOP) and the allocation of stock he would have received, but for the Internal Revenue Code Section 1042 election by the chairman's family. As of September 30, 1995 and September 28, 1996, 1,800 shares with a fair value of $26,532 and $19,080, respectively, were either held in trust or accrued for the benefit of the Company's chairman. The assets of the trust are to be distributed to the Company's chairman upon termination of employment or to his estate at death. The Company adjusted the deferred liability to the fair value of the shares held in the trust, which resulted in a decrease of $7,452 ($3,528 in 1995). In 1994 the Company recorded deferred compensation expense related to the plan of $11,010.

    Effective June 1, 1989, the Company also entered into an executive deferred stock bonus trust agreement with certain key employees as beneficiaries. At the discretion of the executive committee of the board of directors, the Company may contribute shares of common stock to the trust. The shares of stock will be allocated to each participant's trust account based on the participant's years of service and position with the Company. Upon a participant's retirement, disability or death the Company is to pay to the participant or his estate, within a period not to exceed five years, an amount equal to the fair market value of the stock held in the participant's trust account in exchange for the shares. Participants that are terminated will receive their trust account's value at termination date within a period not to exceed five years. As of September 27, 1994, the Company, at the request of the chairman of the board of directors of the Company, retroactively amended the trust agreement effective October 1, 1989, so that any amounts resulting from forfeiture by a terminated participant which were reallocated to the chairman's account shall be either returned to the Company or used to reduce future contributions to the trust by the Company. As a result of the preceding amendment, the Company's deferred liability under the trust agreement was reduced by $121,745. Under terms of the agreement, the Company will not pay any deferred compensation to participants or their estates until the earlier of October 1, 1995, or the payment in full of the Company's

                         THE NEW CHEROKEE CORPORATION

          OCTOBER 1, 1994, SEPTEMBER 30, 1995 AND SEPTEMBER 28, 1996


6. DEFERRED COMPENSATION PLANS--(CONTINUED)

  term debt obligations which were obtained to fund the Company's loans to its ESOP (see Note 9). As of September 30, 1995 and September 28, 1996, 49,103 shares and 42,029 shares with a fair value of $790,638 and $499,289, respectively, were held in trust or accrued by the Company. Of the shares held in trust as of September 30, 1995 and September 28, 1996, 7,589 shares and 4,153 shares related to terminated participants and were frozen at a value of $178,721 and $97,803, respectively. During 1996, the Company did not accrue an imputed dividend and also reversed the imputed dividends of $45,355 and $53,114 accrued during 1994 and 1995, respectively. The Company also adjusted the deferred liability to the fair value of the shares held in trust, which resulted in a net decrease in the Company's deferred liability under the plan of $345,768 in 1994, $28,251 in 1995, and $177,930 in 1996).

    Effective September 29, 1991, the Company adopted an executive performance share plan. At the discretion of the executive committee of the board of directors, the Company may award certain key employees a specified number of "performance" shares. Each "performance" share is equivalent in value to the fair value as of the award date of one share of the Company's common stock. Effective each December 31, the value of an outstanding "performance" share will be adjusted to reflect any increase or decrease in the fair value of the Company's common stock. Participants in the plan are fifty percent vested as to the number of their "performance" shares upon receipt of an award. Participants become fully vested in their "performance" shares after ten years of continuous service. As of September 30, 1995 and September 28, 1996, the Company had outstanding 123,492 "performance" shares under the plan with a vested value of $1,820,272 and $1,172,580, respectively. While the executive committee did not award any "performance" shares for the years ended October 1, 1994, September 30, 1995 and September 28, 1996, the Company did adjust its deferred liability based on changes in the fair value of the "performance" shares outstanding under the plan which resulted in an increase of $83,208 and decreases in its deferred liability of $306,623 and $647,692, respectively.

7. PROPERTY, PLANT AND EQUIPMENT

    Property, plant and equipment consist of the following:

                                                   SEPTEMBER 30,  SEPTEMBER 28,
                                                        1995           1996
                                                   -------------- --------------
   Land...........................................  $    782,277   $    782,277
   Buildings and Improvements.....................    24,309,693     28,035,703
   Machinery and Equipment........................    76,243,240     58,846,585
   Furniture and Fixtures.........................     3,685,998      3,645,575
   Transportation Equipment.......................       222,157        124,968
   Asset Under Capital Lease......................     2,769,738      2,769,738
                                                    ------------   ------------
                                                     108,013,103     94,204,846
   Less Accumulated Depreciation..................    54,145,141     42,243,756
                                                    ------------   ------------
     Net Property, Plant and Equipment............  $ 53,867,962   $ 51,961,090
                                                    ============   ============

8. NOTE PAYABLE

    Effective October 31, 1996, the Company has available a line of credit with their factor of up to $19,000,000 or 90% of factored accounts receivable. Interest is payable monthly at 1.5% over the highest publicly announced prime rate of certain financial institutions. The line is scheduled to mature on October 31, 1998. Total advances on the existing line as of September 30, 1995 and September 28, 1996 were $4,000,000 and $7,000,000, with interest at prime plus 1.0% (9.75% as of September 30, 1995 and September 28, 1996, respectively.

                         THE NEW CHEROKEE CORPORATION

          OCTOBER 1, 1994, SEPTEMBER 30, 1995 AND SEPTEMBER 28, 1996


9. LONG-TERM DEBT

    The following term notes are secured by deeds of trust on all real property and improvements and a security interest in all receivables, finished goods inventories, certain insurance policies, equipment and furniture and fixtures. The Company has also assigned the stock pledge agreements with the ESOP, which are discussed in Note 4, as collateral for the term notes.

                                                   SEPTEMBER 30, SEPTEMBER 28,
                                                       1995          1996
                                                   ------------- -------------
   Spindale, North Carolina Operations:
     Equipment obligation, due in monthly
      installments based on usage, non-interest
      bearing, due in 1997........................  $       -0-   $   760,500
   Sevierville, Tennessee Operations:
     Term note, due in quarterly principal
      installments of $320,313 on the last day of
      February, May, August and November, plus
      interest at 4.898% payable monthly, and a
      final payment due May 31, 1997. (Loan is
      under technical default, therefore due on
      demand.)....................................    2,242,188       960,938
     Term note, due in quarterly principal
      installments of $320,312 on the last day of
      February, May, August and November, plus
      interest at 4.898% payable monthly, and a
      final payment due May 31, 1997. (Loan is
      under technical default, therefore due on
      demand.)....................................    2,242,188       960,938
     Term line of credit agreement with maximum
      borrowings of $8,000,000, due January 1997,
      with interest payable monthly at the bank's
      prime rate, currently 8.87% (8.75% in 1995).
      (Loan is under technical default, therefore
      due on demand.).............................    6,700,000     6,200,000
     Term loan, due in quarterly principal
      installments of $1,350,000 beginning in
      January 1997, with interest currently
      ranging from 7.68% to 8.08%, through 2001.
      (Loan is under technical default, therefore
      due on demand.).............................   27,000,000    27,000,000
     Capital lease obligation, due in annual
      installments of $18,544 through January
      1999, reducing to $15,000 through January
      2019, including interest at 2%..............      289,099       275,420
                                                    -----------   -----------
                                                     38,473,475    36,157,796
     Less current maturities......................    2,576,179    35,896,284
                                                    -----------   -----------
                                                    $35,897,296   $   261,512
                                                    ===========   ===========

    Maturities of long-term debt as of September 28, 1996 are as follows:

       1997......................................................... $35,896,284
       1998.........................................................       3,938
       1999.........................................................      10,781
       2000.........................................................      10,963
       2001.........................................................      11,147
       Thereafter...................................................     224,683
                                                                     -----------
                                                                     $36,157,796
                                                                     ===========

                         THE NEW CHEROKEE CORPORATION

          OCTOBER 1, 1994, SEPTEMBER 30, 1995 AND SEPTEMBER 28, 1996


9. LONG-TERM DEBT--(CONTINUED)

    The term note and line of credit agreements in effect as of September 28, 1996 contain restrictive covenants. Under certain of these covenants, the Company is restricted as to the amounts which may be expended for property and equipment, the amount of property and equipment which may be sold, and the use of the proceeds. The covenants also prohibit or restrict changes in senior management, dividends, loans or advances, investments in other entities, incurrence of any new mortgages or liens and require the maintenance of certain working capital, debt and net worth ratios. As of September 28, 1996, the Company was not in compliance with certain of the loan covenants described above. The Company has not received waivers of the covenant violations and is in technical default under the terms of the note agreements, which causes the balances to become due on demand. As a result, the callable balances have been classified as current maturities as of September 28, 1996. The Company is currently negotiating a sale of substantially all of the assets of the Company which would facilitate repayment of the above debts (see Note 19).

    The fair value of the Company's long-term debt is estimated based on the current rates offered to the Company for debt of the same remaining maturities. As of September 30, 1995 and September 28, 1996, the fair value of the long-term debt approximates the amounts recorded in the financial statements.

10. INCOME TAXES (BENEFIT)

    Income taxes (benefit) are as follows:

                                                1994         1995        1996
                                             -----------  ----------  ----------
   Current.................................. $  (231,720) $      -0-  $      -0-
   Deferred.................................  (2,552,490) (3,794,515)  8,466,647
                                             -----------  ----------  ----------
                                             $(2,784,210) $3,794,515  $8,466,647
                                             ===========  ==========  ==========

    Income taxes (benefit) as shown in the statements of operations varied from the statutory federal income tax rate for the following reasons:

                                     1994                     1995                     1996
                            ------------------------ ------------------------ ------------------------
                                         PERCENT OF               PERCENT OF               PERCENT OF
                              AMOUNT     PRETAX LOSS   AMOUNT     PRETAX LOSS   AMOUNT     PRETAX LOSS
                            -----------  ----------- -----------  ----------- -----------  -----------
   At "expected" tax rate.. $(2,937,645)    (34.0)%  $(3,893,678)    (34.0)%  $(3,616,327)    (34.0)%
   Change in valuation
    allowance..............         -0-       -0-            -0-       -0-     12,082,974     113.6
   Other, net..............     153,435       1.8         99,163        .9            -0-       0.0
                            -----------     -----    -----------     -----    -----------     -----
                            $(2,784,210)    (32.2)%  $(3,794,515)    (33.1)%  $ 8,466,647      79.6%
                            ===========     =====    ===========     =====    ===========     =====

                         THE NEW CHEROKEE CORPORATION

          OCTOBER 1, 1994, SEPTEMBER 30, 1995 AND SEPTEMBER 30, 1996


10. INCOME TAXES (BENEFIT)--(CONTINUED)

    As of September 28, 1996, the Company had available for federal income tax purposes net operating loss and tax credit carryovers which expire on the following dates in the approximate amounts shown below:

                                                NET OPERATING LOSSES TAX CREDITS
                                                -------------------- -----------
       1999....................................     $       -0-       $183,716
       2000....................................             -0-         52,880
       2001....................................             -0-         34,485
       2003....................................             -0-            -0-
       2004....................................       6,298,000            -0-
       2005....................................       7,270,000            -0-
       2009....................................       6,905,000            -0-
       2010....................................       8,867,000            -0-
       2011....................................      13,920,000            -0-
                                                    -----------       --------
                                                    $43,260,000       $271,081
                                                    ===========       ========

    The net deferred tax asset in the 1995 and 1996 balance sheets include the following components:

                                                          1995         1996
                                                       -----------  -----------
   Current:
    Deferred Tax Assets............................... $   853,238  $   870,340
    Deferred Tax......................................    (261,441)    (284,953)
                                                       -----------  -----------
    Net Deferred Tax Assets...........................     591,797      585,387
    Less Valuation Allowance..........................    (591,797)    (585,387)
                                                       -----------  -----------
       Net Current Deferred Tax Asset................. $       -0-  $       -0-
                                                       ===========  ===========
   Long-Term:
    Deferred Tax Assets............................... $16,445,233  $20,293,880
    Deferred Tax Liabilities..........................  (6,611,639)  (6,837,549)
                                                       -----------  -----------
    Net Deferred Tax Assets...........................   9,833,594   13,456,331
    Less Valuation Allowance..........................  (1,366,947) (13,456,331)
                                                       -----------  -----------
       Net Long-Term Deferred Tax Asset............... $ 8,466,647  $       -0-
                                                       ===========  ===========

11. LEASE COMMITMENTS

    The Company leases its Sevierville, Tennessee operating facility, a sales office and storage space in New York City, certain equipment, and warehouse space on an as needed basis for its Sevierville, Tennessee and its Spindale and Harris, North Carolina locations. The operating facility lease is classified as a capital lease and is included in property and equipment. The Company is required to pay real and personal city property taxes on the operating facility over the remaining lease term. The Company can purchase the facility at the end of the lease for $1. All other leases are classified as operating leases. Rental expense under all operating leases amounted to $293,685 in 1994, $685,560 in 1995 and $614,987 in 1996. Future
  minimum rental payments under all noncancellable operating leases with remaining terms in excess of one year as of September 28, 1996 are:
  $478,344 in 1997; $423,447 in 1998; $366,975 in 1999; $361,830 in 2000;
  $357,841 in 2001; and $1,555,797 thereafter.

                         THE NEW CHEROKEE CORPORATION

          OCTOBER 1, 1994, SEPTEMBER 30, 1995 AND SEPTEMBER 28, 1996


12. LITIGATION

    The nature and scope of the Company's business brings it into regular contact with the general public and a variety of businesses and governmental entities in the ordinary course of business. Such activities inherently subject the Company to the hazards of litigation.

    In April 1991, a former customer of the Company filed suit seeking damages contending that the Company breached an alleged "Confinement Agreement", that is, an arrangement pursuant to which the Company purportedly agreed to sell certain fabrics exclusively to the customer for an indefinite period of time. In addition, the customer was seeking additional damages related to the continued sales of these fabrics by the Company in the open market. On December 27, 1995, the Company entered into a settlement agreement which required the Company to pay $1,715,000 on January 17, 1996 to release them from the above suit. The settlement amount was recorded in miscellaneous expense in the Company's 1995 statement of operations.

    During the year ended October 1, 1994, the Company incurred aggregate settlement costs of approximately $597,000 related to litigation with certain former employees. In regard to the preceding, the Company also amended its executive deferred stock bonus trust agreement which resulted in a reduction of the Company's deferred compensation plans liability of $121,745 (see Note 6). The preceding items are recorded net in miscellaneous expense in the Company's 1994 statement of operations.

    The Company is currently involved in certain employment/labor relations proceedings. On August 5, 1996, a textile converter filed an arbitration demand and commenced an action against the Company in the Supreme Court of the State of New York. The Company has filed for a permanent stay and a dismissal, respectively, of these matters. It is the opinion of management that the Company will prevail in these matters. At present, the Company's management is not aware of any other pending or threatened litigation. Although the final outcome of these matters cannot be determined based on the facts presently known, it is Management's opinion that the final resolution of these matters will not have a material adverse effect on the Company's financial position or results of operations.

13. CAPITAL STOCK

    Capital stock consists of the following:

                                                          1995        1996
                                                       ----------- -----------
   Preferred Stock--Voting--Par Value $20, Authorized
    Issued and Outstanding 600,000 Shares in 1995 and
    1996.............................................. $12,000,000 $12,000,000
   Common Stock--Par Value $10, Authorized 3,000,000
    Shares; Issued 1,797,931 Shares in 1995 and 1996..  17,979,310  17,979,310
                                                       ----------- -----------
                                                       $29,979,310 $29,979,310
                                                       =========== ===========

    On October 29, 1992, the Company entered into a stock purchase agreement with a third party to sell 600,000 shares of the Company's voting preferred stock at a price of $20.50 per share. Subsequently, the Company amended its charter to authorize an additional 1,200,000 shares of common stock and 600,000 shares of voting preferred stock, and on December 3, 1992, issued the 600,000 shares of voting preferred stock in exchange for cash and notes totalling $12,300,000. The preferred stock is non-cumulative and is convertible into common stock through December 31, 1998 at which time the conversion rights expire. The stock purchase agreement requires that the Company repurchase from the third party at fair market value all or any portion of the 600,000 shares of voting preferred stock bought, if certain conditions of the agreement are not fulfilled (see Note 19).

                         THE NEW CHEROKEE CORPORATION

          OCTOBER 1, 1994, SEPTEMBER 30, 1995 AND SEPTEMBER 28, 1996


14. LOSS PER SHARE

    Primary loss per share of common stock is computed based on the weighted average number of common stock shares outstanding during the year. Fully diluted loss per share of common stock is computed based on the weighted average number of common stock and convertible preferred stock shares outstanding during the year.

                                                  1994      1995      1996
                                                --------- --------- ---------
   Number of Shares Used in Per Share
    Computations:
     Primary................................... 1,797,727 1,793,045 1,793,045
                                                ========= ========= =========
     Fully Diluted............................. 2,298,162 2,393,045 2,393,045
                                                ========= ========= =========

15. CHANGE IN METHOD OF ACCOUNTING FOR INVENTORY

    The Company recorded its inventories at the lower of cost or market using the first-in, first out (FIFO) method in 1995, whereas in prior years certain inventories were recorded at the lower of cost or market using the last-in, first-out (LIFO) method. The new method of accounting for inventory was adopted to more closely recognize current cost of inventory. The effect of the accounting change on the loss as previously reported for 1994 and on the loss in 1995 is as follows:

                                                              1994       1995
                                                            ---------  --------
   Effect on:
     (Increase) decrease in net loss (net of income taxes
      of $211,711 and $419,506)............................ $(410,968) $814,335
                                                            =========  ========
     (Increase) decrease in loss per common share assuming
      no dilution.......................................... $    (.23) $    .45
                                                            =========  ========
     (Increase) decrease in loss per common share assuming
      full dilution........................................ $    (.18) $    .34
                                                            =========  ========

16. SPINDALE PLANT YARN MILL CLOSURE

    In July 1995, the Spindale plant stopped processing yarn. The Company incurred various expenses in the closure of the yarn mill facilities which included retention pay of approximately $320,000 for employees who worked until the yarn mill stopped production and also a loss on the sale of certain yarn mill production equipment of approximately $903,000. Both amounts are included in operating expenses in the Company's 1995 statement of operations.

17. MAJOR CUSTOMERS

    During 1994, 1995 and 1996 the Company had sales (as a percentage of total sales) to one customer of 17%, 15% and 11%, respectively, and sales to another customer of 11%, 14% and 11%, respectively, and in 1994, sales to a third customer of 10%.

18. SELF INSURANCE OF HEALTH BENEFITS

    The Company has recorded liabilities for health benefits of $414,684 and $451,924 at September 30, 1995 and September 28, 1996, respectively, based upon analysis of historical actual results. The Company self-insures health benefits. Stop-loss insurance is maintained for claims paid in excess of $150,000 for each insured individual. Claims were $588,053, $1,167,111, and $756,288 for the years ended October 1, 1994, September 30, 1995 and September 28, 1996, respectively.

                         THE NEW CHEROKEE CORPORATION

          OCTOBER 1, 1994, SEPTEMBER 30, 1995 AND SEPTEMBER 28, 1996

19. SUBSEQUENT EVENTS

    On November 20, 1996, the Company's Chairman signed a letter of intent to negotiate the sale, subject to the shareholders approval, of substantially all of the Company's assets to a third party for approximately $65,000,000 and the assumption by the buyer of certain operating liabilities (liabilities considered ordinary in the course of business) of the Company. The Company would be responsible for liquidation of all liabilities other than those considered ordinary in the course of business, such as notes payable and current maturities of long-term debt, using the proceeds from the sale. Also, on November 20, 1996, the Company's Chairman and the preferred shareholders entered into a letter agreement whereby the Company would redeem its outstanding preferred shares for an aggregate minimum cost of approximately $6,600,000, subject to consummation of the third party asset sale by no later than May 31, 1997. The agreement provides that if the Company's common shareholders either through liquidation or redemption were to have available for distribution aggregate funds representing an amount greater than $10.50 per share of common stock the preferred shareholders would receive a pro-rata portion of such excess amount, if any. Should the Company consummate the third party asset sale, any monies remaining after secured debt repayment and the preferred stock redemption would be available for distribution to general creditors and common shareholders, in that respective order. The Company's common shareholders could receive an amount significantly less than the book value per common share.

                          THE NEW CHEROKEE CORPORATION

                       UNAUDITED CONDENSED BALANCE SHEETS

                                                           DECEMBER 28, 1996
                                                         ----------------------
                                                         (DOLLARS IN THOUSANDS)
                         ASSETS
Current assets:
  Cash and cash equivalents.............................        $    882
  Accounts receivable, net..............................          15,101
  Inventories...........................................          10,172
  Prepaid expenses and other............................             340
                                                                --------
    Total current assets................................          26,495
  Property, plant and equipment.........................          93,895
  Less accumulated depreciation and amortization........         (43,649)
                                                                --------
    Net property, plant and equipment...................          50,246
Other Assets............................................           3,497
                                                                --------
                                                                $ 80,238
                                                                ========
          LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
  Current maturities of long-term debt and notes
   payable..............................................        $ 37,877
  Accounts payable......................................           1,881
  Accrued expenses......................................           2,516
                                                                --------
    Total current liabilities...........................          42,274
Long-term debt..........................................             262
Deferred compensation plans.............................           5,278
Other liabilities.......................................             343
Shareholders' equity:
  Preferred stock, $20 par value, 600,000 shares
   authorized, issued and outstanding...................          12,000
  Common stock, $10 par value, 3,000,000 shares
   authorized, 1,797,931 shares issued and outstanding..          17,979
  Capital in excess of par value........................          20,385
  Retained deficit......................................         (15,716)
  Treasury stock........................................             (49)
  Deferred compensation--restricted stock...............          (1,237)
  Notes receivable from ESOP............................          (1,281)
                                                                --------
    Total shareholders' equity..........................          32,081
                                                                --------
                                                                $ 80,238
                                                                ========

                            See accompanying notes.

                          THE NEW CHEROKEE CORPORATION

                  UNAUDITED CONDENSED STATEMENTS OF OPERATIONS

                                               FOR THE THREE MONTHS ENDED
                                               -------------------------------
                                               DECEMBER 30,      DECEMBER 28,
                                                   1995              1996
                                               -------------     -------------
                                                 (DOLLARS IN THOUSANDS)
Net Sales....................................    $      27,521     $      22,810
Costs and expenses:
  Cost of sales..............................           25,302            19,897
  Selling, general and administrative ex-
   penses....................................            2,929             2,558
                                                 -------------     -------------
Operating income (loss) before ESOP contribu-
 tions.......................................             (710)              355
ESOP contributions...........................            1,199               851
                                                 -------------     -------------
Net operating loss...........................           (1,909)             (496)
Other income (expense), net..................              127              (145)
  Interest expense...........................             (731)             (903)
                                                 -------------     -------------
Loss before income taxes.....................           (2,513)           (1,544)
Income tax benefit...........................              858               --
                                                 -------------     -------------
Net loss.....................................    $      (1,655)    $      (1,544)
                                                 =============     =============


                            See accompanying notes.

                          THE NEW CHEROKEE CORPORATION

                  UNAUDITED CONDENSED STATEMENTS OF CASH FLOWS

                                              FOR THE THREE MONTHS ENDED
                                              -------------------------------
                                              DECEMBER 30,      DECEMBER 28,
                                                  1995              1996
                                              -------------     -------------
                                                (DOLLARS IN THOUSANDS)
Cash flows from operating activities:
 Net loss....................................   $      (1,655)    $      (1,544)
 Adjustments to reconcile net loss to net
  cash provided by operating activities:
    Depreciation and amortization............           2,014             1,824
    Deferred income tax benefit..............            (874)              --
    Deferred compensation plans, net.........             (76)               75
    Loss on sale of fixed assets.............             --                 41
    Changes in operating assets and
     liabilities:
     Accounts receivable.....................           4,944             7,357
     Inventories.............................           5,529             2,218
     Prepaid expenses and other assets.......            (161)             (237)
     Accounts payable and accrued expenses...          (2,334)           (4,818)
     Other liabilities.......................              43                (4)
                                                -------------     -------------
      Net cash provided by operating
       activities............................           7,430             4,912
Cash flows from investing activities:
 Capital expenditures........................          (1,527)             (326)
 Proceeds from sale of equipment.............             --                176
 Repayment on loans to ESOP..................             640               641
                                                -------------     -------------
      Net cash provided (used) by investing
       activities............................            (887)              491
Cash flows from financing activities:
 Payments of long-term debt and notes
  payable....................................          (6,540)           (5,019)
                                                -------------     -------------
      Net cash used by financing activities..          (6,540)           (5,019)
                                                -------------     -------------
Net increase in cash and cash equivalents....               3               384
Cash and cash equivalents at beginning of
 period......................................             316               498
                                                -------------     -------------
Cash and cash equivalents at end of period...   $         319     $         882
                                                =============     =============


                            See accompanying notes.

                         THE NEW CHEROKEE CORPORATION

               NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS

1. UNAUDITED CONDENSED FINANCIAL STATEMENTS

    In the opinion of management, the accompanying unaudited condensed financial statements of the New Cherokee Corporation ("TNCC") reflect all adjustments considered necessary for a fair presentation of the financial position, results of operations and cash flows for the interim periods presented. Such adjustments consist of normal recurring accruals. Interim results are not necessarily indicative of results for a full year. For further information, refer to the financial statements and notes thereto for the year ended September 28, 1996.

    On February 3, 1997, TNCC sold substantially all of its assets to Dan River Inc. for $65 million in cash, subject to a working capital adjustment, and the assumption of certain operating liabilities. The unaudited condensed financial statements do not include any adjustments attributable to the sale.

    Also on February 3, 1997, TNCC redeemed its outstanding preferred shares for $6.6 million in cash. The redemption agreement provides for additional payments to the preferred shareholders in the event funds available to common shareholders either through liquidation or redemption represent greater than $10.50 per share of common stock.

2. INVENTORIES

    The components of inventory are as follows:

                                                       DECEMBER 30, DECEMBER 28,
                                                           1995         1996
                                                       ------------ ------------
                                                        (DOLLARS IN THOUSANDS)
     Finished goods...................................   $ 6,178      $ 6,062
     Work in process..................................     4,422        2,651
     Raw materials....................................     1,381          816
     Supplies.........................................       409          643
                                                         -------      -------
       Total inventories..............................   $12,390      $10,172
                                                         =======      =======

3. SHAREHOLDERS' EQUITY

    Activity in Shareholders' Equity is as follows:

                             PREFERRED               CAPITAL IN     RETAINED
                               STOCK   COMMON STOCK EXCESS OF PAR    DEFICIT
                             --------- ------------ ------------- -------------
                                           (DOLLARS IN THOUSANDS)
   Balance at September 28,
    1996...................   $12,000    $17,979       $20,385      $(14,172)
   Net loss................       --         --            --         (1,544)
   Repayment on loans to
    ESOP...................       --         --            --            --
                              -------    -------       -------      --------
   Balance at December 28,
    1996...................   $12,000    $17,979       $20,385      $(15,716)
                              =======    =======       =======      ========
                                                        NOTES         TOTAL
                             TREASURY    DEFERRED    RECEIVABLE   SHAREHOLDERS'
                               STOCK   COMPENSATION   FROM ESOP      EQUITY
                             --------- ------------ ------------- -------------
                                           (DOLLARS IN THOUSANDS)
   Balance at September 28,
    1996...................   $   (49)   $(1,237)      $(1,922)     $ 32,984
   Net loss................       --         --            --         (1,544)
   Repayment on loans to
    ESOP...................       --         --            641           641
                              -------    -------       -------      --------
   Balance at December 28,
    1996...................   $   (49)   $(1,237)      $(1,281)     $ 32,081
                              =======    =======       =======      ========

                       [FOUR COLOR GRAPHICS APPEAR HERE]

Automated raw material bale opening is a critical first step in a quality cost effective textile operation.

Efficient open-end spinning produces excellent low cost yarn.

Flexible warpers are key to reducing lead times and enhancing quick response for yard-dyed products.

State of the art airjet weaving makes the home fashions' greige mill a low cost manufacturing operation.

Major investments in home fashions' bed accessory sewing and distribution facilities are part of achieving seamless growth.

                             [LOGO OF DAN RIVER INC.]

                                    PART II

                  INFORMATION NOT REQUIRED IN THE PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

    The following table sets forth the various expenses and costs (other than underwriting discounts) expected to be incurred in connection with the sale and distribution of the shares of Class A Common Stock being registered. All of such expenses and costs will be paid by the Company. All of the amounts shown are estimated except for the filing fees of the Securities and Exchange Commission and the National Association of Securities Dealers,
  Inc.:

   Securities and Exchange Commission Filing Fee...................... $ 34,849
   NASD Filing Fee....................................................   12,000
   New York Stock Exchange Listing Fee................................  125,600
   Printing and Engraving Expenses....................................   65,000
   Legal Fees and Expenses............................................  200,000
   Accounting Fees and Expenses.......................................  115,000
   Blue Sky Fees and Expenses.........................................    3,000
   Transfer Agent Fees and Expenses...................................    5,000
   Miscellaneous......................................................    4,551
                                                                       --------
       Total.......................................................... $565,000
                                                                       ========

ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS

    Section 9 of the Underwriting Agreement filed as Exhibit 1.1 hereto contains certain provisions pursuant to which certain officers, directors and controlling persons of Dan River may be entitled to be indemnified by the underwriters named therein.

    The Company's Restated Charter eliminates, to the fullest extent permitted by applicable law, the personal liability of directors to the Company or its shareholders for monetary damages for breach of duty of care or any other duty owed to the Company as a director. The GBCC currently provides that such provision shall not eliminate or limit the liability of a director (i) for any appropriation, in violation of his duties, of any business opportunity of the Company, (ii) for acts or omissions that involve intentional misconduct or a knowing violation of law, (iii) for unlawful corporate distributions or (iv) for any transaction from which the director received an improper personal benefit.

    Article VI of Dan River's Bylaws, as well as Article 8, Part 5 of the GBCC, provide for the indemnification by Dan River of, and advancement of expenses to, its directors, officers, employees and agents under certain circumstances.

 Statutory Authority

14-2-850. PART DEFINITIONS.

  As used in this part, the term:

    (1) "Corporation" includes any domestic or foreign predecessor entity of a corporation in a merger or other transaction in which the predecessor's existence ceased upon consummation of the transaction.

    (2) "Director" or "officer" means an individual who is or was a director or officer, respectively, of a corporation or who, while a director or officer of the corporation, is or was serving at the corporation's request as a director, officer, partner, trustee, employee, or agent of another domestic or foreign corporation, partnership, joint venture, trust, employee benefit plan, or other entity. A director or officer is considered to be serving an employee benefit plan at the corporation's request if his or her duties to the corporation also impose duties on, or otherwise involve services by, the director or officer to the plan or to participants in or beneficiaries of the plan. Director or officer includes, unless the context otherwise requires, the estate or personal representative of a director or officer.

    (3) "Disinterested director" means a director who at the time of a vote referred to in subsection (c) of Code Section 14-2-853 or a vote or selection referred to in subsection (b) or (c) of Code Section 14-2-855 or subsection (a) of Code Section 14-2-856 is not:

      (A) A party to the proceeding; or

      (B) An individual who is a party to a proceeding having a familial, financial, professional, or employment relationship with the director whose indemnification or advance for expenses is the subject of the decision being made with respect to the proceeding, which relationship would, in the circumstances, reasonably be expected to exert an influence on the director's judgment when voting on the decision being made.

    (4) "Expenses" includes counsel fees.

    (5) "Liability" means the obligation to pay a judgment, settlement, penalty, fine (including an excise tax assessed with respect to an employee benefit plan), or reasonable expenses incurred with respect to a proceeding.

    (6) "Official capacity" means:

      (A) When used with respect to a director, the office of director in a corporation; and

      (B) When used with respect to an officer, as contemplated in Code
    Section 14-2-857, the office in a corporation held by the officer.

Official capacity does not include service for any other domestic or foreign corporation or any partnership, joint venture, trust, employee benefit plan, or other entity.

    (7) "Party" means an individual who was, is, or is threatened to be made a named defendant or respondent in a proceeding.

    (8) "Proceeding" means any threatened, pending, or completed action, suit, or proceeding, whether civil, criminal, administrative, arbitrative or investigative and whether formal or informal.

14-2-851. AUTHORITY TO INDEMNIFY.

  (a) Except as provided in this Code section, a corporation may indemnify an individual who is a party to a proceeding because he or she is or was a director against liability incurred in the proceeding if:

    (1) Such individual conducted himself or herself in good faith; and

    (2) Such individual reasonably believed:

      (A) In the case of conduct in his or her official capacity, that such conduct was in the best interests of the corporation;

      (B) In all other cases, that such conduct was at least not opposed to the best interests of the corporation; and

      (C) In the case of any criminal proceeding, that the individual had no reasonable cause to believe such conduct was unlawful.

  (b) A director's conduct with respect to an employee benefit plan for a purpose he or she believed in good faith to be in the interests of the participants in and beneficiaries of the plan is conduct that satisfies the requirement of subsection (a)(2)(B) of this Code section.

  (c) The termination of a proceeding by judgment, order, settlement, or conviction, or upon a plea of nolo contendere or its equivalent is not, of itself, determinative that the director did not meet the standard of conduct described in this Code section.

        (d) A corporation may not indemnify a director under this Code section:

                (1) In connection with a proceeding by or in the right of the corporation, except for reasonable expenses incurred in connection with the proceeding if it is determined that the director has met the relevant Standard of Conduct under this Code section; or

                (2) In connection with any proceeding with respect to conduct for which he or she was adjudged liable on the basis that personal benefit was improperly received by him or her, whether or not involving action in his or her official capacity.

14-2-852. MANDATORY INDEMNIFICATION.

  A corporation shall indemnify a director who was wholly successful, on the merits or otherwise, in the defense of any proceeding to which he or she was a party because he is or was a director of the corporation against reasonable expenses incurred by the director in connection with the proceeding.

14-2-853. ADVANCE FOR EXPENSES.

  (a) A corporation may, before final disposition of the proceeding, advance funds to pay for or reimburse the reasonable expenses incurred by a director who is a party to a proceeding because he or she is a director if he or she delivers to the corporation:

    (1) A written affirmation of his or her good faith belief that he or she has met the relevant standard of conduct described in Code Section 14-2-851 or that the proceeding involves conduct for which liability has been eliminated under a provision of the articles of incorporation as authorized by paragraph (4) of subsection (b) of Code Section 14-2-202; and

    (2) His or her written undertaking to repay any funds advanced if it is ultimately determined that the director is not entitled to indemnification under this part.

  (b) The undertaking required by paragraph (2) of subsection (a) of this Code section must be an unlimited general obligation of the director but need not be secured and may be accepted without reference to financial ability to make repayment.

  (c) Authorizations under this Code section shall be made:

    (1) By the board of directors:

      (A) When there are two or more disinterested directors, by a majority vote of all the disinterested directors (a majority of whom shall for such purpose constitute a quorum) or by a majority of the members of a committee of two or more disinterested directors appointed by such a vote; or

      (B) When there are fewer than two disinterested directors, by the vote necessary for action by the board in accordance with subsection
    (c) of Code Section 14-2-824, in which authorization directors who do not qualify as disinterested directors may participate; or

    (2) By the shareholders, but shares owned or voted under the control of a director who at the time does not qualify as a disinterested director with respect to the proceeding may not be voted on the authorization.

14-2-854. COURT-ORDERED INDEMNIFICATION.

  (a) A director who is a party to a proceeding because he or she is a director may apply for indemnification or advance for expenses to the court conducting the proceeding or to another court of competent jurisdiction. After receipt of an application and after giving any notice it considers necessary, the court shall:

    (1) Order indemnification or advance for expenses if it determines that the director is entitled to indemnification under this part; or

    (2) Order indemnification or advance for expenses if it determines, in view of all the relevant circumstances, that it is fair and reasonable to indemnify the director or to advance expenses to the director, even if the director has not met the relevant standard of conduct set fort in subsections (a) and (b) of Code Section 14-2-851, failed to comply with Code Section 14-2-853, or was adjudged liable in a proceeding referred to in paragraph (1) or (2) of subsection (d) of Code Section 14-2-851, but if the director was adjudged so liable, the indemnification shall be limited to reasonable expenses incurred in connection with the proceeding.

  (b) If the court determines that the director is entitled to indemnification or advance for expenses under this part, it may also order the corporation to pay the director's reasonable expenses to obtain court-ordered indemnification or advance for expenses.

14-2-855. DETERMINATION AND AUTHORIZATION OF INDEMNIFICATION.

  (a) A corporation may not indemnify a director under Code Section 14-2-851 unless authorized thereunder and a determination has been made for a specific proceeding that indemnification of the director is permissible in the circumstances because he or she has met the relevant standard of conduct set forth in Code Section 14-2-851.

  (b) The determination shall be made:

    (1) If there are two or more disinterested directors, by the board of directors by a majority vote of all the disinterested directors (a majority of whom shall for such purpose constitute a quorum) or by a majority of the members of a committee of two or more disinterested directors appointed by such a vote;

    (2) By special legal counsel:

      (A) Selected in the manner prescribed in paragraph (1) of this subsection; or

      (B) If there are fewer than two disinterested directors, selected by the board of directors (in which selection directors who do not qualify as disinterested directors may participate); or

    (3) By the shareholders, but shares owned by or voted under the control of a director who at the time does not qualify as a disinterested director may not be voted on the determination.

  (c) Authorization of indemnification or an obligation to indemnify and evaluation as to reasonableness of expenses shall be made in the same manner as the determination that indemnification is permissible, except that if there are fewer than two disinterested directors or if the determination is made by special legal counsel, authorization of indemnification and evaluation as to reasonableness of expenses shall be made by those entitled under subparagraph
(b)(2)(B) of this Code section to select special legal counsel.

14-2-856. INDEMNIFICATION OF DIRECTORS.

  (a) If authorized by the articles of incorporation or a bylaw, contract, or resolution approved or ratified by the shareholders by a majority of the votes entitled to be cast, a corporation may indemnify or obligate itself to indemnify a director made a party to a proceeding including a proceeding brought by or in the right of the corporation, without regard to the limitations in other Code sections of this part, but shares owned or voted under the control of a director who at the time does not qualify as a disinterested director with respect to any existing or threatened proceeding that would be covered by the authorization may not be voted on the authorization.

  (b) The corporation shall not indemnify a director under this Code section for any liability incurred in a proceeding in which the director is adjudged liable to the corporation or is subjected to injunctive relief in favor of the corporation:

    (1) For any appropriation, in violation of the directors duties, of any business opportunity of the corporation;

    (2) For acts or omissions which involve intentional misconduct or a knowing violation of law;

    (3) For the types of liability set forth in Code Section 14-2-832; or

    (4) For any transaction from which he or she received an improper personal benefit.

  (c) Where approved or authorized in the manner described in subsection (a) of this Code section, a corporation may advance or reimburse expenses incurred in advance of final disposition of the proceeding only if:

    (1) The director furnishes the corporation a written affirmation of his good faith belief that his conduct does not constitute behavior of the kind described in subsection (b) of this Code section; and

    (2) The director furnishes the corporation a written undertaking, executed personally or on his behalf, to repay any advances if it is ultimately determined that he is not entitled to indemnification under this Code section.

14-2-857. INDEMNIFICATION OF OFFICERS, EMPLOYEES, AND AGENTS.

  (a) A corporation may indemnify and advance expenses under this part to an officer of the corporation who is a party to a proceeding because he or she is an officer of the corporation:

    (1) To the same extent as a director; and

    (2) If he or she is not a director, to such further extent as may be provided by the articles of incorporation, the bylaws, a resolution of the board of directors, or contract except for liability arising out of conduct that constitutes:

      (A) Appropriation, in violation of his or her duties, of any business opportunity of the corporation;

      (B) Acts or omissions which involve intentional misconduct or a knowing violation of law;

      (C) The types of liability set forth in Code Section 14-2-832; or

      (D) Receipt of an improper personal benefit.

  (b) The provisions of paragraph (2) of subsection (a) of this Code section shall apply to an officer who is also a director if the sole basis on which he or she is made a party to the proceeding is an act or omission solely as an officer.

  (c) An officer of a corporation who is not a director is entitled to mandatory indemnification under Code Section 14-2-852, and may apply to a court under Code Section 14-2-854 for indemnification or advances for expenses, in each case to the same extent to which a director may be entitled to indemnification or advances for expenses under those provisions.

  (d) A corporation may also indemnify and advance expenses to an employee or agent who is not a director to the extent, consistent with public policy, that may be provided by its articles of incorporation, bylaws, general or specific action of its board of directors, or contract.

14-2-858. INSURANCE.

  A corporation may purchase and maintain insurance on behalf of an individual who is a director, officer, employee, or agent of the corporation or who, while a director, officer, employee, or agent of the corporation, serves at the corporation's request as a director, officer, partner, trustee, employee, or agent of another domestic or foreign corporation, partnership, joint venture, trust, employee benefit plan, or other entity against liability asserted against or incurred by him or her in that capacity or arising from his or her status as a director, officer, employee, or agent, whether or not the corporation would have power to indemnify or advance expenses to him or her against the same liability under this part.

14-2-859. APPLICATION OF PART.

  (a) A corporation may, by a provision in its articles of incorporation or bylaws or in a resolution adopted or a contract approved by its board of directors or shareholders, obligate itself in advance of the act or omission giving rise to a proceeding to provide indemnification or advance funds to pay for or reimburse expenses consistent with this part. Any such obligatory provision shall be deemed to satisfy the requirements for authorization referred to in subsection (c) of Code Section 14-2-853 or subsection (c) of Code Section 14-2-855. Any such provision that obligates the corporation to provide indemnification to the fullest extent permitted by law shall be deemed to obligate the corporation to advance funds to pay for or reimburse expenses in accordance with Code Section 14-2-853 to the fullest extent permitted by law, unless the provision specifically provides otherwise.

  (b) Any provision pursuant to subsection (a) of this Code section shall not obligate the corporation to indemnify or advance expenses to a director of a predecessor of the corporation, pertaining to conduct with respect to the predecessor, unless otherwise specifically provided. Any provision for indemnification or advance for expenses in the articles of incorporation, bylaws, or a resolution of the board of directors or shareholders, partners, or, in the case of limited liability companies, members or managers of a predecessor of the corporation or other entity in a merger or in a contract to which the predecessor is a party, existing at the time the merger takes effect, shall be governed by paragraph (3) of subsection (a) of Code Section 14-2-1106.

  (c) A corporation may, by a provision in its articles of incorporation, limit any of the rights to indemnification or advance for expenses created by or pursuant to this part.

  (d) This part does not limit a corporation's power to pay or reimburse expenses incurred by a director or an officer in connection with his or her appearance as a witness in a proceeding at a time when he or she is not a party.

  (e) Except as expressly provided in Code Section 14-2-857, this part does not limit a corporation's power to indemnify, advance expenses to, or provide or maintain insurance on behalf of an employee or agent.

 Bylaw Authority

 ARTICLE VI OF DAN RIVER'S BYLAWS PROVIDES:

  INDEMNITY.

  Section 1. Mandatory Indemnification. The Corporation shall indemnify to the fullest extent permitted under the Georgia Business Corporation Code as it presently exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than said law permitted the Corporation to provide prior to such amendment), any individual made a party to a proceeding (as defined in the Georgia Business Corporation Code) because he or she is or was a director or officer against liability (as director, officer and liability are defined in the Georgia Business Corporation Code), incurred in the proceeding, if he or she acted in a manner he or she believed in good faith to be in or not opposed to the best interests of the Corporation and, in the case of any criminal proceeding, if he or she had no reasonable cause to believe his or her conduct was unlawful.

  Section 2. Permissive Indemnification. The Corporation shall have the power to indemnify to the fullest extent permitted by the Georgia Business Corporation Code, any individual made a party to a proceeding (as defined in the Georgia Business Corporation Code) because he or she is or was an employee or agent of the Corporation against liability (as defined in the Georgia Business Corporation Code), incurred in the proceeding, if he or she acted in a manner he or she believed in good faith to be in or not opposed to the best interests of the Corporation and, in the case of any criminal proceeding, if he or she had no reasonable cause to believe his or her conduct was unlawful.

  Section 3. Advances for Expenses. The Corporation shall pay for or reimburse the reasonable expenses incurred by a director or officer who is a party to a proceeding, and shall have the authority to pay for or reimburse the reasonable expenses of an employee or agent of the Company who is a party to a proceeding, in each case in advance of the final disposition of a proceeding if:

    (i) Such person furnishes the Corporation a written affirmation of his or her good faith belief that he or she has met the standard of conduct set forth in Section 1 or Section 2 above, as applicable; and

    (ii) Such person furnishes the Corporation a written undertaking, executed personally on his or her behalf to repay any advances if it is ultimately determined that he or she is not entitled to indemnification.

  The written undertaking required by paragraph (ii) above must be an unlimited general obligation of such person but need not be secured and may be accepted without reference to financial ability to make repayment.

  Section 4. Indemnification Not Exclusive. The right to indemnification and the payment of expenses incurred in defending a proceeding in advance of its final disposition conferred in this Article VI shall not be exclusive of any other right that any person may have or hereafter acquire under any statute, provision of the Restated and Amended Articles of Incorporation, provision of these Bylaws, agreement, vote of shareholders or disinterested directors or otherwise.

  Section 5. Amendment or Repeal. Any repeal or modification of the foregoing provisions of this Article VI shall not adversely affect any right or protection hereunder of any person in respect of any act or omission occurring prior to the time of such repeal or modification.

  For the undertaking with respect to indemnification, see Item 17 herein.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES

  None.

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

  (A) EXHIBITS

 EXHIBIT NUMBER DESCRIPTION OF EXHIBIT
 -------------- ----------------------
  1.1           Form of Underwriting Agreement relating to the Class A Common
                Stock.
  2.1           Plan and Agreement of Merger of Braelan Corp. with and into Dan
                River Inc.(1)
  2.2           Asset Purchase Agreement dated January 10, 1997 by and between
                Dan River Inc. and The New Cherokee Corporation.(2)
  2.3           First Amendment to Asset Purchase Agreement between Dan River
                Inc. and The New Cherokee Corporation dated as of February 2,
                1997.(2)
  3.1**         Amended and Restated Articles of Incorporation of Dan River
                Inc.
  3.2**         Bylaws of Dan River Inc.
  4.1           Form of Indenture between Dan River and Marine Midland Bank,
                N.A., as Trustee (including Form of Note).(3)
  4.2**         Specimen Stock Certificate.
  5.1**         Opinion and Consent of King & Spalding.
 10.1           Loan and Security Agreement, dated February 3, 1997 among Dan
                River Inc. and Fleet Capital Corporation.(4)
 10.4           Registration Rights Agreement, dated as of September 3, 1991, among Dan River Inc. and the Investors.(5)
 10.5**         Voting Agreement among Joseph L. Lanier, Jr., Richard L.
                Williams and Barry F. Shea
                and certain members of their families.
 10.7**         Employment Agreement, dated as of October 29, 1997, between Dan
                River Inc. and Joseph L. Lanier, Jr.
 10.8**         Employment Agreement, dated as of October 29, 1997, between Dan
                River Inc. and Richard L. Williams.
 10.9**         Employment Agreement, dated as October 29, 1997, between Dan
                River Inc. and Barry F. Shea.
 10.10          Form of Post-employment Letter Agreement between Dan River Inc.
                and certain of its officers.(5)
 10.12          Post-employment Letter Agreement between Dan River Inc. and
                Gregory R. Boozer.(6)
 10.13          Post-employment Letter Agreement between Dan River Inc. and
                Harry L. Goodrich.(7)
 10.14          Dan River Inc. Amended and Restated Stock Option Plan and form of Option Agreement in effect prior to December 30, 1994.(5)
 10.14.1        Dan River Inc. Amended and Restated Stock Option Plan and form of Option Agreement, as amended as of December 30, 1994.(6)
 10.15          Dan River Management Incentive Plan.(5)
 10.16**        Form of Dan River Inc. 1997 Stock Incentive Plan.
 10.19**        Form of Dan River Inc. 1997 Stock Plan for Outside Directors.
 10.21          Equipment Lease Agreement No. 2891-0, dated as of December 29,
                1989, as amended, between MDFC Equipment Leasing Corporation and Dan River Inc.(5)
 21.1           List of Subsidiaries.(5)
 23.1           Consent of Ernst & Young LLP.
 23.2           Consent of Pugh & Company, P.C.
 23.3**         Consent of King & Spalding (included in Exhibit 5.1).
 99.1**         Directed Share Program materials (excluding Prospectus).

--------
** Previously filed.
(1) Exhibit 2.1 incorporated by reference to corresponding exhibit number in Dan River's Report on Form 10-K (No. 33-70442) for the fiscal year ended December 30, 1995.
(2) Exhibit Nos. 2.2 and 2.3 incorporated by reference to Exhibit Nos. 2.1 and
    2.2 in Dan River's Current Report on form 8-K (No. 33-70442) dated February 3, 1997.
(3) Exhibit 4.1 incorporated by reference to exhibit 4 in Dan River's Report on Form 10-K (No. 33-70442) for the fiscal year ended January 1, 1994.
(4) Exhibit 10.1 incorporated by reference to corresponding exhibit number in Dan River's Report on Form 10-K (No. 33-70442) for the fiscal year ended December 28, 1996.

(5) Incorporated by reference to corresponding exhibit number in Dan River's Registration Statement on Form S-1 (No. 33-70442) filed on October 15, 1993.
(6) Exhibit Nos. 10.12 and 10.14.1 incorporated by reference to corresponding exhibit numbers in Dan River's Report on Form 10-K (No. 33-70442) for the fiscal year ended December 31, 1994.
(7) Exhibit No. 10.13 incorporated by reference to exhibit number 10.12 in the Registration Statement on Form S-1 (No. 33-70442) filed on October 15, 1993.

  (B)  FINANCIAL STATEMENT SCHEDULES:

      Schedule II--Valuation and Qualifying Accounts

ITEM 17. UNDERTAKINGS

  Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended (the "Act"), may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

  The undersigned Registrant hereby undertakes that:

    (1) For purposes of determining any liability under the Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Act shall be deemed to be part of this registration statement as of the time it was declared effective.

    (2) For the purpose of determining any liability under the Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                  SIGNATURES

  Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this Amendment to its Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Danville, State of Virginia on November 19, 1997.

                                          DAN RIVER INC.

                                                 /s/ Joseph L. Lanier, Jr.
                                          By: _________________________________
                                                   Joseph L. Lanier, Jr.
                                               Chairman and Chief Executive
                                                          Officer

  PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, AS AMENDED, THIS AMENDMENT TO REGISTRATION STATEMENT HAS BEEN SIGNED BY THE FOLLOWING PERSONS IN THE CAPACITIES AND ON THE DATES INDICATED:

              SIGNATURE                        TITLE                 DATE

      /s/ Joseph L. Lanier, Jr.        Chairman of the
-------------------------------------   Board, Chief             November 19,
        JOSEPH L. LANIER, JR.           Executive Officer         1997
                                        and Director

                  *                    Vice President-Chief
-------------------------------------   Financial Officer
            BARRY F. SHEA               (Principal
                                        Financial and
                                        Accounting Officer)

                  *                    President, Chief
-------------------------------------   Operating Officer
         RICHARD L. WILLIAMS            and Director

                  *                    Director
-------------------------------------
           EDWARD J. LILL

                  *                    Director
-------------------------------------
           JOHN F. MAYPOLE

     /s/ Joseph L. Lanier, Jr.

*By: ________________________________                            November 19,
        JOSEPH L. LANIER, JR.                                     1997
          ATTORNEY-IN-FACT

                                                                     SCHEDULE II

                                 DAN RIVER INC.
                       VALUATION AND QUALIFYING ACCOUNTS
     YEAR ENDED DECEMBER 31, 1994, DECEMBER 30, 1995 AND DECEMBER 28, 1996

                                       ADDITIONS
                                    ----------------
                         BALANCE AT CHARGED TO                      BALANCE AT
                         BEGINNING  COSTS AND                          END
                          OF YEAR    EXPENSES  OTHER    DEDUCTIONS   OF YEAR
                         ---------- ---------- -----    ----------  ----------
                                            (IN THOUSANDS)
Year ended December 31,
 1994
  Allowance for uncol-
   lectible accounts,      $6,340     7,557       21(A)   8,026(B)    5,892
   discounts and claims.   ------     -----    -----      -----       -----
    Totals..............   $6,340     7,557       21      8,026       5,892
                           ======     =====    =====      =====       =====
Year ended December 30,
 1995
  Allowance for uncol-
   lectible accounts,      $5,892     7,060       19(A)   7,831(B)    5,140
   discounts and claims.   ------     -----    -----      -----       -----
    Total...............   $5,892     7,060       19      7,831       5,140
                           ======     =====    =====      =====       =====
Year ended December 28,
 1996
  Allowance for uncol-
   lectible accounts,      $5,140     6,937      145      7,591(B)    4,631
   discounts and claims.   ------     -----    -----      -----       -----
    Totals..............   $5,140     6,937      145      7,591       4,631
                           ======     =====    =====      =====       =====

Notes:

(A) Recoveries of amounts previously written off.
(B) Includes writeoff of receivables and claims allowed.

                                      S-1